Exhibit 10.21.1

Execution Version

$50,000,000 REVOLVING LOAN

$80,000,000 TERM LOAN

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

CRIMSON MIDSTREAM OPERATING, LLC, and

CORRIDOR MOGAS, INC.,

as Borrowers,

THE GUARANTORS

from time to time party hereto,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender and Issuing Bank

February 4, 2021

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

i

EXHIBITS:

Exhibit A	‑	Form of Assignment and Acceptance
Exhibit B	‑	Form of Compliance Certificate
Exhibit C	‑	Form of Mortgage
Exhibit D-1	‑	Form of Revolving Note
Exhibit D-2	‑	Form of Term Note
Exhibit D-3	-	Form of Swingline Note
Exhibit E-1	‑	Form of Notice of Borrowing
Exhibit E-2	-	Form of Swingline Borrowing Notice
Exhibit F	‑	Form of Notice of Conversion or Continuation
Exhibit G-1	-	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit G-2	-	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit G-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit G-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)

SCHEDULES:

Schedule I	‑	Notice Information
Schedule II	‑	Commitments
Schedule 3.01(i)	-	Closing Date Funded Debt
Schedule 4.01	‑	Existence; Subsidiaries; Capitalization
Schedule 4.18	‑	Insurance
Schedule 4.19	‑	Hedge Contracts
Schedule 4.20	‑	Material Contracts
Schedule 4.23	‑	Indemnification Agreements
Schedule 6.08	‑	Affiliate Transactions
Schedule 6.15	‑	Permitted Regulated Subsidiary Guarantees

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of February 4, 2021 (this “Agreement”), is by and among Crimson Midstream Operating, LLC, a Delaware limited liability company (“Crimson Operating” and in its capacity as Borrower Representative pursuant to Section 2.19, “Borrower Representative”), and Corridor MoGas, Inc., a Delaware corporation (“MoGas”, and together with Crimson Operating, the “Borrowers”, and each, individually, a “Borrower”), Crimson Midstream Holdings, LLC, a Delaware limited liability company (“Holdings”),  MoGas Debt Holdco LLC, a Delaware limited liability company (“MoGas HoldCo”), MoGas Pipeline, LLC, a Delaware limited liability company (“MoGas Pipeline”), CorEnergy Pipeline Company, LLC, a Delaware limited liability company (“CorEnergy Pipeline”), United Property Systems, LLC, a Delaware limited liability company (“United Property”), Crimson Pipeline, LLC, a California limited liability company (“Crimson Pipeline”), Cardinal Pipeline, L.P., a California limited partnership (“Cardinal Pipeline”), the Lenders, Wells Fargo Bank, National Association (in its individual capacity, together with its successors, “Wells Fargo”), as Administrative Agent (as defined below) for such Lenders, Swingline Lender (as defined below) and Issuing Bank (as defined below), and the other parties from time to time party hereto.

RECITALS

WHEREAS, Crimson Operating, as borrower (the “Existing Borrower”), Crimson Pipeline, Cardinal Pipeline, Crescent Louisiana Pipeline, LLC, a Delaware limited liability company (“Crescent Louisiana”), Crescent Midstream, LLC, a Delaware limited liability company (“Crescent Midstream”), Crescent Jolliet, LLC, a Delaware limited liability company (“Crescent Jolliet”, together with Crescent Louisiana and Crescent Midstream, the “Gulf Entities”), Holdings (in such capacity, the “Existing Parent”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Existing Administrative Agent”) and the lenders and other parties thereto are party to that certain Credit Agreement, dated as of February 19, 2016 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”).

WHEREAS, the Existing Borrower has requested that the Existing Obligations be bifurcated to reflect the separation of certain operations and entities in the Gulf of Mexico (and the State of Louisiana) and the State of California, with (i) a portion of the Existing Obligations being allocated to the Borrowers and the Guarantors hereunder and (ii) a portion of the Existing Obligations being allocated to the Gulf Entities.

WHEREAS, in order to bifurcate the Existing Obligations, the Gulf Entities will become a party to that certain Amended and Restated Credit Agreement, dated as of even date herewith, by and among the Gulf Entities, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties thereto, which shall amend and restate that portion of the Existing Credit Agreement which relates to the rights and obligations of the Gulf Entities (the “Amended and Restated Gulf Credit Agreement”).

WHEREAS, each of JPMorgan Chase Bank, N.A., Capital One, National Association, The Bank of Nova Scotia, Cadence Bank, National Association, and Royal Bank of Canada desires to cease to be a Lender under this Agreement on the Closing Date (in such capacity, the “Exiting Lenders”, and each an “Exiting Lender”).

WHEREAS, in order to bifurcate the Existing Obligations, the Existing Borrower, the Existing Parent, and the Borrowers desire that the Existing Credit Agreement shall be amended and restated with this Agreement and a portion of the Existing Obligations shall continue as the Obligations hereunder.

WHEREAS, CGI Crimson Holdings, L.L.C., a Delaware limited liability company (“Carlyle”) has entered into that certain Membership Interest Purchase Agreement dated as of February 4, 2021, by and among CorEnergy Infrastructure Trust, Inc. (the “CorEnergy Purchaser”), Carlyle, Holdings, and John D. Grier (the “Purchase Agreement”) pursuant to which the CorEnergy Purchaser will acquire certain equity interests in Holdings (the “Crimson Acquisition”) on the Closing Date.

WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility and a term loan, and the Lenders have indicated their willingness to lend and the Issuing Bank has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Borrowers, the Guarantors, the Lenders, Issuing Bank, Administrative Agent and other parties from time to time party hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01        Certain Defined Terms.  As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings:

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Account Control Agreement” means an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent among the Administrative Agent, the applicable Loan Party and such other financial institution governing any deposit or securities accounts of such Loan Party.

“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) a majority of the Equity Interests of another Person, (b) material properties or assets of another Person or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Additional Lender” has the meaning specified in Section 2.17(b).

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the One-Month LIBOR in effect on such day plus 1%; provided that in no event shall the Adjusted Base Rate be less than 0%.  Any change in the Adjusted Base Rate due to a change in the Base Rate, Eurodollar Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Base Rate, Eurodollar Rate or the Federal Funds Rate.

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent pursuant to Article VIII, and any successor agent pursuant to Section 8.06.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by or acceptable to the Administrative Agent.

“Advance” means, collectively, a Revolving Advance or a Term Advance by a Lender to a Borrower.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.

“Agent Parties” has the meaning specified in Section 9.02(d)(ii).

“Aggregate Commitments” means, collectively, the Aggregate Revolving Commitments and the Aggregate Term Commitments. The Aggregate Commitments as of the Closing Date are $130,000,000.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The Aggregate Revolving Commitments as of the Closing Date are $50,000,000.

“Aggregate Term Commitments” means the Term Commitments of all the Lenders.  The Aggregate Term Commitments as of the Closing Date, immediately prior to the funding of the initial Term Advances on the Closing Date, are $80,000,000.

“Agreement” has the meaning specified in the Preamble.

“Amended and Restated Gulf Credit Agreement” has the meaning specified in the Recitals.

“Annualized Consolidated Debt Service Expense” means, for the purposes of calculating the financial ratio set forth in Section 6.14 for each Rolling Period ending on June 30, 2021, September 30, 2021 or December 31, 2021, the Consolidated Parties’ Consolidated Debt Service Expense multiplied by the factor determined for such Rolling Period in accordance with the table below:

Rolling Period Ending	Factor
June 30, 2021	4
September 30, 2021	2
December 31, 2021	4/3

“Annualized Consolidated EBITDA” means, for the purposes of calculating the financial ratios set forth in Section 6.13 and Section 6.14 for each Rolling Period ending on June 30, 2021, September 30, 2021 or December 31, 2021, the Consolidated Parties’ Consolidated EBITDA (without giving effect to any (a) Cure Amount received by the Borrowers or any Restricted Subsidiary during such period or (b) Material Project Consolidated EBITDA Adjustment) multiplied by the factor determined for such Rolling Period in accordance with the table below:

Rolling Period Ending	Factor
June 30, 2021	4
September 30, 2021	2
December 31, 2021	4/3

plus any (i) Cure Amount that has been received by the Borrowers or any Restricted Subsidiary during such period and (ii) Material Project Consolidated EBITDA Adjustment for such period.

“Anti-Terrorism Laws” has the meaning specified in Section 4.26(a).

“Applicable Margin” means the applicable percentage per annum set forth below for the relevant type of Advance or for a commitment fee, as applicable, determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

Applicable Margin
Pricing Level	Total Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate (Swingline Loans)	Commitment Fee
1	<1.00:1	3.25%	2.25%	0.50%
2	≥ 1.00:1 but < 1.50:1	3.50%	2.50%	0.50%
3	≥ 1.50:1 but < 2.00:1	3.75%	2.75%	0.50%
4	≥ 2.00:1 but < 2.50:1	4.00%	3.00%	0.50%
5	≥ 2.50:1	4.50%	3.50%	0.50%

provided that the Applicable Margin shall be based on Pricing Level 5 from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.01(c) for the fiscal quarter ending March 31, 2021.  Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.  In the event that any financial statement and Compliance Certificate delivered pursuant to Section 5.01(c) is shown to be inaccurate on or prior to the date on which the Obligations have been repaid in full and the Commitments terminated, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower Representative shall immediately deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period and determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.10.  The preceding sentence is in addition to rights of the Administrative Agent and Lenders with respect to Section 2.08(c) and Section 7.01 and other of their respective rights under this Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner.

“Asset Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance or other disposition of any Property of any Loan Party or Restricted Subsidiary or to any other Person that is not a Loan Party or Restricted Subsidiary whether in one transaction or a series of related transactions; provided that when used herein with respect to a mandatory prepayment, the value of the assets subject thereto shall be $1,500,000 or more.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent in its sole discretion.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation or other Off-Balance Sheet Liability, the capitalized amount of the remaining lease or similar payments under the relevant lease or other document that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease or debt.

“Available Revolving Commitment Amount” means, with respect to a Lender at any time, (a) such Lender’s Pro Rata Share of the Aggregate Revolving Commitments then in effect minus (b) the sum of (i) the aggregate outstanding principal amount of all Revolving Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time plus (iii) such Lender’s participations in Swingline Obligations.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Service Provider” means any Lender or Affiliate of a Lender that provides Banking Services to any Loan Party.

“Banking Services” means each and any of the following bank services:  (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Loan Party owing to Banking Service Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Base Rate” means for any day a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by the Administrative Agent as its “prime rate”, whether or not any Borrower has notice thereof.

The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance which bears interest at a rate determined by reference to the Adjusted Base Rate.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(c)(i).

“Benchmark Replacement” means, for any Available Tenor,

(a)        with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)        the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided, that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that the Borrower has a Hedge Contract in place with respect to any of the Advances as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (a)(1) for such Benchmark Transition Event or Early Opt-in Election, as applicable;

(2)         the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)         the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b)         with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)        for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)        the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)        the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark; \

(2)      for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available

Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the currency applicable to such Benchmark; and

(3)       for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if such then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.18(c)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Adjusted Base Rate” or “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)        in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)       in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower Representative pursuant to Section 2.18(c)(i)(B); or

(4)         in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

 (3)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate”  means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

 “Borrower” has the meaning specified in the Preamble.

“Borrower Materials” means all Information and documentation related to the Loan Parties and their respective Subsidiaries provided to the Lenders by the Agent Parties.

“Borrower Representative” has the meaning assigned to such term in the Preamble.

“Borrowing” means a borrowing consisting of Advances made on the same Business Day by the Lenders pursuant to Section 2.01(a) or 2.01(b), and, in the case of Eurodollar Rate Advances, as to which a single Interest Period is in effect.

“Business” means the ownership, operation, development and acquisition of crude oil and Hydrocarbons logistics assets and such other business engaged in or operations conducted by the Loan Parties and the Subsidiaries from time to time.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

“Byron” means Byron Energy Inc., a Delaware corporation.

“Byron Loan Documents” means (i) the Byron Note, and (ii) the material “Loan Documents” under and as defined in the Byron Note, in each case, certified as being correct and complete and in form and substance reasonably satisfactory to the Administrative Agent under the Existing Credit Agreement.

“Byron Note” means that certain Amended and Restated Secured Promissory Note effective as of June 5, 2020 in the aggregate principal amount of $18,500,000, among Byron, as borrower, Byron Energy Limited, an Australian public company, as parent, and Crimson Operating, as holder.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which, in accordance with GAAP, has been or is required to be capitalized for financial reporting purposes on the balance sheet of such Person.

“Cardinal Pipeline” has the meaning specified in the Preamble.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) cash; (b) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than one year from the date of acquisition; (c) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than one year, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (d) commercial paper of an issuer rated at least A 1 by Standard & Poor’s Corporation or P 1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three (3) months; (e) money market funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (b) through (d); and (f) stock and other marketable securities that can be readily liquidated on a public market.

“CEA Swap Obligation” means, with respect to any Loan Party other than the Borrowers, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any Legal Requirement, (b) any change in any Legal Requirement or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)         Holdings ceases to own and control, directly or indirectly, 100% of the Equity Interests of Crimson Operating, free and clear of all Liens other than those securing the Obligations,

(b)        Crimson Operating ceases to own 100% of the Equity Interests of Crimson Pipeline, directly or indirectly, free and clear of all Liens other than those securing the Obligations,

(c)       Crimson Operating and Crimson Pipeline together, directly or indirectly, cease to own 100% of the Equity Interests of Crimson California, Cardinal Pipeline and SPB, free and clear of all Liens other than those securing the Obligations,

(d)        at any time prior to the Second Closing, CorEnergy and the Grier Members either individually or collectively, cease to own, directly or indirectly, 100% of the Equity Interests of Holdings, free and clear of all Liens other than those securing the Obligations,

(e)         at any time prior to the Second Closing, CorEnergy ceases to own, directly or indirectly, 100% of the Equity Interests in each of Corridor MoGas, Inc. and MoGas Pipeline,

(f)         at any time prior to the Second Closing, CorEnergy ceases to own, directly or indirectly, 100% of the Equity Interests in MoGas HoldCo,

(g)         at any time after the Second Closing, CorEnergy ceases to own, directly or indirectly, at least 50.1% of the Equity Interests of Holdings, free and clear of all Liens other than those securing the Obligations, or

(h)        at any time after the Second Closing, Crimson Operating ceases to own, directly or indirectly, 100% of the Equity Interests of any CORR Contributed Entity, free and clear of all Liens other than those securing the Obligations.

“Closing Date” means February 4, 2021.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means (a) all “Collateral” and “Pledged Collateral” (as defined in each of the Mortgages, the Security Agreement, and the Pledge Agreement, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Loan Parties’ Deposit Accounts other than Excluded Accounts.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means, collectively, the Revolving Commitment and Term Commitment of each Lender.

“Commitment Increase Effective Date” has the meaning specified in Section 2.17(d).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Financial Officer of the Borrower Representative.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, as of any date of determination, for any Person, the sum of the Debt of such Person and its Restricted Subsidiaries calculated on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Debt Service Expense” means, for any period for any Person and its Restricted Subsidiaries calculated on a consolidated basis for such period, without duplication, the sum of, (a) all interest, premium payments, debt discount, fees, charges and related expenses of such Person and its Restricted Subsidiaries in connection with Debt (including capitalized interest and amortization of debt discount) to the extent treated as interest in accordance with GAAP, (b) all mandatory or scheduled principal payments in connection with any Debt (including, without limitation, mandatory or scheduled principal payments on the Term Advances), and (c) the portion of rent expense of such Person and its Restricted Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP; provided that, solely for purposes of calculating the Debt Service Coverage Ratio for compliance with Section 6.14, the calculation of Consolidated Debt Service Expense shall exclude all payments or other expenses with respect to Permitted Intercompany Debt.

“Consolidated EBITDA” means, for any period for any Person, without duplication, the sum of the following for such Person and its Restricted Subsidiaries on a consolidated basis, each calculated for such period:  (a) Consolidated Net Income for such period of determination plus (b) to the extent deducted in determining Consolidated Net Income, Consolidated Debt Service Expense, charges against income for foreign, federal, state, and local taxes, depreciation, amortization and depletion expense and other extraordinary or non-recurring losses or expenses (whether cash or noncash items) in such period minus (c) to the extent included in determining Consolidated Net Income, Federal, state, local and foreign income tax credits of such Person and its Restricted Subsidiaries for such period, extraordinary or non-recurring revenue or gains (whether cash or noncash items) in such period and all noncash income added to Consolidated Net Income plus (d) any Material Project Consolidated EBITDA Adjustments.  Consolidated EBITDA shall be calculated after giving effect, on a pro forma basis in accordance with GAAP or such other method of adjustment reasonably satisfactory to the Administrative Agent for the applicable Rolling Period, (x) to any Permitted Acquisition or Permitted Investment in excess of $5,000,000, as if such Permitted Acquisition or Permitted Investment occurred on the first day of such period and (y) to any Asset Disposition (in one transaction or a series of transactions) in excess of $5,000,000 during such period, as if such Asset Disposition occurred on the first day of such period, and such pro forma adjustments shall be subject to the consent of the Administrative Agent in its reasonable discretion.  Consolidated EBITDA shall exclude any income (or loss) for any period of any Person that is not a Consolidated Party, except that any Borrower’s equity in the Consolidated EBITDA (calculated for this purpose only in respect of any Unrestricted Subsidiary and its consolidated Subsidiaries) of any such Person shall be included in Consolidated EBITDA for the applicable fiscal quarter up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary during the period commencing on the first day of such fiscal quarter and continuing through the last day of such fiscal quarter (but in any circumstance, no greater than such Borrower’s proportional equity in the Consolidated EBITDA of such Unrestricted Subsidiary) to such Consolidated Party as a dividend or other distribution (regardless of whether such dividend or other distribution may then be re-contributed to the distributing Unrestricted Subsidiary to pay for capital expenditures, operating expenditures, maintenance, and/or other bona fide expenses) and in the case of a dividend or other distribution to a Restricted Subsidiary, only to the extent such Restricted Subsidiary is not precluded from further distributing such amount to the applicable Borrower as described in the definition of Consolidated Net Income.

Consolidated EBITDA may include, at the applicable Borrower’s option, any Material Project Consolidated EBITDA Adjustments, as provided below.  As used herein, a “Material Project Consolidated EBITDA Adjustment” means, with respect to each Material Project of any Consolidated Party:

(x)         prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Consolidated Parties with respect to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on fee based contracts satisfactory to the Administrative Agent, in each case, relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the applicable Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter during which construction of the Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Consolidated Parties attributable to such Material Project calculated, if applicable, on an annualized basis pursuant to the definition of “Annualized Consolidated EBITDA”); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer):  (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days, but more than 270 days, 50%, and (iv) longer than 270 days, 100%;

(y)         beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Consolidated Parties attributable to such Material Project (determined in the same manner as set forth in clause (x) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the applicable Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA of the Consolidated Parties attributable to such Material Project following such Commercial Operation Date calculated, if applicable, on an annualized basis pursuant to the definition of “Annualized Consolidated EBITDA”); and

(z)         Notwithstanding the foregoing: (a) no such additions shall be allowed with respect to any Material Project unless:  (i) not later than 30 days or such lesser number of days as may be agreed to by the Administrative Agent in its sole discretion prior to the delivery of any Compliance Certificate required by Section 5.01(c), to the extent Material Project Consolidated EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.13, the Borrower Representative shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Consolidated Parties attributable to such Material Project, and (ii) prior to the date such Compliance Certificate is required to be delivered, the Administrative Agent shall have approved such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (b) the aggregate amount of all Material Project Consolidated EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Consolidated Parties for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project Consolidated EBITDA Adjustments).

“Consolidated Net Income” means, for any period for any Person, the net income of such Person and its Restricted Subsidiaries calculated on a consolidated basis for such period, as determined in accordance with GAAP; provided that Consolidated Net Income shall exclude the net income of any Restricted Subsidiary during the relevant period to the extent that the declaration or payment of dividends or similar distributions by such

Restricted Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or law applicable to such Restricted Subsidiary during such period, except that a Borrower’s equity in any net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income.

“Consolidated Parties” means, collectively, the Borrowers and their Restricted Subsidiaries.

“Continue,”  “Continuation” and “Continued” each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

“Control,”  “controlled by” or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

“CorEnergy” means CorEnergy Infrastructure Trust, Inc., a Maryland corporation.

“CorEnergy Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement dated as of July 8, 2015 among CorEnergy, each guarantor from time to time party thereto, each lender from time to time party thereto, Regions Bank, as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents, and Regions Capital Markets, a division of Regions Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners.

“CorEnergy Pipeline” has the meaning specified in the Preamble.

“CORR Contributed Entity” means each of MoGas HoldCo, Mowood, LLC, a Delaware limited liability company, Omega Pipeline Company, LLC, a Delaware limited liability company, MoGas, CorEnergy Pipeline, MoGas Pipeline, United Property, Corridor Public Holdings, Inc. a Delaware corporation, Corridor Private Holdings, Inc., a Delaware corporation, CorEnergy BBWS, Inc., a Delaware corporation, and Omega Gas Marketing, LLC, a Delaware limited liability company.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”  means any of the following:  (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.20.

“CPUC” means the California Public Utilities Commission and any successor Governmental Authority thereto.

“Credit Agreement Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by any Loan Party to the Administrative Agent, the Swingline Lender, the Issuing Bank or the Lenders under the Loan Documents, including without limitation, amounts payable pursuant to and in accordance with Section 2.17, the Swingline Obligations and Letter of Credit Obligations.

“Credit Extensions” means (a) an Advance made by any Lender, (b) a Swingline Loan made by the Swingline Lender and (c) the issuance, increase or extension of any Letter of Credit by the Issuing Bank.

“Crimson Acquisition” has the meaning specified in the Recitals.

“Crimson California” means Crimson California Pipeline, L.P., a California limited partnership.

“Crimson Gulf” has the meaning specified in the Recitals.

“Crimson Jolliet” has the meaning specified in the Recitals.

“Crimson Louisiana” has the meaning specified in the Recitals.

“Crimson Operating” has the meaning specified in the Preamble.

“Crimson Pipeline” has the meaning specified in the Preamble.

“Cure Amount” has the meaning specified in Section 7.07(a).

“Cure Deadline” has the meaning specified in Section 7.07(a).

“Cure Right” has the meaning specified in Section 7.07(a).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant

Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” for any Person, means, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations of such Person for borrowed money;

(b)         all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)         all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable and accrued obligations in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable or accrued obligation was created);

(d)         Capital Leases;

(e)         all obligations of such Person in respect of letters of credit,

(f)         all obligations of such Person in respect of bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable, in each case, to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP;

(g)         Off-Balance Sheet Liabilities;

(h)         obligations of such Person in respect of redeemable preferred stock or other preferred Equity Interest of such Person;

(i)        all Guarantees of such Person in respect of any of the foregoing (including indebtedness arising under conditional sales or other title retention agreements); and

(j)         indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above secured by any Lien on or in respect of any Property of such Person (including indebtedness arising under conditional sales or other title retention agreements).

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any Capital Lease or Off-Balance Sheet Liability as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter, (a) Consolidated EBITDA of the Consolidated Parties for the Rolling Period ending on such day (or, in the case of the fiscal quarters ending on June 30, 2021, September 30, 2021 and December 31, 2021, Annualized Consolidated EBITDA of the Consolidated Parties for the Rolling Period ending on such day) (excluding any pro forma adjustments to Consolidated EBITDA as a result of any Permitted Acquisition (but, in any case, including the actual Consolidated EBITDA of the Consolidated Parties acquired in connection with any Permitted Acquisition during any period, from the date of the consummation of the Permitted Acquisition to the end of the applicable measurement period)) to (b) Consolidated Debt Service Expense of the Consolidated Parties for the Rolling Period ending on such day (or, in the case of the fiscal quarters ending on June 30, 2021, September 30, 2021 and December 31, 2021, Annualized Consolidated Debt Service Expense of the Consolidated Parties for the Rolling Period ending on such day).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than fees payable pursuant to Section 2.07(b), an interest rate equal to (i) the Adjusted Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Advances plus (iii) two percent (2%) per annum; provided, however, that with respect to Eurodollar Rate Advances, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Advance plus two percent (2%) per annum and (b) when used with respect to fees payable pursuant to Section 2.07(b), a rate equal to the Applicable Margin then in effect for Eurodollar Rate Advances plus two percent (2%) per annum.

“Default Right”  has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that

(a)        has failed to (i) fund all or any portion of its Advances, participations in Swingline Loans or participations in Letter of Credit Obligations within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due,

(b)        has notified the Borrower Representative, the Administrative Agent, the Swingline Lender or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)         has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative), or

(d)        has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or become the subject of a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower Representative, the Swingline Lender, the Issuing Bank and each Lender.

“Deposit Account” shall have the meaning given to the term in the UCC.

“Distributable Free Cash Flow Amount” means, as of any date of determination, the amount equal to the remainder of (a) Free Cash Flow for the Rolling Period ending as of the last day of the fiscal quarter most recently ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (such date, a “Reporting Date”), minus (b) Restricted Payments made by the Consolidated Parties in cash during such Rolling Period (other than those made in reliance on Section 6.05(a)).

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)         a notification by the Administrative Agent to (or the request by the Borrower Representative to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)        the joint election by the Administrative Agent and the Borrower Representative to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

 “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied, which date shall not be later than  February 4, 2021.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.06(b)(iii)).

“EmployerCo Contribution” has the meaning assigned to such term in Section 5.18(b).

“Environmental Claim” means any allegation, notice of violation, action, lawsuit, claim, demand, judgment, order or proceeding by any Governmental Authority for liability or damage, including, without limitation, personal injury, property damage, contribution, indemnity, direct or consequential damages, damage to the environment, nuisance, pollution, or contamination, or for fines, penalties, fees, costs, expenses or restrictions arising under or otherwise related to an obligation under Environmental Law.

“Environmental Law” means all applicable former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by a Borrower or any ERISA Affiliate of a notification that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 305 of ERISA, or insolvent, within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Base Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.18(c),

(a)         for any interest rate calculation with respect to a Eurodollar Rate Advance, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate is not so published then the “Eurodollar Base Rate” shall be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and

(b)        in determining the Eurodollar Base Rate for purposes of the “One-Month LIBOR”, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day.  If, for any reason, such rate is not so published then the “One-Month LIBOR” for such Advance shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of the Eurodollar Base Rate shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, (x) in no event shall the Eurodollar Base Rate (including any Benchmark Replacement with respect thereto) be less than 0% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.18(c), in the event that a Benchmark Replacement with respect to the Eurodollar Base Rate is implemented then all references herein to the Eurodollar Base Rate shall be deemed references to such Benchmark Replacement

“Eurodollar Rate” means for purposes of determining the rate applicable for any Interest Period with respect to any Eurodollar Rate Advance and for purposes of determining the Adjusted Base Rate, a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

“Eurodollar Rate Advance” means an Advance which bears interest based on the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 7.01.

“Event of Loss” means (a) any loss, destruction or damage to or of or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation, or requisition of the use, of any assets of any Loan Party or Restricted Subsidiary; provided that, with respect to any such Event of Loss, the insured value of the assets subject thereto shall be $2,500,000 or more.

“Excess Cash” means all Cash Equivalents and Liquid Investments of the Loan Parties to the extent that the aggregate amount thereof exceeds $20,000,000 at any time.

“Excluded Accounts” means any deposit accounts that are payroll, employee benefit and similar trust accounts and any other trust accounts pursuant to which any Loan Party receives deposits on behalf of third parties.

“Excluded Swap Obligations” means, with respect to any Loan Party other than the Borrowers, any CEA Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such CEA Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning specified in Section 4.26(a).

“Existing Borrower” has the meaning set forth in the Recitals.

“Existing Credit Agreement” has the meaning set forth in the Recitals.

“Existing Loan Documents” has the meaning given to the term “Loan Documents” in the Existing Credit Agreement.

“Existing Obligations” has the meaning given to the term “Obligations” in the Existing Credit Agreement.

“Existing Parent” has the meaning set forth in the Recitals.

“Existing Security Instruments” has the meaning given to the term “Security Instruments” in the Existing Credit Agreement.

“Exiting Lender” has the meaning set forth in the Recitals.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Extended PLA Volume Change” means any change(s) that are projected to cause a reduction in the pipeline loss allowance volumes of the Borrowers, their Restricted Subsidiaries and any Regulated Subsidiaries that will extend for a period longer than one hundred twenty (120) days.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Rate be less than 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain Engagement Letter agreement dated as of November 2 2020 among Holdings, MoGas, and Wells Fargo Securities, LLC, as amended on December 30, 2020.

“Financial Covenants” means the covenants of the Borrowers set forth in Sections 6.13 and 6.14.

“Financial Officer” for any Person means the chief financial officer, treasurer or senior financial officer of such Person, as applicable.

“Financial Statements” means the financial statements required to be delivered pursuant to Sections 5.01(a) and (b).

“Flood Insurance Laws” shall have the meaning assigned to such term in Section 5.04(c).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Foreign Lender” means any Lender that is resident in, or organized under the laws of, a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Cash Flow” means, with respect to the Consolidated Parties, for any Rolling Period, the result of Consolidated EBITDA of the Consolidated Parties for the Rolling Period ending on such day, minus maintenance capital expenditures incurred by the Consolidated Parties during such Rolling Period, minus the sum, in each case without duplication, of the following amounts to the extent added back in the calculation of Consolidated EBITDA for such Rolling Period:

(a)         operating expenses of the Consolidated Parties in the ordinary course of business (to the extent not capitalized);

(b)         Taxes paid in cash;

(c)        regularly scheduled principal payments made by the Consolidated Parties during such Rolling Period in respect of any Debt (including the Term Advances) that may not be reborrowed pursuant to the terms of such Debt;

(d)         consolidated cash interest expense of the Consolidated Parties for such Rolling Period; and

(e)         to the extent not included in the foregoing and added back in the calculation of Consolidated EBITDA for such Rolling Period, any other cash charge that reduces the earnings of the Consolidated Parties.

 “Free Cash Flow Usage Certificate” means a certificate of a Responsible Officer of the Borrower Representative in form and detail reasonably satisfactory to the Administrative Agent, certifying as to (and specifying in reasonable detail) (a) the amount of Free Cash Flow as of the most recent Reporting Date, (b) the aggregate amount of all Restricted Payments made in reliance on Section 6.05(h) during the period commencing after such Reporting Date and continuing through the time such certificate is delivered, and (c) the Distributable Free Cash Flow Amount being greater than or equal to $0 after giving effect to the Restricted Payment to be made with the delivery of such certificate.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grier Members” has the meaning set forth in the Purchase Agreement.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) Holdings, (b) MoGas HoldCo, (c) each Restricted Subsidiary existing on the Closing Date, and (d) each Restricted Subsidiary or other Person that executes a Guaranty Agreement from time to time pursuant to Section 5.11; provided that each Regulated Subsidiary that is a Restricted Subsidiary shall only be required to become a Guarantor to the extent such Regulated Subsidiary (i) is not prohibited under applicable law by the CPUC or any other applicable regulatory authority from becoming a Guarantor or a Loan Party hereunder or (ii) has obtained the express written approval of the CPUC or such other applicable regulatory authority.

“Guaranty Agreement” means an Amended and Restated Guaranty Agreement in form and substance satisfactory to the Administrative Agent.

“Gulf Entities” has the meaning set forth in the Recitals.

“Hazardous Material” means (a) any petroleum products or byproducts and all other Hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HMT” has the meaning specified in Section 4.26(b).

“Holdings” has the meaning specified in the Preamble.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by‑products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Immaterial Consents” means certain consents, approvals and authorizations for collateral assignment of Pipeline Systems, contracts and instruments to the Administrative Agent, other than those consents, approvals and authorizations related to Material Contracts.

“Incremental Term Advances” means all Term Advances made by a Lender pursuant to Section 2.17(f).

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.05.

“Information” has the meaning specified in Section 9.07.

“Initial Financial Statements” means the (a) pro forma unaudited consolidated statements of income or operations, balance sheets, statements of retained earnings and cash flows of the Borrowers, in each case, for the fiscal year ended December 31, 2019, and (b) pro forma unaudited consolidated statements of income or operations, balance sheets, statements of retained earnings and cash flows of the Borrowers, in each case, for the fiscal quarter ended September 30, 2020.

“Installment Date” has the meaning specified in Section 2.04(c)(v).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower Representative pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower Representative pursuant to the provisions below and Section 2.02.  The duration of each such Interest Period shall be one, two, three, six or twelve months, so long as such periods are available to all Lenders, in each case as the Borrower Representative may select; provided, however, that:

(a)         the Borrower Representative may not select any Interest Period which ends after the Maturity Date;

(b)         Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)      any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means Wells Fargo, in its capacity as issuer of Letters of Credit hereunder and any successor issuing bank pursuant to Section 8.06.

“Legal Requirements” means, with respect to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lenders” means a party hereto that is (a) a lender listed on the signature pages of this Agreement on the Closing Date, (b) an Eligible Assignee that became a lender under this Agreement pursuant to Sections 2.14 or 9.06 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), or (c) an Additional Lender that becomes a Lender under this Agreement pursuant to Section 2.17.  Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“Letter of Credit” means, individually, any standby letter of credit issued by the Issuing Bank for the account of a Borrower in connection with the Commitments and that is subject to this Agreement, and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Application” means the Issuing Bank’s standard form letter of credit application for standby letters of credit that has been executed by the Borrower Representative and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of the Borrowers under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Letter of Credit Sublimit” means $10,000,000.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, lessor under a synthetic lease, lessor under a Capital Lease, or of a counterparty under a title retention agreement).

“Liquid Investments” means:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within one hundred eighty (180) days from the date of any acquisition thereof;

(b)         (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within one hundred eighty (180) days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrowers’ or any of their respective Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A‑1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P‑1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower Representative with the consent of the Required Lenders;

(c)         deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;

(d)      repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.; and

(e)         such other instruments (within the meaning of the UCC) as the Borrower Representative may request and the Administrative Agent may approve in writing.

“Liquidity” means, at any specified date, the sum of (a) the excess of (i) the Aggregate Revolving Commitments then in effect over (ii) the Outstanding Amount plus (b) without duplication, the aggregate amount of unrestricted cash, Liquid Investments and Cash Equivalents on hand of the Loan Parties on such date.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.01(c), the Letter of Credit Documents, the Security Instruments, the Fee Letter and each other agreement, instrument, or document executed by any Loan Party or any other Person at any time in connection with this Agreement; provided, however, that in no event shall any Hedge Contract or any agreement in respect of Banking Services Obligations constitute a Loan Document hereunder.

“Loan Parties” means each Borrower and each Guarantor, and “Loan Party” means any one of them.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Hedge Contract.”

“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Loan Parties in excess of $50,000,000.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the assets or properties, financial condition, or operations of the Borrowers and their Subsidiaries, taken as a whole, (b) the ability of any Loan Party or Subsidiary to carry out its Business as conducted on the Closing Date or as proposed at that date to be conducted, (c) the ability of any Loan Party to perform fully and on a timely basis its respective obligations under any of the Loan Documents to which it is a party, or (d) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Contract” means any arrangement, contract or other agreement of any Loan Party or Subsidiary, written or oral, relating to the purchase, transportation by pipeline, lease of pipeline capacity, processing, marketing, sale and supply of oil, natural gas and/or other Hydrocarbons (a) involving aggregate annual consideration payable to or by such Loan Party or Subsidiary of greater than or equal to $2,500,000  or (b) that could cause a Material Adverse Change in the event of its termination or impairment.

“Material Project” means the construction or expansion of any capital project of any Borrower or any Restricted Subsidiary, the aggregate capital cost of which exceeds, or is reasonably expected by the Borrowers to exceed, $10,000,000.

“Maturity Date” means February 4, 2024.

“Maximum Rate” means the maximum non-usurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Midstream I” means Crimson Midstream I Corporation, a Delaware corporation.

“Midstream Services” means Crimson Midstream Services, LLC, a Delaware limited liability company.

“Minimum Collateral Amount” means an amount equal to 105% of the Letter of Credit Exposure with respect to Letters of Credit issued and outstanding at such time.

“MoGas Credit Agreement” means that certain Revolving Credit Agreement dated as of November 24, 2014 among MoGas Pipeline and United Property, as co-borrowers, Corridor MoGas, Inc., as guarantor, each lender from time to time party thereto,

Regions Bank, as administrative agent, Bank of America, N.A., as syndication agent, and Regions Capital Markets, a division of Regions Bank, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners.

“MoGas” has the meaning specified in the Preamble.

“MoGas HoldCo” has the meaning specified in the Preamble.

“MoGas HoldCo Operating Agreement” means the Limited Liability Company Agreement of MoGas HoldCo, dated as of February 3, 2021.

“MoGas Pipeline” has the meaning specified in the Preamble.

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more of the Loan Parties in favor of the Administrative Agent for the ratable benefit of the Secured Parties in form and substance reasonably satisfactory to Administrative Agent, together with any and all supplements, assignments, amendments, and amendments and restatements thereto (or any agreement in substitution therefor), and “Mortgages” means all of such Mortgages collectively.

“Mowood Loan Agreement” means that certain Loan and Security Agreement, dated as of July 31, 2015, by and among Mowood, LLC, a Delaware limited liability company, Omega Pipeline Company, LLC, a Delaware limited liability company, as borrowers, and Regions Bank, as lender.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments as and when received by the Person making an Asset Disposition and insurance proceeds or condemnation awards (and payments in lieu thereof) received on account of an Event of Loss, net of:  (a) in the event of an Asset Disposition (i) the direct costs relating to such Asset Disposition, (ii) sale, use or other transaction Taxes incurred as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt (other than the Advances, Swingline Loans and Letter of Credit Obligations) secured by a Lien on the property which is the subject of such Asset Disposition, (iv) any amounts required to be deposited into escrow in connection with the closing of such Asset Disposition (until any such amounts are released therefrom to the Loan Party or Restricted Subsidiary), and (v) the amount of any reserve for adjustment in respect of the sale price of such asset or assets as determined in accordance with GAAP, and (b) in the event of an Event of Loss, (i) all of the costs and expenses incurred in connection with the collection of such proceeds, awards or other payments and (ii) any amounts retained by or paid to Persons having superior rights to such proceeds, awards or other payments.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means, collectively, a Revolving Note or a Term Note.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E-1 (with such changes thereto as may be agreed by the Administrative Agent) signed by a Responsible Officer of the Borrower Representative.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit F (with such changes thereto as may be agreed by the Administrative Agent) signed by a Responsible Officer of the Borrower Representative.

“Obligations” means, collectively, (a) Credit Agreement Obligations, (b) Swap Obligations and (c) Banking Services Obligations, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 4.26(b).

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of, or takes the place of, borrowing but which does not constitute a liability on the balance sheets of such Person, other than any lease that constitutes an operating lease.

“One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery of funds for a one (1) month period.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Outstanding Amount” (a) with respect to Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advances occurring on such date; (b) with respect to any Letter of Credit Obligations on any date, the amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of Letters of Credit occurring on such date and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date; and (c) with respect to any Swingline Obligations on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swingline Loans occurring on such date.

“Participant” has the meaning specified in Section 9.06(d).

“Participant Register” has the meaning specified in Section 9.06(d).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit, but excluding rights of way.

“Permitted Acquisitions” means Investments permitted under Section 6.06(k).

“Permitted Regulated Subsidiary Guarantees” means (a) the guarantees listed on Schedule 6.15 as of the Closing Date and (b) any guarantees made by any Loan Party of purchase or indemnity obligations of any Regulated Subsidiary provided that, in the case of each of clause (a) and (b) of this definition, (i) such guarantees are (or were) incurred in the ordinary course of business, none of which (individually or in the aggregate), if invoked or triggered, (x) would materially detract from the value or the use of the portion of the Pipeline Systems and Unencumbered Pipeline Systems covered thereby, or (y) could reasonably be expected to cause a Material Adverse Change, (ii) such guarantees are not guarantees of any Debt and (iii) any payments made by any Loan Party in respect of any such guarantees must comply with Section 6.06(n).

“Permitted Intercompany Debt” means that certain Second Amended and Restated Term Note dated February 4, 2021 made by Corridor MoGas, Inc. in favor of MoGas HoldCo (as successor by assignment to CorEnergy) in a principal amount not to exceed $84,085,023.

“Permitted Investments” means Investments permitted under Section 6.06.

“Permitted Liens” means the Liens permitted under Section 6.01.

“Permitted Tax Distributions” has the meaning specified in Section 6.05.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline Regulatory Agencies” means, collectively, the CPUC and any other Governmental Authorities having jurisdiction over or the right to regulate any Pipeline Systems or Unencumbered Pipeline Systems or any aspect of the business or ownership of any Pipeline System or Unencumbered Pipeline System, and any successor Governmental Authorities of any of the foregoing.

“Pipeline Systems” means (a) the Collateral (as defined in each Mortgage), and (b) any other gathering, transportation and/or distribution systems or pipelines directly or indirectly owned wholly or partially by the Loan Parties or any Restricted Subsidiary (other than any Regulated Subsidiary (except to the extent such Regulated Subsidiary (i) is not prohibited under applicable law by the CPUC or any other applicable regulatory authority from becoming a Guarantor or a Loan Party hereunder or (ii) has obtained the express written approval of the CPUC or such other applicable regulatory authority)).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 9.02(d).

“Pledge Agreement” means an Amended and Restated Pledge and Security Agreement in form and substance satisfactory to the Administrative Agent.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time subject to adjustment as provided in Section 2.15.  If the Aggregate Commitments have terminated or expired, then the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any subsequent assignments.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule II or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Projected PLA Volumes” has the meaning set forth in Section 5.01(h)(i).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Purchase Agreement” has the meaning specified in the Recitals.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”  has the meaning set forth in Section 9.20.

“Qualified ECP Guarantor” means, in respect of any CEA Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such CEA Swap Obligation or such other person (other than any Unrestricted Subsidiary) as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Investment” means expenditures incurred to acquire, maintain, upgrade or repair assets owned (or to be owned) by a Loan Party or Restricted Subsidiary of the same type as those subject to such Reinvestment Event or equipment, real property, or other fixed or capital assets owned (or to be owned) by and useful in the Business.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) the Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 9.06(c).

“Regulated Subsidiary” means (a) Crimson California, (b) SPB, (c) any Subsidiary wholly-owned by one or more Loan Parties of which pipeline assets are subject to the jurisdiction of, and regulation by, a Governmental Authority as public utility assets that, among other limitations, restrict the incurrence of Debt and grant of Liens and one hundred percent (100%) of the Equity Interests of which have been pledged to secure the Obligations and (d) any Subsidiary of a Regulated Subsidiary.  As of the Closing Date, Crimson California and SPB are the only Regulated Subsidiaries.

“Reimbursement Obligations” means all of the obligations of the Borrowers to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.06(d).

“Reinvestment Deferred Amount” means (a) with respect to an Event of Loss, the aggregate Net Proceeds received by the Loan Parties or Restricted Subsidiaries in connection with such Event of Loss that are duly specified in a Reinvestment Notice as not being required to be initially applied as set forth in Section 2.04(c)(i) as a result of the delivery of such Reinvestment Notice, and (b) with respect to an Asset Disposition, the aggregate Net Proceeds received by the Loan Parties or Restricted Subsidiaries in connection with such Asset Disposition that are duly specified in a Reinvestment Notice as not being required to be initially applied as set forth in Section 2.04(c)(i) as a result of the delivery of such Reinvestment Notice.

“Reinvestment Event” means any Asset Disposition or Event of Loss in respect of which the Borrower Representative has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by the Borrower Representative stating that no Default or Event of Default has occurred and is continuing and stating that the Borrowers intend and expect to use all or a specified portion of the Net Proceeds of a Reinvestment Event specified in such notice to make a Qualified Investment.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less the portion, if any, thereof expended prior to the relevant Reinvestment Prepayment Date to make a Qualified Investment.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date on which the Borrowers shall have determined not to make a Qualified Investment with all or any portion of the Net Proceeds of such Reinvestment Event.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Release” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Removal Effective Date” has the meaning specified in Section 8.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reporting Date” has the meaning assigned to such term in the definition of Distributable Free Cash Flow Amount.

“Required Lenders” means, as of any date of determination, (a) before the Aggregate Commitments terminate, Lenders holding greater than fifty percent (50%) of the then Aggregate Commitments and (b) thereafter, Lenders holding greater than fifty percent (50%) of the aggregate unpaid principal amount of the Advances and participation interests in the Letter of Credit Exposure at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Swingline Loans and Letter of Credit Exposure being deemed to be “held” by such Lender for purposes of this definition); provided that, the Commitment of, and the portion of the Advances, Swingline Loans and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all of the Lenders are Defaulting Lenders.  Notwithstanding the above, at any time there are fewer than three (3) Lenders party to this Agreement, Required Lenders means all Lenders party to this Agreement.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Vice President, (b) with respect to any Person that is a limited liability company, such Person’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Vice President, if applicable, or a manager or a Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, such Person’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Vice President, if applicable or a Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means: (a) the declaration or making by any Loan Party or Restricted Subsidiary of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in any Loan Party or Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any Loan Party or Restricted Subsidiary; (c) any payment or prepayment (scheduled or otherwise) of principal of, premium, if any, or interest on, any Subordinated Debt or Permitted Intercompany Debt; and (d) any payment, loan, contribution or other transfer of funds or property to any holder of Equity Interests of any Loan Party or Restricted Subsidiary, other than payment of salaries, bonuses and commissions to officers, directors and employees and directors’ fees and executive compensation and benefits, and reasonable overhead fees and charges, in each case, payable in the ordinary course of business.

“Restricted Subsidiary” means any Subsidiary of a Borrower that is not an Unrestricted Subsidiary.

“Returns” means any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

“Revolving Advance” means an advance by a Lender to a Borrower pursuant to Section 2.01(a) as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Advances to the Borrowers pursuant to Section 2.01(a), (b) purchase participations in Swingline Obligations pursuant to Section 2.16(c) and (c) purchase participations in Letter of Credit Obligations pursuant to Section 2.06(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth as the Revolving Commitment opposite such Lender’s name on Schedule II or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.03 or Article VII.

“Revolving Note” means a promissory note of the Borrowers payable to a Lender, in substantially the form of the attached Exhibit D-1, evidencing indebtedness of the Borrowers to such Lender resulting from Revolving Advances owing to such Lender.

“Rolling Period” means when used in reference to “Annualized Consolidated EBITDA”, “Consolidated EBITDA”, “Annualized Consolidated Debt Service Expense”, “Consolidated Debt Service Expense”, “Free Cash Flow” and “Distributable Free Cash Flow”, (i) for the fiscal quarters ending on June 30, 2021, September 30, 2021 and December 31, 2021, the applicable period commencing on April 1, 2021 and ending on the last day of such applicable fiscal quarter, and (ii) for any fiscal quarter ending on or after March 31, 2022, any period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“Sanctions” has the meaning specified in Section 4.26(b).

“Second Closing” means the consummation of the contribution by CorEnergy to Holdings, and the subsequent contribution by Holdings to Crimson Operating, of 100% of the issued and outstanding Equity Interests of each CORR Contributed Entity directly owned by CorEnergy.

“Secured Parties” means the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders, the Swap Counterparties, and the Banking Service Providers.

“Security Agreement” means the Amended and Restated Security Agreement in in form and substance satisfactory to the Administrative Agent, and each other document, instrument or agreement executed by any Loan Party in connection therewith in order to comply with the Legal Requirements of any jurisdiction other than the United States of America or any state thereof.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Pledge Agreement, (c) the Security Agreement, (d) each Guaranty Agreement, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreement, the Security Agreement, or the Mortgages by any of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, (f) each agreement, instrument or document executed in connection with the Cash Collateral by any of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, (g) each other agreement, instrument or document executed in favor of the Administrative Agent for the benefit of the Secured Parties at any time in connection with securing the Obligations, and (h) all supplements, assignments, amendments and restatements thereto.

“Security Termination” means the occurrence of each of the following:  (a) termination of the Commitments, (b) termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made), (c) termination of all Hedge Contracts with Swap Counterparties (other than Hedge Contracts as to which other arrangements satisfactory to the respective Swap Counterparty have been made), and (d) the payment in full in cash of all Obligations (other than (i) Banking Services Obligations with respect to which other arrangements satisfactory to the respective Banking Service Provider have been made and (ii) Swap Obligations with respect to which other arrangements satisfactory to the respective Swap Counterparty have been made).

“SFAS” means the Statement of Financial Accounting Standards issued by the Financial Accounting Standards Board.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPB” means San Pablo Bay Pipeline Company LLC, a Delaware limited liability company.

“Special Purpose Entity” means any Person that is subject to and in compliance with requirements that are the same as the requirements set forth in Section 10 and Schedule C, in each case, of the MoGas HoldCo Operating Agreement.

“Subject Lender” has the meaning specified in Section 2.14.

“Subordinated Debt” means any Debt of the Loan Parties or Restricted Subsidiaries which is subordinated to their respective obligations under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent and which is otherwise on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent and (c) any partnership (whether general or limited) or limited liability company (i) the sole general partner or member of which is such parent or a Subsidiary of such parent, or (ii) if there is more than a single general partner or member, either (A) the only managing general partners or managing members of which are such parent or one or more Subsidiaries of such parent (or any combination thereof) or (B) such parent owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Securities of such partnership or limited liability company, respectively.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Supported QFC” has the meaning set forth in Section 9.20.

“Swap Counterparty” means any counterparty to a Hedge Contract with a Loan Party or Subsidiary; provided that (a) such counterparty is a Lender or an Affiliate of a Lender at the time such Hedge Contract is entered into or (b) such counterparty is a Lender or an Affiliate of a Lender and such Hedge Contract(s) was in existence as of the Closing Date.  For the avoidance of doubt, “Swap Counterparty” shall not include any Participant of a Lender pursuant to Section 9.06(e) other than to the extent such Participant is otherwise a Lender or an Affiliate of a Lender.

“Swap Obligations” means the obligations of a Loan Party (including obligations in respect of Hedge Contracts entered into by a Loan Party with notional amounts based upon volumes, amounts or positions of any Regulated Subsidiary) owing to any Swap Counterparty under any Hedge Contract; provided that (a) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (b) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Obligations only to the extent such obligations arise from transactions under such individual Hedge Contracts (and not the Master Agreement between such parties) entered into prior to the time such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.

“Swap Termination Value” means, in respect of any one or more Hedge Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Contracts, (a) for any date on or after the date such Hedge Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of Swingline Loans pursuant to Section 2.16.

“Swingline Borrowing Notice” means a request by the Borrower Representative substantially in the form of Exhibit E-2 (with such changes thereto as may be agreed by the Administrative Agent) signed by a Responsible Officer of the Borrower Representative.

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.16. The aggregate amount of the Swingline Commitment is $5,000,000 (or, if less, the Aggregate Revolving Commitments then in effect).

“Swingline Lender” means Wells Fargo, in its capacity as swingline lender or any successor thereto.

“Swingline Loan” means any swingline loan made to the Borrowers pursuant to Section 2.16.

“Swingline Note” means a promissory note of the Borrowers payable to the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, in substantially the form of the attached Exhibit D-3, evidencing indebtedness of the Borrowers to the Swingline Lender resulting from Swingline Obligations owing to such Lender.

“Swingline Obligations” means at any time the aggregate principal amount of all outstanding Swingline Loans at such time.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so‑called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Targeted Person” has the meaning specified in Section 4.26(b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means an advance by a Lender to a Borrower pursuant to Section 2.01(b) as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Term Commitment” means, as to each Lender, its obligation to fund Term Advances to the Borrowers pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth as the Term Commitment opposite such Lender’s name on Schedule II or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Note” means a promissory note of the Borrowers payable to a Lender, in substantially the form of the attached Exhibit D-2, evidencing indebtedness of the Borrowers to such Lender resulting from Term Advances owing to such Lender.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Debt of the Consolidated Parties as of the last day of such fiscal quarter minus Cash Equivalents of the Consolidated Parties in an amount not to exceed $5,000,000 as of the applicable date of determination to (b) Consolidated EBITDA of the Consolidated Parties for the Rolling Period ending on such day (or, in the case of the Rolling Periods ending on June 30, 2021, September 30, 2021 and December 31, 2021, Annualized Consolidated EBITDA).

“Transactions” means, collectively, (a) the entering by the Loan Parties into the Loan Documents to which they are to be a party, (b) the repayment in full of all indebtedness under the MoGas Credit Agreement, the CorEnergy Credit Agreement, and the Mowood Loan Agreement, (c) the bifurcation of the indebtedness owing under the Existing Credit Agreement to reflect the separation of certain operations and entities in the Gulf of Mexico (and the State of Louisiana) and the State of California, (d) the release of the Gulf Entities and their subsidiaries from obligations and liens under this Agreement, (e) the Crimson Acquisition, (f) the initial Credit Extensions on the Closing Date and (g) the payment of fees, commissions and expenses in connection with each of the foregoing (including pursuant to the Loan Documents).

“Type” has the meaning specified in Section 1.04.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform

Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Pipeline Systems” means any gathering, transportation and/or distribution systems or pipelines directly owned wholly or partially by (i) any Unrestricted Subsidiary or (ii) any Regulated Subsidiary that is not, and is not required under this Agreement to be, a Guarantor or a Loan Party.

“United Property” has the meaning specified in the Preamble.

“Unrestricted Subsidiary” means (a) any Subsidiary of a Borrower (other than a Regulated Subsidiary) designated as such pursuant to Section 5.17 and (b) any Subsidiary of an Unrestricted Subsidiary.  As of the Closing Date there are no Unrestricted Subsidiaries.

“Unused Commitment Amount” means, with respect to a Lender at any time, such Lender’s Revolving Commitment at such time minus the sum of (a) the aggregate outstanding principal amount of all Revolving Advances owed to such Lender at such time plus (b) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time plus (c) such Lender’s participations in Swingline Obligations.

“USD LIBOR” means the London interbank offered rate for Dollars.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.20.

“Venture” means a corporation, limited liability company, limited partnership or statutory trust that is not a Subsidiary and that is owned jointly by a Loan Party or any Restricted Subsidiary and one or more Persons other than the Borrowers and their Subsidiaries.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” has the meaning specified in the Preamble.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, as of any date of determination, the difference of (i) consolidated current assets of the Consolidated Parties (excluding non-cash assets under ASC 815) minus (ii) consolidated current liabilities of the Consolidated Parties (excluding non-cash obligations under ASC 815 and the current portion of any Advances).

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02      Computation of Time Periods.  In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03     Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP.  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.01 hereof most recently delivered prior to or concurrently with such calculations.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower Representative shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrowers and their Restricted Subsidiaries or Subsidiaries, as applicable, shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

Section 1.04      Types of Advances.  Advances are distinguished by “Type.”  The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.

Section 1.05        Miscellaneous.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.06      Rates; Eurodollar Rate Notification.  The interest rate on Eurodollar Rate Advances and Base Rate Advances (when determined by reference to clause (c) of the definition of Adjusted Base Rate) is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Rate Advances or Base Rate Advances (when determined by reference to clause (c) of the definition of Adjusted Base Rate). In light of this eventuality, public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.18(c), such Section 2.18(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower Representative in advance, pursuant to Section 2.18(c), of any change to the reference rate upon which the interest rate on Eurodollar Rate Advances and Base Rate Advances (when determined by reference to clause (c) of the definition of Adjusted Base Rate) is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definitions of “Eurodollar Base Rate” or “Eurodollar Rate” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.18(c), will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

Section 1.07        Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
CREDIT FACILITIES

Section 2.01        Commitment for Advances.

(a)          Revolving Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Revolving Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Available Commitment Amount.  Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $100,000 in excess thereof, and each Borrowing under this Section 2.01(a) shall consist of Revolving Advances of the same

Type made on the same day by the Lenders ratably according to their respective Revolving Commitments.  Within the limits of each Lender’s Revolving Commitment, and subject to the terms of this Agreement, the Borrowers may from time to time borrow, prepay, and reborrow Revolving Advances.

(b)          Term Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Term Advances to the Borrowers on the Closing Date and when required pursuant to Section 2.17 in an amount for each Lender not to exceed the amount of such Lender’s Term Commitment.  Each Borrowing under this Section 2.01(b) shall consist of Term Advances of the same Type made on the same day by the Lenders ratably according to their respective Term Commitments.  Upon any funding of any Term Advance hereunder by any Lender, such Lender’s Term Commitment shall be reduced immediately by the amount of such Term Advance and without further action.

(c)          Noteless Agreement; Evidence of Indebtedness.

(i)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)         The Administrative Agent shall also maintain the Register pursuant to Section 9.06 and accounts (taken together) in which it will record (A) the amount of each Advance made hereunder, the Type thereof and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(iii       The entries maintained in the Register and accounts maintained pursuant to paragraphs (i) and (ii) above and the Notes delivered pursuant to paragraph (iv) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or Notes or such Register, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(iv)       Any Lender may request that the Revolving Advances or Term Advances owing to such Lender be evidenced by a Revolving Note or Term Note, as applicable.  In such event, the Borrowers shall execute and deliver to such Lender an applicable Note payable to such Lender and its registered assigns.  Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.06) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 9.06, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.02        Method of Borrowing.

(a)        Notice.  Each Borrowing shall be made pursuant to a Notice of Borrowing (sent by hand delivery, fax or sent by electronic communication (e‑mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e‑mail)) given not later than (i) noon (New York, New York time) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) noon (New York, New York time) on the date of the proposed Borrowing, in the case of a Borrowing comprised of Base Rate Advances, by the Borrower Representative to the Administrative Agent.  Promptly after receipt of a Notice of Borrowing under this Section 2.02(a), the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.08(b).  Each Lender shall, before 3:00 pm (New York, New York time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing.  Subject to Section 2.02(e), after the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrowers at such account as the Borrower Representative shall specify in writing to the Administrative Agent.

(b)       Conversions and Continuations.  A Borrower may elect to Convert or Continue any Borrowing under this Section 2.02 by delivering an irrevocable Notice of Conversion or Continuation from the Borrower Representative to the Administrative Agent at the Administrative Agent’s office (sent by hand delivery, fax or sent by electronic communication (e‑mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e‑mail)) no later than (i) noon (New York, New York time) on the date which is at least three (3) Business Days in advance of the proposed Conversion or Continuation date in the case of a Conversion to or a Continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) noon (New York, New York time) on the date of the proposed Conversion in the case of a Conversion to a Borrowing comprised of Base Rate Advances.  Promptly after receipt of a Notice of Conversion or Continuation under this Section 2.02(b), the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.08(b).  Notwithstanding anything in this Agreement to the contrary, Conversions of Eurodollar Rate Advances may only be made at the end of the applicable Interest Period for such Advances; provided, however, that Conversions of Base Rate Advances may be made at any time.  The portion of Advances comprising part of the same Borrowing that are converted to Advances of another Type shall constitute a new Borrowing.  Notwithstanding the foregoing, Swingline Loans may not be Converted or Continued.

(c)          Certain Limitations.  Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

(i)          at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Rate Advances and, upon the request of the Required Lenders, the

Borrower Representative may not select Eurodollar Rate Advances for any Borrowing at any time that an Event of Default has occurred and is continuing;

(ii)         notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Advance if the Interest Period requested with respect thereto would end after the Maturity Date;

(iii)       if any Lender shall, at least one (1) Business Day before the date of any requested Borrowing, Conversion, or Continuation, notify the Administrative Agent and the Borrower Representative that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of a Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or Continuation shall be a Base Rate Advance (and each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender);

(iv)          if the Administrative Agent determines in connection with any request for a Eurodollar Rate Advance or a Conversion or Continuation thereof that (A) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Advance, or adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Advance, or (B) if the Required Lenders determine for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of a Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower Representative and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v)       if the Required Lenders shall, by noon (New York, New York time) at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of a Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower Representative and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(vi)       if a Borrower shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Conversion or Continuation, the Administrative Agent will forthwith so notify the Borrower Representative and the Lenders and such Advances will be made available to a Borrower on the date of such Borrowing as Base Rate Advances or, if such Advance is an existing Eurodollar Rate Advance, Convert into Base Rate Advances; and

(vii)      if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing, no Advance may be Converted or Continued as a Eurodollar Rate Advance.

(d)          Notices Irrevocable.  Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrowers.  In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrowers shall compensate each Lender for the loss, cost or expense incurred by such Lender as a result of any failure by a Borrower to borrow, Convert, Continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, including, without limitation, any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Advance.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.02(d) shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  A Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(e)          Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender before the Borrowing date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the Borrowing date in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to a Borrower on the Borrowing date a corresponding amount.  If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrowers severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from and including the date such amount is made available to a Borrower to but excluding the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable on such day to Base Rate Advances and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.  If such Lender’s Advance as part of such Borrowing is not made available by such Lender within three (3) Business Days of the Borrowing date, the Borrowers shall repay such Lender’s share of such Borrowing (together with interest thereon at the interest rate applicable during such period to Base Rate Advances) to the Administrative Agent not later than three (3) Business Days after receipt of written notice from the Administrative Agent specifying such Lender’s share of such Borrowing that was not made available to the Administrative Agent.

(f)          Lender Obligations Several.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing.  No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03        Reduction and Termination of the Commitments

(a)          Optional.  The Borrowers shall have the right, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part any of (i) the Aggregate Revolving Commitments (but only to the extent of the aggregate Unused Commitment Amounts), (ii) the Swingline Commitment or (iii) the Letter of Credit Sublimit; provided that (A) each partial reduction shall be in the aggregate amount of $500,000 or in integral multiples of $100,000 in excess thereof and (B) the Borrowers shall not terminate or reduce (x) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Revolving Advances would exceed the Aggregate Revolving Commitments then in effect, (y) the Swingline Commitment if, after giving effect thereto, the Outstanding Amount of the Swingline Obligations would exceed the Swingline Commitment, or (z) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Letter of Credit Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)         Scheduled Termination.  Notwithstanding anything to the contrary herein, but subject to Section 2.17(f), the initial Term Commitments shall be terminated in full upon any funding of the Term Advances on the Closing Date and, if the total Term Commitment as of the Closing  Date is not drawn on the Closing Date, any Term Commitments in respect of the undrawn amount shall automatically be cancelled.  Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(c)          Ratable Application.  Any reduction and termination of the Commitments pursuant to Section 2.03(a) shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.  The Administrative Agent shall give each Lender prompt notice of any Commitment reduction or termination.

Section 2.04          Prepayment of Advances.

(a)          Right to Prepay.  The Borrowers shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.04.

(b)          Optional.  The Borrowers may elect to prepay at any time from time to time, in whole or in part, the Advances, after giving by 2:00 p.m. (New York, New York time) (i) in the case of Eurodollar Rate Advances, at least three (3) Business Days’ or (ii) in the case of Base Rate Advances, at least one Business Day’s irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment (and specifying the amount of Revolving Advances and/or Term Advances being prepaid).  If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and the Borrowers shall prepay the Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to:  (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any prepayments made in respect of Base Rate Advances shall be made in a minimum amounts of $500,000 and in integral multiples of $100,000 in excess thereof, and (C) any prepayments made in respect of any Borrowing comprised of Eurodollar Rate Advances shall be made in an aggregate principal amount of at least $1,000,000 and in integral multiples of $100,000 in excess thereof, and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a remaining principal amount outstanding with respect to such Borrowing of at least $500,000.  Full prepayments of any Borrowing are permitted without restriction of amounts.  Each prepayment pursuant to this Section 2.04(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.  Each prepayment under this Section 2.04(b) shall be applied to ratably among the Lenders to reduce Term Advances and/or Revolving Advances as directed by the Borrower Representative or, if the Borrower Representative fails to give such direction on the date such prepayment is made, as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion. Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, any Revolving Advances prepaid under this Section 2.04(b) may be reborrowed until the Revolving Commitment Termination Date.

(c)          Mandatory Prepayments.

(i)          If any Borrower, any other Loan Party or any Restricted Subsidiary suffers an Event of Loss or consummates an Asset Disposition, then (A) the Borrower Representative shall promptly notify the Administrative Agent of such Event of Loss or Asset Disposition (including the amount of the estimated Net Proceeds to be received by Borrowers, any other Loan Party or any Restricted Subsidiary in respect thereof) and (B) promptly upon receipt by Borrowers, such Loan Party or such Restricted Subsidiary of the Net Proceeds of such Event of Loss or Asset Disposition (unless the Borrower Representative has delivered a Reinvestment Notice to the Administrative Agent), the Borrowers shall prepay the Term Advances ratably among the Lenders; provided, however, that if, on the Reinvestment Prepayment Date in respect of any Reinvestment Event, the Reinvestment Prepayment Amount in respect of such Reinvestment Event shall exceed zero, the Borrowers shall prepay the Term Advances in an aggregate principal amount equal to such Reinvestment Prepayment Amount.  Any Net Proceeds with respect to which a Reinvestment Notice shall have been delivered as described above shall be required, prior to the earlier of (1) the application thereof to make any Qualified Investment and (2) the application thereof to make a prepayment under this paragraph, to be deposited into a Deposit Account that is subject to an Account Control Agreement.

(ii)      At any time the Outstanding Amount of Revolving Advances exceeds the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Revolving Advances, or if the Revolving Advances have been repaid in full, Cash Collateralize the Letter of Credit Obligations in an amount such that after giving effect to such reduction of each Lender’s Commitment the Outstanding Amount of Revolving Advances does not exceed the Aggregate Revolving Commitments then in effect.

(iii)       Each prepayment pursuant to this Section 2.04(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.  Each prepayment under this Section 2.04(c) shall be applied to the Advances as directed by the Borrower Representative or, if the Borrower Representative fails to give such direction on the date such prepayment is made, as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.  Prepayments made pursuant to this Section 2.04(c) shall not result in a permanent reduction of the Commitments.

(iv)       The Borrowers shall prepay Term Advances quarterly in arrears on the last Business Day of each March, June, September and December occurring prior to the Maturity Date (each, an “Installment Date”), commencing on June 30, 2021 in an amount equal to $2,000,000.

(d)         Illegality.  If any Lender shall notify the Administrative Agent and the Borrower Representative that any Change in Law makes it unlawful for such Lender or its Lending Office to perform its obligations under this Agreement to make or maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrowers shall, no later than 11:00 a.m. (New York, New York time) (A) if not prohibited by any Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if prohibited by any Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following their receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Base Rate Advance to the Borrowers on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrowers to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender giving notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.  Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)         No Additional Right; Ratable Prepayment.  The Borrowers shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.04, and all notices given pursuant to this Section 2.04 shall be irrevocable and binding upon the Borrowers (unless the notice is conditioned on a refinancing, in which case such notice may be revoked on or prior to such date).  Each payment of any Advance pursuant to this Section 2.04 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

Section 2.05        Repayment of Advances and Swingline Loans.  The Borrowers shall repay (a) to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest thereon, on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03 and (b) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month (or if such date is not a Business Day, the next succeeding Business Day) and is at least seven Business Days after such Swingline Loan is made; provided that on each date that a Swingline Borrowing (other than a Borrowing that is required to finance the reimbursement of any payment in respect of any Letter of Credit as contemplated by Section 2.06(d)) is made, the Borrowers shall repay all Swingline Loans then outstanding.

Section 2.06        Letters of Credit.

(a)        Commitment.  From time to time from the Effective Date until thirty (30) days prior to the Revolving Commitment Termination Date, at the request of the Borrower Representative, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, amend, increase, renew or extend the Expiration Date of, Letters of Credit for the account of a Borrower and for the direct or indirect benefit of a Borrower and its Subsidiaries on any Business Day.  No Letter of Credit will be issued, amended, increased, renewed or extended:

(i)         if such issuance, amendment, increase, renewal or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Sublimit in effect at such time and (B) the Aggregate Revolving Commitments then in effect minus the Outstanding Amount of Revolving Advances;

(ii)        if such Letter of Credit has an Expiration Date later than the earlier of (A) one year after the date of issuance thereof (or, in the case of any extension thereof, one year after the date of such extension), and (B) five (5) Business Days prior to the Maturity Date; provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the Issuing Bank for additional one-year periods (which shall in no event extend beyond five (5) Business Days prior to the Maturity Date) so long as such Letter of Credit is subject to a right of the Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary of such Letter of Credit at least thirty (30) days in advance of such renewal;

(iii)        unless such Letter of Credit Documents are in form and substance reasonably acceptable to the Issuing Bank;

(iv)       unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(v)        unless the Borrower Representative has delivered to the Issuing Bank a completed and executed Letter of Credit Application; provided that, if the terms of any such Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi)      unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Bank;

(vii)      if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve, liquidity or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(viii)      if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(ix)        except as otherwise agreed by the Issuing Bank, if such Letter of Credit is to be denominated in a currency other than Dollars; or

(x)        if any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the Issuing Bank with the Borrowers or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)          Participations.  Upon the date of the issuance or increase of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit and not reimbursed by the Borrowers (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.06(d).  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  The failure of any Lender to purchase participations in the related Letter of Credit Obligations pursuant to this Section 2.06 shall not relieve any other Lender of its obligation, if any, to purchase participations in Letter of Credit Obligations in accordance with this Section 2.06, and no Lender shall be responsible for the failure of any other Lender to purchase participations in Letter of Credit Obligations in accordance herewith.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by a written, fax or electronic communication (e‑mail), to the Administrative Agent and the Borrower Representative of such demand for payment and whether the Issuing Bank has made or will make disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment or disbursement.  The Administrative Agent shall promptly give each Lender notice thereof.

(c)        Issuing.  Each Letter of Credit shall be issued, amended, increased, renewed or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 1:00 p.m. (New York, New York time) on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit (or such shorter time period as is acceptable to the Issuing Bank in its sole discretion), and the Issuing Bank shall give the Administrative Agent and the Administrative Agent shall give each other Lender prompt notice thereof by telex, telephone, fax or other electronic communication of each Letter of Credit issued, increased, or extended and the actual dollar amount of such Lender’s participation in such Letter of Credit.  Each Letter of Credit Application shall be delivered by facsimile, mail or other electronic communication specifying the information required therein.  After the Issuing Bank’s receipt of such Letter of Credit Application and subject to the terms and conditions set forth herein, the Issuing Bank shall issue, amend, increase, renew or extend such Letter of Credit for the account of a Borrower.  Each Letter of Credit Application shall be irrevocable and binding on the Borrowers.  In the event of any inconsistency between the terms and conditions of this Agreement and (i) the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower Representative to, or entered into by the Borrower Representative or the Borrowers with, the Issuing Bank relating to any Letter of Credit, or (ii) any terms and conditions (including any representations, covenants or events of default) supplemental to the terms and conditions of this Agreement contained in any such form of Letter of Credit Application or such other agreement, in each case, the terms and conditions of this Agreement shall control and such supplemental terms and conditions shall be ignored.

(d)         Reimbursement.  If the Issuing Bank makes any payment in respect of any Letter of Credit, the Borrowers shall reimburse such payment by paying to the Issuing Bank an amount equal to such amount paid by the Issuing Bank under any Letter of Credit not later than 1:00 p.m. (New York, New York time) on (i) the Business Day that the Borrower Representative receives a notice of such payment by the Issuing Bank in respect of any Letter of Credit, if such notice is received prior to 11:00 a.m. (New York, New York time), on the day of receipt, or (ii) the Business

Day immediately following the day that the Borrower Representative receives a notice of such payment by the Issuing Bank in respect of any Letter of Credit, if such notice is not received prior to such time on the day of receipt; provided, that, with respect to any such payment owing by the Borrowers prior to the Revolving Commitment Termination Date, the Borrowers may, subject to the conditions to a Revolving Advance set forth herein request, in accordance with Section 2.02, request that such payment be financed with a Base Rate Advance in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Advance.  In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrowers as set forth above, the Issuing Bank shall give the Administrative Agent notice of the Borrowers’ failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender of the amount necessary to reimburse the Issuing Bank.  Upon such notice from the Administrative Agent, each Lender shall promptly reimburse the Issuing Bank for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be a Revolving Advance to the Borrowers transferred at the Borrower Representative’s request to the Issuing Bank.  If such reimbursement is not made by any Lender to the Issuing Bank on the same day on which the Administrative Agent notifies such Lender to make reimbursement to the Issuing Bank hereunder, such Lender shall pay interest on its Pro Rata Share thereof to the Issuing Bank at a rate per annum equal to a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Each Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the Issuing Bank as Base Rate Advances under a Borrowing requested by the Borrowers to reimburse the Issuing Bank which have been transferred to the Issuing Bank at the Borrowers’ request.

(e)          Obligations Unconditional.  The obligations of the Borrowers under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)          any lack of validity or enforceability of any Letter of Credit Documents, any Loan Document, or any term or provision therein;

(ii)         any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents or any Loan Document;

(iii)       the existence of any claim, set-off, defense or other right which the Borrowers, any other party guaranteeing, or otherwise obligated with, the Borrowers, any subsidiary or other Affiliate thereof, or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)       any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)        payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(vi)       any other act or omission to act or delay of any kind of the Issuing Bank, the Administrative Agent, the Lenders or any other Person or any other event, circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06(e), constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrowers in connection with the Letters of Credit or the Borrowers’ rights under Section 2.06(f) below.  Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit will not be excused by the gross negligence or willful misconduct of the Issuing Bank.

(f)          Liability of Issuing Bank.  The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to their use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i)          the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)         the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

(iii)      payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)       any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK’S OWN NEGLIGENCE),

except that the Borrowers shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrowers, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law), damages suffered by the Borrowers which a court determines in a final, non-appealable judgment were caused by the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit strictly comply with the terms of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (A) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g)          Cash Collateral.

(i)         Collateralization.  In the event that any Letters of Credit shall be drawn and not reimbursed on the Maturity Date, the Borrowers shall Cash Collateralize the Letter of Credit Exposure in an amount not less than the Minimum Collateral Amount.

(ii)        Grant of Security Interest.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Letter of Credit Obligations, to be applied pursuant to clause (iii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than 105% of the Fronting Exposure, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)       Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under Section 2.04(c), this Section 2.06(g) or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Letter of Credit Obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.  During the existence of any Event of Default, the Administrative Agent may apply the Cash Collateral to the Obligations in any order determined by the Administrative Agent, regardless of any Letter of Credit Exposure that may remain outstanding

(iv)       Reasonable Care.  The Administrative Agent shall exercise reasonable care in the custody and preservation of the Cash Collateral and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own Property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(v)        Termination of Requirement.  So long as no Default or Event of Default has occurred or is continuing, Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.06(g) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.15 the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.07        Fees.

(a)        Commitment Fees.  Subject to Section 2.15, the Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the commitment fee set forth in the last column of the table set forth in the definition of Applicable Margin on the daily Unused Commitment Amount of such Lender, from the Effective Date until the Revolving Commitment Termination Date; provided that no commitment fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender and provided further that the amount of outstanding Swingline Loans shall not be considered usage of the Commitments for the purpose of calculating the commitment fee.  The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December, commencing on March 31, 2021, and continuing thereafter through and including the Revolving Commitment Termination Date.

(b)          Letter of Credit Fees.

(i)          The Borrowers agree to pay to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal the Applicable Margin then in effect for Eurodollar Rate Advances times the average daily amount available to be drawn under such Letter of Credit; provided that if (A) after acceleration of the Obligations, (B) a payment default under Section 7.01(a) or (C) upon the request of the Required Lenders at any time on or after the occurrence and continuance of any Event of Default, the Borrowers shall pay to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Default Rate times the daily maximum amount available to be drawn under such Letter of Credit to the fullest extent permitted by Legal Requirements.  The fees required under this clause (i) shall be payable quarterly in arrears on the last day of each March, June, September, and December, commencing on March 31, 2021, and continuing thereafter through and including the Revolving Commitment Termination Date.

(ii)       The Borrowers agree to pay to the Issuing Bank, a fronting fee for each Letter of Credit issued hereunder in an amount equal to the greater of (A) 0.25% per annum times on the undrawn amount of any such outstanding Letter of Credit and (B) $500.  The fees required under this clause (ii) shall be payable quarterly in arrears on the last day of each March, June, September, and December, commencing on March 31, 2021, and continuing thereafter through and including the Revolving Commitment Termination Date.

(iii)      In addition, the Borrowers agree to pay to the Issuing Bank all customary transaction costs and fees charged by the Issuing Bank in connection with the issuance of a Letter of Credit for the Borrowers’ account, such costs and fees to be due and payable on the date specified by the Issuing Bank in the invoice for such costs and fees (which date shall not be any earlier than fifteen (15) days following receipt of such invoice).

(c)          Other Fees.  The Borrowers agree to pay to the Administrative Agent and the Arranger the fees provided for in the Fee Letter.

Section 2.08        Interest.  The Borrowers shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)         Base Rate Advances.  Subject to Section 2.08(c) and Section 2.17(c), if such Advance is a Base Rate Advance, a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September, and December, commencing on March 31, 2021.

(b)         Eurodollar Rate Advances.  Subject to Section 2.08(c) and Section 2.17(c), if such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period; provided, however, that if any Interest Period for a Eurodollar Rate Advances exceeds three months, interest shall also be payable on the respective dates that fall every three months after the beginning of such Interest Period.

(c)        Default Interest.  (i) After acceleration of the Obligations, (ii) after a payment default under Section 7.01(a) or (iii) upon the request of the Required Lenders at any time on or after the occurrence and continuance of any Event of Default, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Legal Requirements.  If any amount (other than principal of any Advance) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Legal Requirements.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)         Usury Recapture.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate.  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Legal Requirements, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(i)         In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrowers shall, to the extent permitted by applicable Legal Requirements, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (x) the lesser of (1) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (2) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (y) the amount of interest actually paid under this Agreement on its Advances.

(ii)        In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by any Legal Requirements, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrowers.

Section 2.09        Payments and Computations.

(a)         Payment Procedures.  The Borrowers shall make each payment under this Agreement and under the Notes not later than 2:00 p.m. (New York, New York time) on the day when due in Dollars to the Administrative Agent at such location as the Administrative Agent shall designate in writing to the Borrower Representative in same day funds without deduction, setoff, or counterclaim of any kind, except as may be applicable to any Defaulting Lender.  Subject to Section 2.15, the Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Swingline Lender, Issuing Bank, or a specific Lender pursuant to Sections 2.07(b)(ii) and (iii), 2.07(c), 2.11, 2.12, 2.13, 2.16 or 9.06, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Bank to such Lender or Issuing Bank for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)         Computations.  All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c)          Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)         Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.10          Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the other Lenders’ (i) Advances (ii) participations in Swingline Loans, (iii) participations in Letter of Credit Obligations and (iv) other Obligations, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(a)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)          the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances, participations in Swingline Loans or participations in Letter of Credit Obligations to any assignee or participant.

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Section 2.11        Breakage Costs.  If any payment of principal or interest of any Eurodollar Rate Advance is made other than on the date such payment is due and payable, whether as a result of any payment pursuant to Section 2.04, the acceleration of the maturity of the Credit Agreement Obligations pursuant to Article VII, or otherwise, the Borrowers shall compensate each Lender for the loss, cost and or expense incurred by such Lender as a result of such event, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

Section 2.12        Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Bank;

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Rate Advance or Base Rate Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such

Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)         Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9)  months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)         Mitigation.  If any Lender requests compensation under this Section 2.12, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.12 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(e)          Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section 2.12 and delivered to the Borrower Representative shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

Section 2.13        Taxes.

(a)          Definition.  For purposes of this Section 2.13, the term “Lender” includes any Issuing Bank.

(b)         No Deduction or Withholding for Certain Taxes.  Any and all payments by or on account of any obligation of the Loan Parties under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then  the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Other Taxes.  Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(d)          Indemnification by the Borrowers.  The Loan Parties shall jointly and severally indemnify each Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by or through the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)         Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A)        any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)        Survival.  Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.14       Replacement of Lender.  If (a) any Lender (or its holding company, if any) requests compensation under Section 2.12(a) or (b) or Section 2.13, (b) any Lender suspends its obligation to Continue, or Convert Advances into, Eurodollar Rate Advances pursuant to Section 2.2(c)(iii) or Section 2.04(d), or (c) any Lender becomes a Defaulting Lender, or (d) any Lender is a Non-Consenting Lender (any such Lender, a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower Representative, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, including a Defaulting Lender, the Borrower Representative may, upon notice to the Subject Lender and the Administrative Agent and at the Borrowers’ sole cost and expense, require such Subject Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A)        as to assignments required by the Borrowers, the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 9.06;

(B)      such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(C)        in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(D)         such assignment does not conflict with applicable Legal Requirements; and

(E)         with respect to a Non-Consenting Lender, the proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document has been approved by the Required Lenders and such agreement, amendment, waiver, consent or release can be effected as a result of the assignment contemplated by this Section 2.14.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  Solely for purposes of effecting the assignment permitted for a Defaulting Lender or a Non-Consenting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender was a Defaulting Lender or a Non-Consenting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

Section 2.15        Defaulting Lenders.

(a)         Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)         Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.01.

(ii)       Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 7.04), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Swingline Lender or Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to that Defaulting Lender in accordance with Section 2.06(g); fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a non-interest bearing deposit account and released in order to (x) satisfy that Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to that Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.06(g); sixth, to the payment of any amounts owing to the Lenders, the Swingline Lender or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Swingline Lender or the Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances, Swingline

Loans or Letter of Credit Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances, Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances, Swingline Loans or Letter of Credit Obligations owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances, Swingline Loans or Letter of Credit Obligations owed to that Defaulting Lender until such time as all Advances and funded and unfunded participations in Swingline Loans and Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) (and the Borrowers shall (A) be required to pay to the Issuing Bank the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive letter of credit fees as provided in Section 2.07(b).

(iv)       Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding principal amount of the Advances of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.06(g).

(b)         Defaulting Lender Cure.  If the Borrower Representative, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative

Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and Swingline Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          New Letters of Credit.  So long as any Lender is a Defaulting Lender the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)          Replacement of Defaulting Lender.  The Borrowers shall have the right to replace a Defaulting Lender in accordance with Section 2.14.

Section 2.16        Swingline Loans.

(a)         Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrowers from time to time from the Effective Date through, but not including, the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Outstanding Amount of Revolving Advances exceeding the Aggregate Revolving Commitments then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. All Swingline Loans shall bear interest at a rate determined by reference to the Adjusted Base Rate.  The Swingline Lender may request that the Swingline Obligations owing to the Swingline Lender be evidenced by a Swingline Note.  In such event, the Borrowers shall execute and deliver to the Swingline Lender a Swingline Note payable to the Swingline Lender and its registered assigns.  Thereafter, the Swingline Obligations evidenced by such Swingline Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.06) be represented by one or more Swingline Notes payable to the payee named therein or any assignee pursuant to Section 9.06.

(b)        To request a Swingline Borrowing, the Borrower Representative shall notify the Swingline Lender of such request by a Swingline Borrowing Notice (sent by hand delivery, fax or sent by electronic communication (e‑mail) (or by telephone notice promptly confirmed by a Swingline Borrowing Notice by written, fax or electronic communication (e‑mail)) not later than noon (New York, New York time) on the day of the proposed Swingline Borrowing. Each such Swingline Borrowing Notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) of the Swingline Borrowing, (ii) the amount of the requested Swingline

Borrowing, (iii) the term of such Swingline Loan, and (iv) the location and number of a Borrower’s account to which funds are to be disbursed.  Each Swingline Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  The Swingline Lender shall make each Swingline Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m. (New York, New York time) to the account specified by the Borrower Representative in the Swingline Borrowing Notice.

(c)         The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. (New York, New York time) on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it.  Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loans. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  The failure of any Lender to acquire participations in Swingline Loans pursuant to this paragraph shall not relieve any other Lender of its obligation, if any, to acquire participations in Swingline Loans in accordance with this paragraph, and no Lender shall be responsible for the failure of any other Lender to acquire participations in Swingline Loans in accordance herewith.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds not later than 1:00 pm (New York, New York time) on the Business Day specified in the Swingline Borrowing Notice (and Section 2.02(e) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments by the Borrowers in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or any other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be remitted promptly to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted promptly by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

Section 2.17        Increase in Commitments.

(a)          Request for Increase. (i) Provided that no Default or Event of Default has occurred and is continuing and (ii) upon at least thirty (30) days’ prior written notice to the Administrative

Agent (which shall promptly notify the Lenders and the Issuing Bank), the Borrowers may from time to time elect to increase the Aggregate Commitments by an amount (for all such requests) not exceeding the sum of $25,000,000; provided that (w) any such request for an increase shall be in a minimum amount of $5,000,000 or such lesser amount as may then be available for increases, (x) the Borrowers may make a maximum of five such requests, (y) the Aggregate Commitments may not exceed $155,000,000 minus any permanent reductions in the Commitments made pursuant to Section 2.03 and (z) any increase shall be made ratably as an increase in the Aggregate Revolving Commitments and the Aggregate Term Commitments.

(b)          Additional Lenders.  The Borrowers may designate one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any Person that is an existing Lender, ratably increase its Revolving Commitment and Term Commitment and, in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any bank or financial institution that is not an existing Lender shall be acceptable to the Administrative Agent, the Issuing Bank and the Swingline Lender, which acceptance shall not be unreasonably withheld, delayed or conditioned.  No Lender shall have any obligation whatsoever to agree to increase its Revolving Commitment or Term Commitment in connection with this Section 2.17.

(c)          Interest and Principal Payments on Increased Commitments.

(i)          Incremental Term Advances.

(A)         Subject to Section 2.08(c), Borrowers shall pay interest and principal on the unpaid principal amount of each Incremental Term Advance at interest rates and prepayment schedules to be agreed-to in writing among the Borrowers and the Lenders making such Incremental Term Advances; provided that in the event that the interest rate margins for any Incremental Term Advance (as determined by the Administrative Agent in its sole discretion) are higher than the interest rate margins for the Term Advances funded on the Closing Date pursuant to Section 2.01(b) (as determined by the Administrative Agent in its sole discretion), then the interest rate margins for the Term Advances funded on the Closing Date pursuant to Section 2.01(b) shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Advance.

(B)        All other terms governing the Incremental Term Advances may be  reasonably satisfactory to the Administrative Agent, the Lenders making such Incremental Term Advances and the Borrowers; provided that this Agreement, as it relates to Term Advances, shall include terms no less favorable than the terms governing any Incremental Term Advance.

(ii)        Incremental Revolving Advances.  The terms, rates, fees and any other conditions in this Agreement applicable to Revolving Advances shall apply equally to any Revolving Advances made available to the Borrowers as a result of an increase in the Aggregate Revolving Commitments pursuant to the terms of this Section 2.17.

(d)         Conditions to Effectiveness of Increase.  An increase in the Aggregate Commitments pursuant to this Section 2.17 shall become effective (the “Commitment Increase Effective Date”) upon the receipt by the Administrative Agent of:

(i)         a certificate of the Borrower Representative dated as of the Commitment Increase Effective Date signed by a Responsible Officer of the Borrower Representative, (A) certifying and attaching the resolutions adopted by or on behalf of the Borrowers approving or consenting to such increase and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in ARTICLE IV and the other Loan Documents are true and correct in all material respects on and as of the Commitment Increase Effective Date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), (2) no Default or Event of Default has occurred and is continuing and (3) the Borrowers would be in compliance with Sections 6.13 and 6.14 on a pro forma basis (assuming that the increases in each of the Aggregate Revolving Commitments and/or the Aggregate Term Commitments are fully drawn); and

(ii)      a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrowers, each Additional Lender and each other Lender whose Commitment is to be increased.

(e)          Pro Rata Shares.  Upon any increase in the Aggregate Commitments pursuant to this Section 2.17 that is not pro rata among all Lenders, (i) the Borrowers, the Administrative Agent and the Lenders shall, as of the Commitment Increase Effective Date of any such increase, make adjustments to the outstanding principal amount of Advances (but not any interest accrued thereon or any accrued fees prior to such date), including, subject to the conditions specified in Section 3.01, the borrowing of additional Advances hereunder and the repayment of Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid, as shall be necessary to provide for Advances by the Lenders in proportion to their respective Commitments after giving effect to such increase, and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date, and each Lender shall be deemed to have made an assignment of its outstanding Advances and Commitments, and assumed outstanding Advances and Commitments of other Lenders as of such Commitment Increase Effective Date as may be necessary to effect the foregoing, and (ii) effective upon such increase, the amount of the unfunded participations held by each Lender in each Letter of Credit then outstanding or in any Swingline Obligations shall be adjusted such that, after giving effect to such adjustments, the Lenders shall hold its Pro Rata Share, calculated after giving effect to such increase, of unfunded participations in each such Letter of Credit or Swingline Obligations.

(f)          Funding of Increased Term Commitments.  The increasing Lenders or Lender, as applicable, shall make Term Advances to the Borrowers in an aggregate amount equal to the amount by which the Aggregate Term Commitments are increased pursuant to this Section 2.17 on the applicable Commitment Increase Effective Date and the increased amount of the Aggregate Term Commitments shall automatically terminate immediately after giving effect to such Term Advances.

(g)          Conflicting Provisions.  This Section shall supersede any provisions in Section 9.01 to the contrary.

Section 2.18        Changed Circumstances.

(a)         Circumstances Affecting Eurodollar Base Rate Availability.  Subject to clause (c) below, in connection with any request for a Eurodollar Rate Advance or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Advance, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Eurodollar Base Rate or the Eurodollar Rate for such Interest Period with respect to a proposed Eurodollar Rate Advance or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Eurodollar Base Rate or the Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Euordollar Rate Advances during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower Representative. Thereafter, until the Administrative Agent notifies the Borrower Representative that such circumstances no longer exist, the obligation of the Lenders to make Eurodollar Rate Advances and the right of the Borrowers to convert any Advance to or continue any Advance as a Eurodollar Rate Advance shall be suspended, and the Borrowers shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Rate Advance together with accrued interest thereon (subject to Section 2.08(d)), on the last day of the then current Interest Period applicable to such Eurodollar Rate Advance; or (B) convert the then outstanding principal amount of each such Eurodollar Rate Advance to an Adjusted Base Rate Advance as of the last day of such Interest Period.

(b)          Laws Affecting Eurodollar Base Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Legal Requirement or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Eurodollar Rate Advance, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower Representative and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower Representative that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurodollar Rate Advances, and the right of the Borrowers to convert any Advance to a Eurodollar Rate Advance or continue any Advance as a Eurodollar Rate Advance shall be suspended and thereafter the Borrowers may select only Adjusted Base Rate Advances and (ii) if any of the Lenders may not lawfully continue to maintain a Eurodollar Rate Advance to the end of the then current Interest Period applicable thereto, the applicable Advance shall immediately be converted to a Adjusted Base Rate Advance for the remainder of such Interest Period.

(c)          Benchmark Replacement Setting.

(i)        (A)        Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(B)      Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term SOFR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)        Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.18(c).

(iv)       Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)      Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.19       Appointment of Borrower Representative.  Each Loan Party hereby designates Crimson Operating as “Borrower Representative”, to serve as its representative hereunder to act on its behalf for the purposes of issuing Notices of Borrowing, Swingline Borrowing Notices, Notices of Conversion or Continuation, giving instructions with respect to the disbursement of the proceeds of the Advances, selecting interest rate options, giving and receiving all other notices and consents, waivers and amendments hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and amendments or other modification to the Loan Documents) on behalf of any Loan Party or Loan Parties under the Loan Documents. Crimson Operating hereby accepts such appointment as Borrower Representative. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Loan Parties, and may give any notice or communication required or permitted to be given to any Loan Party or Loan Parties hereunder to Borrower Representative on behalf of such Loan Party or Loan Parties. Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

Section 2.20       Joint and Several Liability.  All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower.  Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Advances from any Borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Debt to any other Borrower or Affiliates of any other Borrower to the extent that such Debt would be discharged in an amount equal to the amount paid by such Borrower hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable Legal Requirements or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Borrower of Obligations arising under Guarantees by such parties.

ARTICLE III
CONDITIONS

Section 3.01     Conditions Precedent to Effectiveness.  The effectiveness of this Agreement is subject to the satisfaction or waiver of each of the following conditions precedent:

(a)         Documentation.  The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent:

(i)          this Agreement and all attached Exhibits and Schedules;

(ii)      any Note requested by a Lender pursuant to Section 2.01(c) payable to such requesting Lender in the amount of its applicable Commitment;

(iii)       a Swingline Note (to the extent requested by the Swingline Lender) pursuant to Section 2.16(a) payable to the Swingline Lender in the amount of the Swingline Commitment;

(iv)       the Security Agreement executed by each Loan Party together with UCC‑1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in the Collateral described therein;

(v)        the Pledge Agreement executed by the Loan Parties and CorEnergy together with certificates, powers executed in blank, UCC‑1 financing statements, letters of consent from each owner of Equity Interests issued by any Loan Party, if necessary, and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Equity Interests;

(vi)       the Guaranty Agreement executed by each Guarantor and the Borrowers for the benefit of the Administrative Agent, on behalf of the Secured Parties;

(v          the Mortgages (or amendments and/or supplements to existing Mortgages) encumbering the Pipeline Systems;

(vi         a perfection certificate executed by each of the Borrower on behalf of itself and the other Loan Parties;

(ix)       flood certification(s) from a firm reasonably acceptable to the Administrative Agent covering any buildings (defined as structures with four walls and a roof) constituting Collateral showing whether or not such buildings are located in a special flood hazard area subject by federal regulation to mandatory flood insurance requirements;

(x)        the consents with respect to the Material Contracts of the Loan Parties and Restricted Subsidiaries as and if required by the terms thereof, evidencing the contract counterparties’ consent to the grant of an Acceptable Security Interest in such contracts to the Administrative Agent;

(xi)      copies, certified as of the Closing Date by a Responsible Officer of each Borrower, of (A) the resolutions of the members or equityholders and, if applicable, the Board of Directors or equivalent of such Borrower, approving the Transactions to be entered into by such Borrower, (B) the certificate of formation of such Borrower, and (C) the limited liability company agreement of such Borrower;

(xii)    certificates of a Responsible Officer of each Borrower, certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement, the Notes, Notices of Borrowing, Swingline Borrowing Notices, Notices of Conversion or Continuation, and the other Loan Documents to which such Borrower is a party;

(xiii)     copies, certified as of the Closing Date by a Responsible Officer of each Guarantor of (A) the resolutions of the respective members or equityholders and, if applicable, the respective Boards of Directors or equivalent of such Guarantor approving the Transactions, (B) the certificate of formation of each Guarantor, and (C) the limited liability company agreement or functional equivalent of such Guarantor;

(xiv)    certificates of a Responsible Officer of each Guarantor certifying the names and true signatures of the officers of such Guarantor authorized to sign the Loan Documents to which Guarantor is a party;

(xv)      certificates of good standing for the Loan Parties in each state in which each such Person is (A) organized, which certificate shall be dated a date not earlier than 30 days prior to the Closing Date and (B) qualified to do business, which certificate shall be dated a date not earlier than 30 days prior to the Closing Date;

(xvi)     (a) a favorable opinion of Husch Blackwell LLC, the Loan Parties’ Delaware and New York counsel, (b) a favorable opinion of Cox, Castle & Nicholson, the Loan Parties’ California counsel, and (c) a favorable opinion of Venable LLP, the Loan Parties’ Maryland counsel, in each case dated as of the Closing Date covering such matters as any Lender through the Administrative Agent may reasonably request;

(xvii)    insurance certificates naming the Administrative Agent as lenders’ loss payee or as an additional insured, as applicable, and evidencing insurance that meets the requirements of this Agreement and the Security Instruments (and containing flood insurance coverage), and which is otherwise satisfactory to the Administrative Agent;

(xviii)   a certificate dated as of the Closing Date from a Responsible Officer of each Borrower, stating that (A) all representations and warranties of the Loan Parties  set forth in the Loan Documents are true and correct as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct as of such earlier date or time); (B) no Default or Event of Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been satisfied prior to the Closing Date;

(xix)     evidence reasonably satisfactory to the Administrative Agent that all Liens (including any Liens securing obligations under the MoGas Credit Agreement and the CorEnergy Credit Agreement) revealed by the Lien, tax and judgment searches conducted on the Loan Parties in connection with closing are Permitted Liens or have been, or substantially contemporaneously with the initial funding of the Advances on such date will be, released or, if requested by the Administrative Agent, assigned to the Administrative Agent for the benefit of the Secured Parties;

(xx)     a certificate dated as of the Closing Date from a Financial Officer of each Borrower, certifying that, after giving effect to the Transactions, (A) each Loan Party and each Subsidiary, taken as a whole, are Solvent and (B) the Loan Parties and their Subsidiaries do not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business; and

(xxi)    such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

(b)        Payment of Fees.  On the Closing Date, the Borrowers shall have paid (i) all fees that are required to be paid on or before the Closing Date (including pursuant to the Fee Letter) and (ii) all costs and expenses that have been invoiced prior to the Closing Date and are payable pursuant to Section 9.04.

(c)         Due Diligence; Corporate Structure.  The Administrative Agent and the Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing and the terms and conditions of all material obligations of the Loan Parties and their respective Subsidiaries.  The Loan Parties shall have delivered to the Administrative Agent and the Lenders a complete and correct copy of all documentation evidencing the Material Contracts, including any modifications or supplements thereto, as in effect on the Closing Date.  The documentation reflecting the ownership, capital, corporate, tax, organizational and legal structure of the Loan Parties and their respective Subsidiaries shall be reasonably acceptable to the Administrative Agent.

(d)          Delivery of Financial Statements.  The Administrative Agent and the Lenders shall have received true and correct copies of the Initial Financial Statements.

(e)        Security Instruments.  The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their reasonable discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(f)         Title.  The Administrative Agent shall be satisfied in its sole discretion with the title to the Pipeline Systems and Unencumbered Pipeline Systems.

(g)         No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority by or against any Loan Party or any Subsidiary or against or with respect to any of their properties (including the Pipeline Systems and Unencumbered Pipeline Systems) shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (A) in connection with this Agreement or the Transactions or (B) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(h)          Consents, Licenses, Approvals, etc.  All Governmental Authorities (including Pipeline Regulatory Agencies) and third parties necessary, or in the reasonable discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby or the continued operation of each Borrower and its Subsidiaries shall have approved or consented to the Transactions to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby and thereby.  All required equityholder and Board of Director (or comparable entity management body) authorizations of each Borrower and the Guarantors approving the Transactions shall have been obtained and be in full force and effect.

(i)          Funded Debt.  The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the consolidated funded Debt of the Loan Parties, after giving effect to the making of the Advances on the Closing Date, does not exceed $105,000,000 in the aggregate plus (1) the amount of any Debt permitted pursuant to Section 6.02(h) and (2) any other Debt described in Schedule 3.01(i).

(j)        Assignment of Permitted Intercompany Debt.          The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Permitted Intercompany Debt has been assigned from CorEnergy to MoGas HoldCo.

(k)       Payoff of Debt.  All existing Debt of the Borrowers and their Subsidiaries, including, without limitation, Debt under the MoGas Credit Agreement, the CorEnergy Credit Agreement and the Mowood Loan Agreement, shall have been, or simultaneously with the initial Advances will be, paid off in full and any Liens securing such Debt shall be released and discharged, or shall have been continued under the terms of this Agreement, or if requested by the Administrative Agent, assigned to the Administrative Agent for the benefit of the Secured Parties, and the Administrative Agent shall have received a formal payoff letter from Regions Bank in its capacity as administrative agent under each of the MoGas Credit Agreement, the CorEnergy Credit Agreement and the Mowood Loan Agreement.

(l)          Gulf Entities and Amended and Restated Gulf Credit Agreement.  The Administrative Agent shall have received reasonably satisfactory evidence of (i) the separation of the Gulf Entities and (ii) the execution of the Amended and Restated Gulf Credit Agreement.

(m)        Byron Loan Document Assignment.  The Administrative Agent shall have received reasonably satisfactory evidence that each Loan Party that is party to the Byron Loan Documents has assigned all of its rights and interests under each Byron Loan Document to one or more of the Gulf Entities.

(n)         Consummation of Crimson Acquisition.  The Administrative Agent shall have received a certificate of a Responsible Officer of each Borrower certifying that (i) attached thereto is a true, correct, and complete copy of the Purchase Agreement, together with all assignments, conveyance documents and amendments and waivers thereto and (ii) on or prior to the Closing Date, the Crimson Acquisition shall have been, or shall be substantially contemporaneously have been, consummated on terms satisfactory to the Administrative Agent and the Lenders.

(o)          Patriot Act Beneficial Ownership Regulation.  At least three (3) Business Days prior to the Closing Date, the Loan Parties and their Subsidiaries shall have delivered to the Arranger and each Lender such documentation and other information requested by the Arranger or such Lender in order to comply with (i) applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and (ii) its obligations under the Beneficial Ownership Regulation, in each case, to the extent requested in writing by the Arranger or such Lender at least ten (10) days prior to the Closing Date.

(p)          Hedge Contracts and Arrangements.  The Administrative Agent shall be satisfied with all existing Hedge Contracts of the Loan Parties and their respective Subsidiaries and the plan of the Loan Parties and their respective Subsidiaries regarding future hedging arrangement and Hedge Contracts.

(q)         Additional Information.  The Administrative Agent shall have received such additional information which the Administrative Agent shall have reasonably requested, and such information shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 3.02       Conditions Precedent to All Borrowings.  The obligation of each Lender, the Swingline Lender and the Issuing Bank to make a Credit Extension shall be subject to the further conditions precedent that on the date of such Credit Extension, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swingline Loan or Letter of Credit Application and the acceptance by the Borrowers of the proceeds of such Borrowing or Swingline Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing or Swingline Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit, as applicable, such statements are true):

(a)         the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the other Loan Documents are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date of such Borrowing or Swingline Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or Swingline Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing or Swingline Borrowing, as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects as of such earlier date);

(b)       no Default or Event of Default has occurred and is continuing or would result from such Borrowing or Swingline Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit;

(c)          There is no Excess Cash on and as of the date of such Borrowing, Swingline Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing, Swingline Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds therefrom (as such use of proceeds is certified to by the Borrower Representative in the applicable Notice of Borrowing) on or around such date, but in any event, not to exceed three (3) Business Days after such date; and

(d)          On and as of the date of such Borrowing, Swingline Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing, Swingline Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds therefrom, the Outstanding Amount of Revolving Advances does not exceed the Aggregate Revolving Commitments then in effect.

Section 3.03        Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender and Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders and Issuing Bank unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender or Issuing Bank, as applicable, prior to the Borrowings hereunder specifying its objection thereto and such Lender or Issuing Bank, as applicable, shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings or the Issuing Bank shall not have issued, increased or extended such Letter of Credit.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties hereby represents and warrants as follows:

Section 4.01      Existence; Subsidiaries; Capitalization.  Each of the Loan Parties and Subsidiaries is (a) a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and (b) except where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Change, in good standing and qualified to do business in each other jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification.  The Borrowers have (x) as of the Closing Date, no direct or indirect Subsidiaries other than those set forth on Schedule 4.01, each identified as either a Restricted Subsidiary or an Unrestricted Subsidiary, and (y) no Restricted Subsidiaries other than those that have complied (or are not required to comply) with Section 5.11.  As of the Closing Date, the capitalization of each Loan Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 4.01.  All outstanding shares in the Loan Parties their respective Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 4.01.  The shareholders or other owners, as applicable, of each Loan Party and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 4.01.  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Loan Party or any Subsidiary thereof, except as described on Schedule 4.01.

Section 4.02        Power.

(a)         (i) Each Loan Party and each Subsidiary has the requisite power and authority to own its assets and carry on its business, and (ii) each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party and to perform its obligations thereunder.

(b)        The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the Transactions (i) have been duly authorized by all necessary organizational action of such Person, (ii) do not and will not (x) contravene the terms of any such Person’s organizational documents, (y) violate any Legal Requirement, or (z) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) the provisions of any Material Contract, except with respect to which consents to the consummation of the Transactions have been obtained and are in full force and effect, or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

(c)          The absence of the Immaterial Consents, individually or in the aggregate, (i) does not materially interfere with the ordinary conduct of Business, (ii) does not materially detract from the value or the use of the portion of the Pipeline Systems that are affected thereby, and (iii) could not reasonably be expected to cause a Material Adverse Change.

Section 4.03     Authorization and Approvals.  No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required (i) on the part of any Loan Party in connection with the execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which it is a party or (ii) on the part of any Loan Party or any Subsidiary in connection with the consummation of the Transactions or the transactions contemplated hereby or thereby, except, in each case, (v) the filing of financing statements, (w) the recordation of the Mortgages, (x) approvals or consents to the Transactions by Pipeline Regulatory Agencies (including, without limitation, the CPUC’s approval of the transactions to be effected at the Second Closing), and other Governmental Authorities and third parties necessary, or in the reasonable discretion of the Administrative Agent, advisable and which are in full force and effect, and (y) other actions, notices or filings that may be required in the ordinary course of business from time to time or that may be required to comply with the requirements of the Loan Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Secured Parties).

Section 4.04       Enforceable Obligations.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party, that is a party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any Debtor Relief Laws or general principles of equity.

Section 4.05        Financial Statements.

(a)        The Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of each Borrower and its Subsidiaries or Restricted Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of each Borrower and its Subsidiaries or Restricted Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b)          Since December 31, 2019, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

(c)         The Borrowers and their Subsidiaries or Restricted Subsidiaries, as applicable, have no outstanding liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Borrowers or material with respect to the Borrowers’ financial condition and not shown in the Financial Statements or otherwise permitted under Section 6.02.  Except as shown in the Financial Statements, the Borrowers and their Subsidiaries or Restricted Subsidiaries, as applicable, are not subject to or restricted by any franchise, deed or charter which could reasonably be expected to cause a Material Adverse Change.

Section 4.06      True and Complete Disclosure.  The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.07       Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of a Loan Party, threatened, or, to the knowledge of any Responsible Officer of a Loan Party, any investigations by a Governmental Authority, in each case at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against or with respect to any of their Properties (including the Pipeline Systems and Unencumbered Pipeline Systems) or revenues that (a) affect or pertain to any of the Loan Documents or any of the Transactions, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to cause a Material Adverse Change.  No regulatory commission is currently conducting an investigation of any Loan

Party or any Subsidiary that could reasonably be expected to cause a Material Adverse Change, other than an investigation conducted by such regulatory commission in its routine general administrative practice.

Section 4.08       Compliance with Laws.  Except for circumstances that could not reasonably be expected to cause a Material Adverse Change, none of the Loan Parties nor any Subsidiary, nor any of their respective material properties is in violation of any Legal Requirement or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority.

Section 4.09        Use of Proceeds.  The proceeds of the Advances, Letters of Credit and Swingline Loans will be used by the Borrowers for the purposes described in Section 5.10.  No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board).  No proceeds of any Advance, Letter of Credit or Swingline Loan will be used to purchase or carry any margin stock in violation of Regulation T, U or X issued by the Federal Reserve Board.

Section 4.10        Taxes.  All Returns required to be filed by or on behalf of any Loan Party or their respective Subsidiaries have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by any Loan Party or their respective Subsidiaries with respect to items or periods covered by such Returns, except in each case to the extent of (a) reserves reflected in the Financial Statements, or (b) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 4.11          ERISA Compliance.

(a)          Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code , or an application for such a letter is currently being processed by the IRS.  To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)       There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to cause a Material Adverse Change.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c)        (i) No ERISA Event has occurred within the last six years, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrowers and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and neither the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC other than any liability that has been satisfied and other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

Section 4.12        Condition of Property; Casualties.

(a)        Except as could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change, each Loan Party and Subsidiary has good, record and marketable title in fee simple to, or valid leasehold interest in, or valid right of way interests in, all of their respective properties, including, without limitation, the real and personal property described in each of the Mortgages, as and to the extent necessary to operate the Business, taken as a whole.  None of such property is subject to any Lien, except for Liens permitted by Section 6.01.  Except to the extent that flood insurance in form and substance satisfactory to the Administrative Agent has been obtained with respect thereto, no building constituting Collateral that is located on any real property owned or leased by any of the Loan Parties or any right of way or easement relating to any Pipeline System is located in a special flood hazard area as designated by any Governmental Authority.  To the Loan Parties’ knowledge, all material leases, rights of way, permits, authorizations, and tariffs are valid, in full force and effect, not suspended and not undergoing any review or proceeding, whether requested or imposed, the outcome of which could reasonably be expected to revoke or to materially restrict or modify the lease, permit, right of way, authorization, or tariff in a manner adversely affecting the Business, taken as a whole.

(b)         The Pipeline Systems and Unencumbered Pipeline Systems are located on property in which Borrowers or their Subsidiaries hold fee deeds, rights of way, easements, leases, servitudes, permits, licenses, or other instruments (collectively, “rights of way”) in favor of the Loan Parties and Subsidiaries, except where the failure of the Pipeline Systems and Unencumbered Pipeline Systems to be so covered, individually or in the aggregate, (i) does not materially interfere with the ordinary conduct of Business, (ii) does not materially detract from the value or the use of the portion of the Pipeline Systems and Unencumbered Pipeline Systems which are not covered and (iii) could not reasonably be expected to cause a Material Adverse Change.  The rights of way establish a contiguous and continuous right of way for the Pipeline Systems and Unencumbered Pipeline Systems and grant the Loan Parties and Subsidiaries the right to construct, operate, and maintain the Pipeline Systems and Unencumbered Pipeline Systems in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would inspect, operate, repair, and maintain similar assets, excepting such non-contiguity and other defects that, individually or in the aggregate, (A) do not materially interfere with the ordinary conduct of Business, (B) do not materially detract from the value or the use of the portion of the Pipeline

Systems and Unencumbered Pipeline Systems that are not covered thereby, and (C) could not reasonably be expected to cause a Material Adverse Change.

(c)         There has been no and there is not presently any occurrence of any (i) breach or event of default on the part of the Loan Parties or Subsidiaries with respect to any permit, right of way or deed related to the Unencumbered Pipeline Systems, Pipeline Systems or other Collateral, (ii) to the knowledge of the Loan Parties, breach or event of default on the part of any other party to any permit, right of way or deed, or (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of the Loan Parties or Subsidiaries with respect to any permit, right of way or deed related to the and Unencumbered Pipeline Systems, Pipeline Systems or other Collateral or, to the knowledge of the Loan Parties, on the part of any other party thereto, in each case, to the extent any such breach or default, individually or in the aggregate, (A) materially interferes with the ordinary conduct of Business, (B) materially detracts from the value or the use of the portion of the Pipeline Systems and Unencumbered Pipeline Systems covered thereby or (C) could reasonably be expected to cause a Material Adverse Change.

(d)         The permits, rights of way and deeds held by the Loan Parties and Subsidiaries are in full force and effect in all material respects and are valid and enforceable against the parties thereto in accordance with their terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws effecting creditors’ rights generally and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder by the Loan Parties, the Subsidiaries and their predecessors in interest have been duly paid in accordance with the terms of such permits, deeds and rights of way (as such term is defined in this Section 4.12) except to the extent that a failure to do so, individually or in the aggregate, (x) does not materially interfere with the ordinary conduct of Business, (y) does not materially detract from the value or the use of the portion of the Pipeline Systems and Unencumbered Pipeline Systems covered thereby and (z) could not reasonably be expected to cause a Material Adverse Change.

(e)        Except as could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change, the Pipeline Systems and Unencumbered Pipeline Systems are located within the confines of the applicable rights of way and do not encroach upon any adjoining property, in any one or more material respects.  The buildings and improvements owned or leased by the Loan Parties and Subsidiaries and the operation and maintenance thereof, do not (i) contravene any applicable zoning or building law or ordinance or other administrative regulation or (ii) violate any applicable restrictive covenant or any applicable Legal Requirement, the contravention or violation of which would materially affect the use of the property subject thereto.

(f)          No eminent domain proceeding or taking has been commenced or, to the knowledge of the Loan Parties, is contemplated with respect to all or any portion of the Pipeline Systems or Unencumbered Pipeline Systems except for that which, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change.

(g)          No portion of the Pipeline Systems or Unencumbered Pipeline Systems has suffered any material damage by fire, hurricane, windstorm, earthquake or tidal wave or other casualty loss that has not heretofore been repaired and restored.  Neither the business nor any material Properties of the Loan Parties or Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

Section 4.13        No Defaults.  No Default has occurred and is continuing.

Section 4.14        Environmental Condition.

(a)          Permits.  The Loan Parties and their Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all material terms and conditions of such Permits and with all other material requirements of applicable Legal Requirements (including but not limited to Environmental Laws); (iii) have not received notice of any material violation or alleged violation of any Legal Requirement or Permit; and (iv) are not subject to any material actual or contingent Environmental Claim, in each case that, could reasonably be expected to result in a Material Adverse Change.

(b)          Certain Liabilities.  Except for circumstances that could not reasonably be expected to cause a Material Adverse Change, none of the present or previously owned or operated Properties of the Loan Parties or of any of their current or former Subsidiaries, wherever located, (i) has been placed on or formally proposed to be placed on the National Priorities List, CERCLIS, or their state or local analogs, nor has any Loan Party been otherwise notified of the designation, listing or identification by a Governmental Authority of any Property of such Loan Party or any of its current or former Subsidiaries as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws (except as such activities may be required by permit conditions); (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Loan Parties or any of their Subsidiaries, wherever located; or (iii) has been the site of any Release of Hazardous Materials from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response (as defined under any Environmental Law) and none of the Loan Parties or any of their current or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Materials to any third party site that could reasonably be expected to result in the need for Response by the Loan Parties.

(c)         Certain Actions.  Except for circumstances that could not reasonably be expected to cause a Material Adverse Change, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by any Loan Party or its respective Subsidiaries on any of their currently or formerly owned, leased or operated Property and (ii) to the knowledge of the Loan Parties or their respective Subsidiaries, there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by the Loan Parties that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws.

Section 4.15        Intellectual Property.  The Loan Parties and Subsidiaries possess all patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights that are necessary to the conduct of their business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 4.16        Security Interests.

(a)          The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in such Pledge Agreement) and, when financing statements in appropriate form are filed in the office of the Secretary of State of the State in which each Loan Party is organized, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Pledged Collateral (as defined in such Pledge Agreement), in each case prior and superior in right to any other person.

(b)         The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement). When financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral (as defined in such Security Agreement) in which a security interest may be perfected by the filing of a financing statement under the applicable UCC, in each case prior and superior in right to any other person, other than Permitted Liens.

(c)         Each Mortgage is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien in the Collateral (as defined in such Mortgage).  When appropriate recordings or registrations are made as specified in such Mortgage, such Mortgage shall constitute a fully perfected Lien on all right, title and interest of the mortgagor thereunder in such Collateral (as defined in the Mortgage), prior and superior in right to any other Person, other than Permitted Liens.

Section 4.17       Solvency.  Before and after giving effect to the making of each Credit Extension, (a) each Loan Party and each Subsidiary, taken as a whole, are Solvent and (b) the Loan Parties and their Subsidiaries do not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 4.18        Insurance.

(a)         Schedule 4.18 sets forth a true, complete and correct description of all insurance maintained by the Loan Parties and Subsidiaries as of the Closing Date.  As of such date, such insurance is in full force and effect and all premiums have been duly paid.

(b)         The properties of the Loan Parties and Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party or Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Subsidiary operates.

Section 4.19       Hedge Contracts.  Schedule 4.19, as of the Closing Date, and, after the Closing Date, each report required to be delivered pursuant to Section 5.01(g), sets forth a true and complete list of all Hedge Contracts of the Loan Parties and Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.20      Material Contracts.  Schedule 4.20 sets forth a complete and correct list, as of the Closing Date, of all Material Contracts and any consents necessary thereunder in connection with the Transactions.  The Loan Parties have heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all documentation evidencing such Material Contracts, including any modifications or supplements thereto, as in effect on the Closing Date.  As of the Closing Date, there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the applicable Loan Party or Subsidiary (as applicable) under any Material Contract, or to the Loan Parties’ knowledge, by any of the other parties thereto.

Section 4.21      Investment Company Act.  None of the Borrowers nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22        Federal Power Act.  Neither the Administrative Agent, the Swingline Lender, the Issuing Bank nor any of the Lenders, solely by virtue of the execution, delivery and performance of, and the consummation of the Transactions contemplated by, the Loan Documents shall be or become subject to regulation (a) under the Federal Power Act, as amended, (b) as a “public utility” or “public service corporation” or the equivalent under the applicable law of any state, or (c) under the applicable laws of any state relating to public utilities or public service corporations.

Section 4.23        Regulation of Pipeline Systems and Unencumbered Pipeline Systems.

(a)          The common carrier pipeline systems owned by Crimson California and SPB are subject to jurisdiction of and regulation by the CPUC.  Neither Crimson California nor SPB is subject to any complaint, investigation or contested proceeding regarding its rates or practices with respect to its pipeline systems.

(b)          With respect to all Pipeline Systems and Unencumbered Pipeline Systems, each applicable Loan Party or Subsidiary:

(i)          has followed prudent industry practice in the Hydrocarbons transportation and distribution industries, as applicable, regarding the setting of rates for services provided and the implementation of such rates, where applicable;

(ii)      has conducted or caused to be conducted regular inspection and maintenance of the pipeline assets in accordance with regulatory requirements and American Petroleum Institute Standard 1160;

(iii)      has experienced no Releases, mechanical failures or other incidents affecting any pipeline asset that have not been reported to the Pipeline Regulatory Agencies and that could reasonably be expected to (A) materially interfere with the ordinary conduct of Business, (B) materially detract from the value or the use of the portion of the Pipeline Systems and Unencumbered Pipeline Systems that are not covered thereby, or (C) cause a Material Adverse Change;

(iv)        has not utilized its pipeline assets for purposes other than transporting crude oil; and

(v)         has received no claims in writing, and is not aware of any other claims, of liability with respect to the denial of service or the provision of service under terms and conditions that are alleged to be unduly discriminatory and that could reasonably be expected to give rise to material liability.

(c)        Each of the Loan Parties and Subsidiaries is in compliance, in all material respects, with all rules, regulations and orders of all Pipeline Regulatory Agencies applicable to the Pipeline Systems and Unencumbered Pipeline Systems.

(d)        No Loan Party or Subsidiary is liable for any refunds or interest thereon as a result of an order from any Governmental Authority with jurisdiction over the Pipeline Systems and Unencumbered Pipeline Systems.

(e)          Without limiting the generality of Section 5.03 of this Agreement, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by the Loan Parties or Subsidiaries from any Governmental Authority to construct, own, operate and maintain the Pipeline Systems and Unencumbered Pipeline Systems, or to transport and/or distribute crude oil or Hydrocarbons under existing contracts and agreements as the Pipeline Systems and Unencumbered Pipeline Systems are presently owned, operated and maintained.

(f)          None of the Loan Parties nor any Subsidiary has made any agreements to assume or indemnify for liabilities of third parties in relation to any Pipeline Systems or Unencumbered Pipeline Systems, except for (A) the indemnities listed in Schedule 4.23, and (B) contractual indemnification obligations incurred in the ordinary course of business, none of which (individually or in the aggregate), if invoked or triggered, (x) would materially detract from the value or the use of the portion of the Pipeline Systems and Unencumbered Pipeline Systems covered thereby, or (y) could reasonably be expected to cause a Material Adverse Change.

Section 4.24     Title to Hydrocarbons.  No Loan Party or Subsidiary has title to any of the Hydrocarbons or other petroleum products which are transported and/or distributed through the Pipeline Systems and Unencumbered Pipeline Systems, other than pipeline loss allowance oil.

Section 4.25        Senior Indebtedness Status.  The Obligations of each Loan Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Debt and all senior unsecured Debt of each such Person.

Section 4.26        Anti-Terrorism Laws; Sanctions.

(a)        To the extent applicable, each Loan Party and each Subsidiary thereof, and to the knowledge of the Loan Parties, each of its Affiliates, is in compliance with requirements of Governmental Authorities relating to terrorism and money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (and each of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto), in each case, as amended from time to time and including any successor thereto (collectively, the “Anti-Terrorism Laws”).

(b)         No Loan Party nor any of their respective Subsidiaries is; to the knowledge of any Loan Party, no director, officer, agent, employee or Affiliate of any Loan Party or any of their respective Subsidiaries is; none of the foregoing Persons are owned or controlled by Persons that are: (i)(A) named, described or designated as a “Specially Designated National and Blocked Persons” on the most current list published by the United States Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list, (B) included on Her Majesty’s Treasury’s (“HMT”) Consolidated List of Financial Sanctions Targets and the Investment Ban List, or (C) included on any similar list published by the United Nations Security Council or the European Union; (ii) the subject of any sanctions administered or enforced by (A) OFAC or the United States Department of State, (B) HMT, (C) the United Nations Security Council, (D) the European Union, or (E) any other relevant sanctions authority having authority over such Person (collectively, “Sanctions”), or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (such Persons described in the foregoing clauses (i), (ii) or (iii), “Targeted Persons”).

Section 4.27        Foreign Corrupt Practices.  None of the Loan Parties nor any of their respective Subsidiaries, nor, to the knowledge of the Loan Parties, any Affiliate, director, officer, agent or employee of any Loan Party or any of their respective Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, and the Loan Parties and each of their respective Subsidiaries and, to the knowledge of the Loan Parties, their respective Affiliates, have conducted their business in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.28        EEA Financial Institutions.  None of the Loan Parties is an EEA Financial Institution.

Section 4.29      Beneficial Ownership Certification.  As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 4.30        Special Purpose Entity.  As of the Closing Date and at any time thereafter, MoGas HoldCo is a Special Purpose Entity and has not taken any action that could reasonably be expected to result in MoGas HoldCo ceasing to be a Special Purpose Entity.

ARTICLE V
AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby agrees to comply with the following covenants:

Section 5.01        Reporting Requirements.  The Borrowers shall furnish to the Administrative Agent and the Lenders:

(a)          Annual Audited Financials.

(i)          As soon as available and in any event not later than one-hundred and twenty (120) days after the end of each fiscal year of CorEnergy, copies of the audited consolidated balance sheet of CorEnergy and its Subsidiaries and, if different, the Borrowers and their Restricted Subsidiaries, in each case as at the end of such fiscal year, together with the related audited consolidated and unaudited consolidating statements of income or operations, retained earnings and cash flows for such fiscal year, and the notes thereto, all in reasonable detail and setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year (or in lieu of such audited financial statements of the Borrowers and their Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for CorEnergy and its Subsidiaries, on the one hand, and the Borrowers and their Restricted Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate from such consolidated financial statements the accounts of Unrestricted Subsidiaries (if any) and any other Subsidiaries of CorEnergy that are not Loan Parties), all (except with respect to such reconciliation) in reasonable detail and prepared in accordance with GAAP and such consolidated statements to be accompanied by a report and opinion of an independent certified public accountant of recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of CorEnergy and its Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with GAAP; or words substantially similar to the foregoing and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(ii)          As soon as available and in any event not later than one-hundred and twenty (120) days after the end of each fiscal year of each Borrower, copies of the unaudited consolidated balance sheets of such Borrower and its Subsidiaries and, if different, such Borrower and its Restricted Subsidiaries, in each case as at the end of such fiscal year, together with the related unaudited consolidated and consolidating statements of income or operations, retained earnings and cash flows for such fiscal year, and the notes thereto, all in reasonable detail and setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year (together with, a detailed reconciliation, reflecting such financial information for such Borrower and the Restricted Subsidiaries, on the one hand, and CorEnergy and its Subsidiaries (as provided in Section 5.01(a)(i)), on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) and any other Subsidiaries of CorEnergy that are not Loan Parties  from such consolidated financial statements), all in reasonable detail and certified by a Financial Officer of the Borrower Representative as fairly presenting the financial condition, results of operations, retained earnings and cash flows of such Borrower and its Subsidiaries as at the end of such fiscal year in accordance with GAAP and such reconciliation to the financial statements provided pursuant to Section 5.01(a)(i) to be accompanied by a written statement of an independent certified public accountant of recognized standing with respect to such reconciliation reasonably acceptable to the Administrative Agent.

(b)         Quarterly Financials.  As soon as available and in any event not later than sixty (60) days after the end of each fiscal quarter in each fiscal year (including the fiscal year-end quarter), an unaudited consolidated balance sheet for each Borrower and its Subsidiaries and, if different, such Borrower and its Restricted Subsidiaries, in each case as at the end of such fiscal quarter, and the related unaudited consolidated and consolidating statements of income or operations, retained earnings and cash flows for such fiscal quarter and, as applicable, for the portion of such Borrower’s and its respective Subsidiaries’ fiscal year then ended, and setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (or in lieu of such financial statements of such Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for such Borrower and the Restricted Subsidiaries, on the one hand, and such Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate from such consolidated financial statements the accounts of Unrestricted Subsidiaries (if any)), all (except with respect to such reconciliation) in reasonable detail and certified by a Financial Officer of the Borrower Representative, as fairly presenting the financial condition, results of operations, retained earnings and cash flows of such Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)       Compliance Certificates. (i) Concurrently with the delivery of the financial statements referred to in Section 5.01(a)(i), a certificate of CorEnergy’s independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Sections 6.13 and 6.14 set forth herein or, if any such Default shall exist, stating the nature and status of such event; and (ii) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b) (except, in the case of Section 5.01(b), with respect to the delivery of the financial statements for the fiscal year-end quarter), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower Representative.

(d)        Management Letters.  Promptly upon receipt thereof, copies of any detailed audit reports, management letters and any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) or recommendations submitted to the board of managers or equivalent (or any committee thereof) of any Loan Party or Subsidiary by independent accountants in connection with the accounts or books of the Borrowers, any other Loan Party, any Subsidiary or any audit of any of them.

(e)          Annual Budget.  As soon as available and in any event prior to one-hundred twenty (120) days after January 1 of each year, an annual operating, cash flow and capital budget of the Loan Parties and their Subsidiaries for such fiscal year.

(f)          Patriot Act.  Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(g)        Hedge Reports.  Within sixty (60) days after the end of each fiscal quarter, a certificate of a Responsible Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such quarter, a true and complete list of all Hedge Contracts of the Borrowers, each other Loan Party and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes allocated among Loan Parties and Regulated Subsidiaries if applicable), the net mark-to-market value therefor, any credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(h)         PLA Projections. Within 60 days after the end of each fiscal quarter, a forecast of projected pipeline loss allowance volumes of the Borrowers, their Restricted Subsidiaries and any Regulated Subsidiary (“Projected PLA Volumes”), for each of the following thirty six (36) calendar months, in form satisfactory to the Administrative Agent, including a description of the underlying assumptions applicable thereto, accompanied by a certificate of a Responsible Officer of the Borrower Representative stating that (x) such projections are based on reasonable estimates, information and assumptions, and (y) such Responsible Officer of the Borrower Representative has no reason to believe that such projections are incorrect or misleading in any material respect.

(i)         Perfection Certificate.  (i) At the time the Borrowers and the Loan Parties deliver the financial statements required under Section 5.01(a), (ii) substantially concurrently with the consummation of any acquisition of assets or Equity Interests for aggregate consideration in excess of $5,000,000 and (iii) upon the Commercial Operation Date of a Material Project, in each case, the Borrower Representative shall deliver an updated perfection certificate executed by the Borrower Representative on behalf of itself and the other Loan Parties that shall be true and correct in all respects as of the date of its delivery.

(j)        Other Information.  Such other information respecting the Business, Properties or Collateral, or the condition or operations, financial or otherwise, of the Borrowers, the other Loan Parties and their Subsidiaries as the Administrative Agent may from time to time reasonably request.

(k)        Beneficial Ownership Certification. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under the Beneficial Ownership Regulation.

Documents required to be delivered pursuant this Section 5.01 may be delivered electronically and, in the case of Section 5.01(a) or Section 5.01(b), shall be deemed to have been delivered if such documents, or one or more annual, quarterly or other reports or filings containing such documents shall have been posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender, the Swingline Lender, the Issuing Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  The Administrative Agent shall not have an obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender, the Swingline Lender and the Issuing Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding the foregoing, if one Borrower becomes a direct or indirect Subsidiary of the other Borrower, separate Financial Statements of such Borrower that is a Subsidiary of the other Borrower shall not be required to be prepared or delivered pursuant to Sections 5.01(a) or (b).

Section 5.02      Other Notices.  The Borrowers shall furnish to the Administrative Agent and the Lenders written notice of the following as soon as possible but in any event within ten (10) days (or such other time period specified herein) after the occurrence or knowledge thereof:

(a)          Defaults.  The occurrence of (i) any Default or Event of Default or (ii) any other Debt of any Subsidiary in excess of $1,000,000 being declared due and payable before its expressed maturity, or any holder of such Debt having the right to declare such Debt due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any default) under such Debt;

(b)          Material Litigation.  Any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes pending, or to the knowledge of any Loan Party or any Subsidiary, threatened, or affecting any Loan Party or any Subsidiary which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which any Loan Party or any Subsidiary has knowledge resulting in or reasonably considered to be likely to result in a strike against any Loan Party or any Subsidiary and any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of any Loan Party or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,500,000;

(c)          ERISA Events.  The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any of the Loan Parties and Subsidiaries in an aggregate amount exceeding $500,000;

(d)          Environmental Notices.  A copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor in an aggregate amount exceeding $1,500,000, (ii) any action or omission on the part of any Loan Party or any of their current or former Subsidiaries in connection with Hazardous Materials which could reasonably result in the imposition of liability therefor in an aggregate amount exceeding $1,500,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with any Loan Party, any of their current or former Subsidiaries, or any of their leased or owned Property, wherever located;

(e)         Material Changes.  Any condition or event of which a Loan Party or a Subsidiary has knowledge, which condition or event (i) has resulted or may reasonably be expected to result in a Material Adverse Change or (ii) has resulted in a breach of or noncompliance with any material term, condition, or covenant of any Material Contract;

(f)          Pipeline Regulatory Agencies.  Promptly and in any event within five (5) Business Days after receipt thereof by a Loan Party or a Subsidiary, a copy of any form of material notice, summons, citation, proceeding or order received from any Governmental Authority (including, without limitation, any Pipeline Regulatory Agency) concerning the regulation of any material portion of the Pipeline Systems or the Unencumbered Pipeline Systems;

(g)         Material Contracts. (i) Copies of all amendments, waivers and other modifications so received under or pursuant to any Material Contract and (ii) written notice of any breach or non-performance of, or any default under, any Material Contract of any party thereto, including a description of such breach, non-performance, default, violation or non-compliance;

(h)          Organizational Structures; Property and Collateral.

(i)          any change of its or any Loan Party’s or any Subsidiary’s legal name, corporate structure, jurisdiction of organization or formation or its organizational identification number, if applicable, at least fifteen (15) days before the occurrence thereof (or such shorter period as the Administrative Agent may agree);

(ii)        any notice with respect to a decrease in coverage, termination or cancellation received by any Loan Party or Subsidiary from any insurer with respect to any insurance maintained in accordance with Section 5.04 promptly and in any event within five (5) Business Days after the receipt thereof; and

(iii)      from time to time upon request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as the Administrative Agent may reasonably request on behalf of any Lender, all in reasonable detail; and

(iv)        Casualties and Takings.  Any actual or constructive loss by reason of fire, explosion, theft or other casualty, of any Property of any Loan Party or Subsidiary or any taking of title to, or the use of, any Property of any Loan Party or Subsidiary pursuant to eminent domain or condemnation proceedings or any settlement or compromise thereof, in each case, with a value equal to or greater than $500,000, and a certificate of a Responsible Officer of the Borrower Representative, describing the nature and status of such occurrence.

Each notice pursuant to this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative, setting forth details, and nature and status, of the occurrence referred to therein and stating what actions the applicable Loan Party or Subsidiary has taken and proposes to take with respect thereto.  Each notice pursuant to Section 5.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.03     Compliance with Laws.  Each Loan Party shall comply, and cause each of its Subsidiaries to comply, with all applicable Legal Requirements (including, without limitation, Environmental Laws), except where the non-compliance with which would not reasonably be expected to cause a Material Adverse Change.  Without limitation of the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business, except where such failure to maintain or possess would not reasonably be expected to cause a Material Adverse Change.

Section 5.04        Maintenance of Insurance.

(a)         Each Loan Party shall, and shall cause each of its Subsidiaries to, procure and maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

(b)         Copies of all such policies or certificates, and endorsements and renewals thereof shall be delivered to the Administrative Agent upon its request.  All policies of insurance maintained in the name of a Loan Party (but for purposes of clarity, not insurance maintained by an operator of such Person’s Property) shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as lender’s loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable.  All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage.  In addition each Loan Party shall use commercially reasonable efforts to cause all policies of insurance required under the terms hereof to contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of any Loan Party or any party holding under such Loan Party which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Loan Parties.  Each Loan Party shall use commercially reasonable efforts to cause all such policies to contain a provision that notwithstanding any contrary agreements between the Loan Parties, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least fifteen (15) days’ prior written notice to the Administrative Agent.  In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.04, the proceeds of any insurance policy described above are paid to a Loan Party, such Loan Party shall deliver such proceeds to the Administrative Agent promptly (and in any event within five (5) Business Days) upon written request.

(c)          To the extent any Collateral is subject to the provisions of the Flood Insurance Laws (as defined below), (i)(A) concurrently with the delivery of any Mortgage in favor of the

Administrative Agent, and (B) at any other time if necessary for compliance with applicable Flood Insurance Laws, provide the Administrative Agent with a standard flood hazard determination form for such Collateral and (ii) if any building that forms a part of Collateral is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time (the “Flood Insurance Laws”).  In addition, to the extent the Borrowers and the other Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Collateral, the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrowers’ expense to ensure compliance with any applicable Flood Insurance Laws.

Section 5.05       Preservation of Existence.  The Borrowers shall, and shall cause each of their Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary or desirable in the normal conduct of its business, and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties, except where the failure to comply with items (b) or (c) above could not reasonably be expected to cause a Material Adverse Change.

Section 5.06       Payment of Obligations.  Each Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

Section 5.07        Maintenance of Property.  Each Borrower shall, and shall cause each of its Subsidiaries to,

(a)         (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to cause a Material Adverse Change; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.

(b)         Without limiting Section 5.07(a), (i) maintain or cause the maintenance of the interests and rights (A) that are necessary to maintain the rights of way for the Pipeline Systems and Unencumbered Pipeline Systems and (B) which individually or in the aggregate, could, if not maintained, reasonably be expected to cause a Material Adverse Change, (ii) subject to Permitted Liens, maintain the Pipeline Systems and Unencumbered Pipeline Systems within the confines of the rights of way without material encroachment upon any adjoining property, (iii) maintain such rights of ingress and egress necessary to permit the Loan Parties to inspect, operate, repair, and maintain the Pipeline Systems and Unencumbered Pipeline Systems to the extent that failure to maintain such rights, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change and provided that the Loan Parties may hire third parties to perform these functions, and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii), and (iii) of this Section 5.07(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to pay or default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Change.

Section 5.08        Books and Records; Inspection.  Each Loan Party shall, and shall cause each Subsidiary to, (a) keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and all Legal Requirements in all material respects, reflecting material financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be; and (c) from time-to-time during regular business hours upon reasonable prior notice, (i) permit duly authorized representatives or agents of the Administrative Agent and each Lender to visit and inspect any of its Properties, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its officers and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Loan Party or such Subsidiary; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be responsible for the costs of more than one (1) inspection visit per calendar year.

Section 5.09       Agreement to Pledge.  Each Loan Party shall, and shall cause each of its Restricted Subsidiaries (other than any Regulated Subsidiary, except to the extent such Regulated Subsidiary (i) is not prohibited under applicable law by the CPUC or any other applicable regulatory authority from becoming a Guarantor or a Loan Party hereunder or (ii) has obtained the express written approval of the CPUC or such other applicable regulatory authority) to, grant to the Administrative Agent an Acceptable Security Interest in any Property of such Loan Party or such Restricted Subsidiary now owned or hereafter acquired promptly after receipt of a written request from the Administrative Agent.

Section 5.10      Use of Proceeds.  The Borrowers shall use the proceeds of the Advances (other than pursuant to Section 2.17), Letters of Credit and Swingline Loans to (a) consummate in whole or in part the Crimson Acquisition, (b) repay or refinance certain Debt of the Borrowers, including under the Existing Credit Agreement, the MoGas Credit Agreement, the CorEnergy

Credit Agreement and the Mowood Loan Agreement, (c)  pay fees and expenses in connection with and related to this Agreement and the foregoing, and (d) for general corporate purposes, including working capital needs, capital expenditures, acquisitions and investments for themselves and their Subsidiaries (subject to the terms and conditions of this Agreement and the other Loan Documents).  The Borrowers shall use any proceeds from Advances obtained pursuant to Section 2.17 for general corporate purposes, including working capital needs, capital expenditures, acquisitions and investments for themselves and their Subsidiaries (subject to the terms and conditions of this Agreement and the other Loan Documents).  In no event shall the proceeds of any Advances, Letters of Credit or Swingline Loans be used to purchase or carry margin stock (within the meaning of Regulation U issued by the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board).

Section 5.11      Additional Subsidiaries.  The Borrower Representative shall notify the Administrative Agent at the time that any Person becomes a Subsidiary of a Borrower and promptly thereafter (and in any event within thirty (30) days or such later period as the Administrative Agent may agree), (a) unless such Person is a Regulated Subsidiary (except to the extent such Regulated Subsidiary (i) is not prohibited under applicable law by the CPUC or any other applicable regulatory authority from becoming a Guarantor or a Loan Party hereunder or (ii) has obtained the express written approval of the CPUC or such other applicable regulatory authority) or is designated as an Unrestricted Subsidiary in accordance with Section 5.17, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty Agreement, joinder to an existing Guaranty Agreement, or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in Section 3.01(a)(xiii), (xiv), and (xv), as applicable, (iii) if requested by the Administrative Agent, deliver a favorable opinion of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) above and clause (iv) below), all in form, content and scope reasonably satisfactory to the Administrative Agent, and (iv) execute such other Security Instruments as the Administrative Agent may reasonably request, in each case to secure the Obligations, and (b) cause any Person (other than any Regulated Subsidiary (except to the extent such Regulated Subsidiary (i) is not prohibited under applicable law by the CPUC or any other applicable regulatory authority from executing a Pledge Agreement or (ii) has obtained the express written approval of the CPUC or such other applicable regulatory authority) or Unrestricted Subsidiary) who is a stockholder or equityholder of such Subsidiary to execute a Pledge Agreement as a “Recourse Pledgor” pledging one hundred percent (100%) of its interests in the Equity Interest of such Subsidiary to secure the Obligations and such evidence of corporate authority to enter into and such legal opinion in relation to such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable; provided, however, that if such Person is a direct Subsidiary of a Borrower or of a Domestic Subsidiary and is organized or incorporated outside of the United States of America and is treated as a “controlled foreign corporation” as defined in Section 957 of the Code, no more than sixty-five percent (65%) of the outstanding Voting Securities of such Person shall be pledged to secure the Obligations.

Section 5.12        Further Assurances.

(a)        Upon the reasonable request of the Administrative Agent, each Loan Party shall, and shall cause each Restricted Subsidiary (other than any Regulated Subsidiary, except to the extent such Regulated Subsidiary (i) is not prohibited under applicable law by the CPUC or any other applicable regulatory authority from becoming a Guarantor or a Loan Party hereunder or (ii) has obtained the express written approval of the CPUC or such other applicable regulatory authority) to, work with the Administrative Agent and the Lenders to promptly cure any defects in the creation, execution and delivery of the Security Instruments and the other Loan Documents.  Each Loan Party (other than any Regulated Subsidiary, except to the extent such Regulated Subsidiary (i) is not prohibited under applicable law by the CPUC or any other applicable regulatory authority from becoming a Guarantor or a Loan Party hereunder or (ii) has obtained the express written approval of the CPUC or such other applicable regulatory authority) hereby authorizes the Administrative Agent to file any financing statements, describing all or any part of the Collateral as “all assets” of such Loan Party (or words of similar effect), as applicable, to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents.  The Borrower Representative shall notify the Administrative Agent at any time after the Closing Date that any Loan Party acquires any Equity Interest in any entity other than a Subsidiary, and promptly thereafter (and in any event within thirty (30) days or such later period as the Administrative Agent may agree), use commercially reasonable efforts to cause such Loan Party to execute a Pledge Agreement as a “Recourse Pledgor” pledging one hundred percent (100%) of its interests in the Equity Interest of such Person to secure the Obligations and applicable consents evidencing the consent of the other owners of Equity Interests in such Person to the grant of an Acceptable Security Interest in such Equity Interests to the Administrative Agent, along with share certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable.  Each Loan Party at its expense will, and will cause each Restricted Subsidiary (other than any Regulated Subsidiary, except to the extent such Regulated Subsidiary (i) is not prohibited under applicable law by the CPUC or any other applicable regulatory authority from becoming a Guarantor or a Loan Party hereunder or (ii) has obtained the express written approval of the CPUC or such other applicable regulatory authority) to, promptly execute and deliver to the Administrative Agent upon reasonable request by the Administrative Agent all such other documents, agreements and instruments to fully consummate all of the transactions contemplated by the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

(b)          Within thirty (30) days after a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens and which, individually or in the aggregate, (i) materially interfere with the ordinary conduct of Business, (ii) materially detract from the value or the use of the portion of the Pipeline Systems affected thereby, or (iii) could reasonably cause a Material Adverse Change, the Borrowers or other Loan Parties shall cure such title defects or exceptions or substitute such Collateral with acceptable property of an equivalent value with no title defects or exceptions and deliver to the Administrative Agent satisfactory title evidence in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Loan Parties’ title in such property and the Administrative Agent’s Liens and security interests therein.

Section 5.13      Compliance with Terms of Leaseholds.  Each Loan Party shall, and shall cause each of its Subsidiaries to, make all payments and otherwise perform all obligations in respect of all leases of real property to which such Loan Party or any Subsidiary is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change.

Section 5.14        Material Contracts.  Each Loan Party shall, and shall cause (as applicable) each of its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and take all such actions to such end as may be from time to time requested by the Administrative Agent, except in any case where failure to do so could not reasonably be expected to cause a Material Adverse Change.

Section 5.15        Regulatory Authority.  Except pursuant to Asset Dispositions permitted under Section 6.04(b)(iv), each Loan Party shall, and shall cause its Subsidiaries to, not knowingly take any action or permit any Loan Party or Subsidiary to take any action that could cause any Loan Party’s or Subsidiary’s Business that is not already so regulated or treated to be (a) regulated as a “utility”, “public-utility” or a “gas utility” by any Pipeline Regulatory Agency; or (b) deemed to be providing any service that would require the prior approval of any Pipeline Regulatory Agency in order to discontinue or abandon such service.

Section 5.16      ERISA Compliance.  The Borrowers shall maintain all Pension Plans in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.

Section 5.17          Unrestricted Subsidiaries.

(a)         Each Subsidiary shall be a Restricted Subsidiary unless it is designated by a Borrower as an Unrestricted Subsidiary pursuant to, and meets the requirements set forth in, this Section 5.17.

(b)         After the Closing Date, any Borrower may designate a Subsidiary that is not a Regulated Subsidiary as an “Unrestricted Subsidiary” by written notification thereof to the Administrative Agent, provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.13 and 6.14 immediately after giving effect to such designation as of the last day of the most recent fiscal quarter of the Borrowers for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or Section 3.01(d)), and (iii) immediately before and after such designation, the newly-designated

Unrestricted Subsidiary and the Loan Parties shall be in compliance with the applicable requirements of Section 6.15.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of all such Person’s outstanding Investment therein.

(c)        Any Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary and an incurrence of Liens by a Restricted Subsidiary on the property of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Debt is permitted under Section 6.02 and such Liens are permitted under Section 6.01, (ii) no Default or Event of Default would be in existence immediately following such designation, (iii) all representations and warranties set forth in the Loan Documents will be true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) as of such earlier date, (iv) the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.13 and 6.14 immediately after giving effect to such designation as of the last day of the most recent fiscal quarter of the Borrowers for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or Section 3.01(d)) and (v) such Subsidiary becomes a Loan Party to the extent required by Section 5.11.

Section 5.18        Post-Closing Obligations.

(a)        No later than 30 days after the Closing Date (or such longer period as may be agreed to in writing by the Administrative Agent in its sole discretion), the Borrowers shall deliver to the Administrative Agent an Account Control Agreement among each Loan Party, the Administrative Agent and each institution at which such Loan Party maintains a Deposit Account (other than an Excluded Account).

(b)        No later than 30 days after the Closing Date (or such longer period as may be agreed to in writing by the Administrative Agent in its sole discretion), the Borrower Representative shall have delivered to the Administrative Agent evidence of the consummation of the contribution by Holdings to Crimson Operating of 100% of the issued and outstanding Equity Interests of each of Midstream I and Midstream Services (the “EmployerCo Contribution”).

ARTICLE VI
NEGATIVE COVENANTS

Each of the Loan Parties hereby agrees to comply with the following covenants:

Section 6.01        Liens.  No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on or in respect of any of its

Property whether now owned or hereafter acquired, or assign any right to receive income, except that each Loan Party and their Restricted Subsidiaries may create, incur, assume, or suffer to exist:

(a)          Liens granted pursuant to the Security Instruments securing the Obligations;

(b)         purchase money Liens or purchase money security interests or Liens in connection with Capital Leases, in each case, upon or in any equipment constructed, acquired, improved or held by any Borrower or any of its Restricted Subsidiaries, and extensions, renewals and replacements thereof; provided that the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price or cost of constructing or improving such equipment (plus accrued interest and premium thereon), (ii) is secured only by such equipment and not by any other assets of such Borrower and its Restricted Subsidiaries, and (iii) is not increased in amount (other than accrued interest and premium thereon);

(c)          Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(d)       Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;

(e)          Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of any Borrower;

(f)          Liens comprised of minor defects, irregularities, and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within the areas covered by the easements, leases, licenses and other rights in real property in favor of any Borrower or any of its Restricted Subsidiaries which, individually and in the aggregate, do not materially interfere with the ordinary conduct of the Business and do not materially detract from the value or the use of the property which they affect;

(g)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(h)          judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (f) of Section 7.01;

(i)          Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(j)         the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or other similar transactions;

(k)          Liens securing Permitted Intercompany Debt; and

(l)          Liens securing Debt of one or more Loan Parties or Restricted Subsidiaries, which Liens are not otherwise permitted by clauses (a) through (l) above, provided that (i) such Liens may not encumber any Collateral and (ii) the aggregate outstanding principal amount of the Debt of all Loan Parties and Restricted Subsidiaries secured by such Liens does not exceed at any time $1,000,000.

provided, that nothing in this Section 6.01 shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender with any third party that any Debt subject to or secured by any Lien, right or other interest permitted under the subsections above ranks in priority to any Obligation.

Section 6.02       Debts, Guaranties, and Other Obligations.  No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a)          Debt of the Loan Parties under the Loan Documents;

(b)         Debt of any Borrower secured by the Liens permitted under paragraph (b) of Section 6.01 and any renewal, refinancing or extension of such Debt; provided that (i) no Lien existing at the time of such renewal, refinancing or extension shall be extended to cover any property not already subject to such Lien, (ii) the principal amount of any Debt renewed, refinanced or extended shall not exceed the amount of such Debt outstanding immediately prior to such renewal, refinancing or extension; and (iii) in any event, the aggregate amount of such Debt at any time shall not exceed $750,000;

(c)         Debt of any Borrower or any Restricted Subsidiary which may exist as a result of post-closing adjustments, non-compete payouts, and similar items relating to one or more Permitted Acquisitions;

(d)          Debt owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person in respect thereof, in each case incurred in the ordinary course of business;

(e)         Debt owed to any person with respect to premiums payable for property, casualty or liability insurance for any Borrower, so long as such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt shall be outstanding only during such year;

(f)         Debt representing deferred compensation to employees of any Loan Party or any Restricted Subsidiary incurred in the ordinary course of business;

(g)         intercompany Debt between Loan Parties; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Administrative Agent, for the benefit of the Secured Parties, a Borrower or a Guarantor; and, provided, further, that any such Debt shall be subordinated to the Obligations on terms set forth in the Guaranty Agreement;

(h)          Permitted Intercompany Debt;

(i)          Other Debt in an aggregate amount outstanding at any time not to exceed $5,000,000; provided, that (x) no more than $1,000,000 of such Debt may be secured by Liens, (y) such Liens may not encumber any Collateral, and (z) any Liens securing such Debt shall be deemed to be Liens described in Section 6.01(l) and shall count toward the aggregate limitation contained therein; and

(j)           Any Guarantee of any Debt permitted to be incurred under this Section 6.02,

Section 6.03       Agreements Restricting Liens and Distributions.  To the maximum extent permitted by law, no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement or Security Instruments) which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations, (b) restricts any Restricted Subsidiary from making Restricted Payments or otherwise transferring Property to any Borrower, or which requires the consent of or notice to other Persons in connection therewith, or (c) restricts the ability of any Loan Party or any Restricted Subsidiary or Guarantor to Guarantee the Credit Agreement Obligations; provided, that the foregoing shall not apply to (i) customary restrictions imposed on the granting, conveying, creation or imposition of any Lien on any Property of any Borrower or its Restricted Subsidiaries imposed by any contract, agreement or understanding related to the Liens permitted under clause (b) of Section 6.01 so long as such restriction only applies to the Property permitted under such clause to be encumbered by such Liens, (ii) customary non-assignment provisions or other restrictions on Liens contained in licenses, joint venture agreements, lease agreements or other contracts entered in the ordinary course of business, (iii) restrictions set forth in any documents and agreements in effect on the Closing Date evidencing or securing Permitted Intercompany Debt, (iv) documents governing an Asset Disposition may contain restrictions with respect to the assets being disposed, and (v) restrictions under any applicable law or other applicable regulatory authority that apply to any Regulated Subsidiary.

Section 6.04        Merger or Consolidation; Asset Dispositions.  No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to:

(a)         merge, dissolve, liquidate or consolidate with or into any other Person; provided that, so long as no Default or Event of Default exists or would result therefrom (x) any Restricted Subsidiary may merge with (A) any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (B) any one or more other wholly-owned Restricted Subsidiaries, provided that (1) when any wholly-owned Restricted Subsidiary is merging with another Subsidiary, the wholly-owned Restricted Subsidiary shall be the continuing or surviving Person and (2) when any Restricted Subsidiary that is not a Loan Party is merging with another Restricted Subsidiary that is a Loan Party, the Loan Party shall be the continuing or surviving Person, (y) any Restricted

Subsidiary may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interest of the Loan Parties and is not materially disadvantageous to the Lenders and (z) any Asset Disposition permitted hereunder may be effected through the merger of a Subsidiary of a Borrower with a third party; and

(b)          make any Asset Disposition other than:

(i)          liquidation of Liquid Investments in the ordinary course of business,

(ii)        Asset Dispositions of equipment or real property to the extent that (A) such Asset Disposition is in the ordinary course of business and (B) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Asset Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iii)        Asset Dispositions of Property or intellectual property that is (A) obsolete, worn out, depleted, surplus or uneconomic and disposed of in the ordinary course of business, or (B) no longer necessary for the business of such Person;

(iv)      Asset Dispositions of Property by any wholly-owned Restricted Subsidiary of a Borrower to a Borrower in the ordinary course of business;

(v)        Asset Dispositions or the compromise or settlement of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business (and not as part of a bulk sale or receivables financing);

(vi)      Asset Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Borrower or any Restricted Subsidiary;

(vii)       leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Instruments;

(viii)      assignments or licenses of intellectual property of any Loan Party or any Restricted Subsidiary in the ordinary course of business; and

(ix)       Asset Dispositions for fair market value so long as, both before and after giving effect to such Asset Disposition, no Default exists and the aggregate fair market value of such assets subject to Asset Dispositions in any fiscal year shall not exceed $5,000,000.

Section 6.05       Restricted Payments.  No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any Restricted Payments, except that:

(a)        each Restricted Subsidiary of each Borrower (including MoGas HoldCo upon becoming a Restricted Subsidiary as a result of the Second Closing) may make Restricted Payments to such Borrower or any other wholly-owned Restricted Subsidiary of such Borrower;

(b)        each Borrower may declare and pay dividends with respect to its Equity Interests, payable solely in additional shares or units of their Equity Interests;

(c)          each Borrower may make cashless repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(d)       each Borrower may make redemptions of, or purchase Equity Interests in, such Borrower from employees, consultants or directors of such Borrower upon such Person’s death, disability, retirement or termination of employment; provided that at the time any purchase or redemption is made no Default exists or would result therefrom;

(e)          each Borrower may make Permitted Tax Distributions;

(f)          each of the Borrowers and, until the consummation of the Second Closing, MoGas HoldCo may make additional Restricted Payments as long as (i) immediately before and after any Restricted Payment pursuant to this clause (f), no Default or Event of Default shall have occurred and be continuing, (ii) commencing as of the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.01(c) for the fiscal quarter ending June 30, 2021, the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.13 and 6.14 immediately after giving effect to such Restricted Payment as of the last day of the most recent fiscal quarter of the Borrowers for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (iii) immediately after giving effect to such Restricted Payment, the aggregate Available Revolving Commitment Amounts shall not be less than fifteen percent (15%) of the Aggregate Revolving Commitments then in effect, (iv) after giving pro forma effect to such Restricted Payment, the Distributable Free Cash Flow Amount is greater than or equal to $0; (v) a Responsible Officer of the Borrower Representative shall have delivered a Free Cash Flow Usage Certificate to the Administrative Agent not less than two (2) Business Days (or such shorter time as the Administrative Agent may agree to in its sole discretion) prior to the making of such Restricted Payment; and (vi) solely with respect to Restricted Payments on or after the Effective Date and prior to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.01(c) for the fiscal quarter ending June 30, 2021, any Restricted Payments made by the Borrowers and MoGas HoldCo during such period (1) shall not exceed $8,000,000 in the aggregate and (2) may not be funded with any amounts received from Advances made to a Borrower hereunder;

(g)          MoGas may make Restricted Payments to MoGas HoldCo in accordance with the terms of the Permitted Intercompany Debt; and

(h)          Holdings may make Restricted Payments at any time from proceeds of Restricted Payments received by it in accordance with this Agreement.

As used in this Section 6.05, “Permitted Tax Distributions” means so long as (A) a Borrower is treated as a pass through entity for federal income tax purposes, and (B) no Default or Event of Default shall have occurred and be continuing on the date thereof or would result therefrom, quarterly distributions made by such Borrower as provided in this Section 6.05 during the 30‑day period following the end of a fiscal quarter.  Each Permitted Tax Distribution shall be calculated with respect to the fiscal quarter most recently ended and shall equal the product of (1) the maximum federal, state and local income tax rate applicable to individuals residing in New York City as in effect for the taxable year in question, utilizing the respective rates for ordinary income or capital gain, depending on the characterization of income as described below, and without giving effect to any phase-out of exemptions or deductions (the “Rate”), multiplied by (2) the excess of the amount of each Borrower’s estimated taxable income for such fiscal quarter over such Borrower’s cumulative net loss, if any, for such period and all prior taxable periods beginning on or after the date hereof (the excess of the net losses for all prior periods over the net income for all prior periods) allocated to the individuals that are the direct and indirect holders of such Borrower’s Equity Interests.  Distributions with respect to the fiscal quarter ending December 31 of any year shall be based on the estimated taxable income of each Borrower for the entire taxable year and shall take into account the prior quarterly distributions for such year.  To the extent that each Borrower’s actual taxable income for any fiscal year exceeds the sum of the foregoing quarterly estimates, then, if all conditions outlined above remain satisfied, such Borrower shall be entitled to make an additional distribution to the holders of its Equity Interests calculated in the manner provided above based on the actual taxable income of such Borrower.  To the extent that each Borrower’s actual taxable income for any fiscal year is less than the sum of the foregoing quarterly estimates, then such Borrower shall deduct an amount equal to the excess of the Permitted Tax Distributions actually made for such year over the amount that would have been made if calculated in the manner provided above on such Borrower’s actual taxable income from the amounts it is otherwise entitled to distribute to the holders of its Equity Interests in the next succeeding quarter or quarters.  Notwithstanding anything to contrary in this Agreement, no distributions may be made in violation of any rule or regulation of any Pipeline Regulatory Agency.

Section 6.06       Investments.  No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:

(a)          Liquid Investments;

(b)          Investments consisting of extensions of credit in the nature of accounts receivable, other trade payables or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(c)          Investments by the Loan Parties and their Restricted Subsidiaries in the Loan Parties;

(d)          Investments by a Borrower in newly-formed domestic Restricted Subsidiaries that become Guarantors pursuant to Section 5.11;

(e)          Investments (other than Acquisitions) in direct ownership interests in additional oil, gas and refined product gathering systems and pipelines related to farm-out, farm‑in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements that are usual and customary in the oil, gas and refined product pipeline business located within the geographic boundaries of the United States of America; provided that such assets are pledged as Collateral pursuant to, and to the extent required by, Section 5.09;

(f)          Investments by any Loan Party or any Restricted Subsidiary in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)         Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with a Borrower or any Restricted Subsidiary, including in connection with an Acquisition permitted hereunder, so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(h)          Investments constituting deposits described in clauses (e), (g) and (l) of Section 6.01;

(i)           Guarantees permitted by Section 6.02;

(j)           Hedge Contracts to the extent permitted under Section 6.17;

(k)         Acquisitions resulting in ownership of assets inside the United States, or of Equity Interests in a Person organized or incorporated in the United States; provided, however, that the following requirements have been satisfied:

(i)          if such Acquisition results in any Borrower’s or any Loan Party’s ownership of a direct or indirect Subsidiary, such Subsidiary shall be a Restricted Subsidiary and the Borrowers shall, or shall have caused such Loan Party or Subsidiary to, have complied with the requirements of Section 5.11 within the time periods specified therein;

(ii)        with respect to Acquisitions involving acquisitions of an Equity Interest, such Acquisition shall have been approved or consented to by the board of directors or similar governing entity of the Person being acquired;

(iii)        as of the closing of such Acquisition no Default shall exist or occur as a result of, and after giving effect to, such Acquisition;

(iv)        if such Acquisition is of a line of business, such Acquisition shall be of a line of business permitted by Section 6.07; and

(v)      with respect to any Acquisition whereby the total consideration paid in connection with such acquisition exceeds $5,000,000, the Borrower Representative shall certify (and provide the Administrative Agent with a pro forma calculation in form and substance reasonably satisfactory to the Administrative Agent) to the Administrative Agent and the Lenders that, after giving effect to completion of such acquisition the Borrowers would be in compliance with Sections 6.13 and 6.14 on a pro forma basis, in each case which includes all consideration given in connection with such acquisition;

(l)          Investments in Ventures so long as the aggregate amount invested pursuant to this Section 6.06(l) (determined without regard to any write-downs or write-offs of such Investments or any increase in value with respect thereto after the time such Investment is made) does not exceed $5,000,000 prior to the Maturity Date and provided that after giving effect to each such Investment, the Borrowers would be in compliance with Sections 6.13 and 6.14 on a pro forma basis and no Default or Event of Default shall have occurred and be continuing;

(m)       cash Investments in Unrestricted Subsidiaries (other than Regulated Subsidiaries) so long as the aggregate amount invested pursuant to this Section 6.06(m) (determined without regard to any write-downs or write-offs of such Investments or any increase in value with respect thereto after the time such Investment is made) does not exceed $5,000,000 during any fiscal year and provided, that after giving effect to such an Investment, the Borrowers would be in compliance with Sections 6.13 and 6.14 on a pro forma basis and no Default or Event of Default shall have occurred;

(n)          cash Investments in any Regulated Subsidiary that are reasonably required by and related to such Regulated Subsidiary’s business (including the operation and acquisition of pipelines and other midstream assets) so long as such Regulated Subsidiary is subject to regulation by the CPUC or a comparable Governmental Authority; provided, that after giving effect to each such Investment: (i) the Borrowers would be in compliance with Sections 6.13 and 6.14 on a pro forma basis, (ii) no Default or Event of Default shall have occurred and (iii) Liquidity is equal to or greater than an amount equal to 15% of the Aggregate Revolving Commitments then in effect;

(o)          for each fiscal year, other than the fiscal year ending December 31, 2020, other Investments in an aggregate amount not to exceed $1,250,000 per fiscal year;

(p)          Investments constituting Permitted Intercompany Debt; and

(q)        Investments resulting from the contribution by CorEnergy to Crimson Operating of 100% of the issued and outstanding stock of each CORR Contributed Entity directly owned by CorEnergy as a result of the Second Closing.

Section 6.07       Change in Nature of Business.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any line of business other than lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any other business in the midstream sector that is incidental thereto or a reasonable extension thereof; provided, that the Loan Parties and their Subsidiaries shall not enter into lines of business that result in commodity price exposure that is disproportionate to the exposure of the business on the Closing Date.

Section 6.08       Affiliate Transactions.  No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, including, without limitation, any payment by any Loan Party or any of their respective wholly-owned Restricted Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise, other than on fair and reasonable terms substantially as favorable or more favorable to such Loan Party or such Restricted Subsidiary as would be obtainable by such Loan Party or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a

Person other than an Affiliate, other than (a) transactions among Loan Parties, (b) otherwise expressly provided for in this Agreement, (c) the payment of fees, compensation (including bonuses) and other benefits to, and indemnity and reimbursement provided on behalf of, employees, officers, directors or consultants of any Loan Party or any Restricted Subsidiary in the ordinary course of business, (d) reimbursement of employee travel and lodging costs incurred in the ordinary course of business, (e) employment agreements, equity incentive agreements, benefit programs, collective bargaining agreements and other employee and management arrangements in the ordinary course of business and (f) arrangements existing on the Closing Date and set forth on Schedule 6.08.

Section 6.09      Sale-and-Leaseback.  No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter a Loan Party or a Restricted Subsidiary thereof shall lease as lessee such Property or any part thereof or other Property which such Loan Party or such Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.10      Accounting Change.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, make a change in the method of accounting employed in the preparation of the financial statements referred to in Section 4.05 or change the fiscal year end of such Loan Party or such Subsidiary unless required to conform to GAAP or approved in writing by the Administrative Agent.

Section 6.11        Organizational Documents.  No Loan Party shall, nor shall it permit any of its Subsidiaries (including any Unrestricted Subsidiaries) to, amend, supplement, modify or restate their articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents where such amendment, supplement, modification or restatement would be materially adverse to the Lenders.

Section 6.12      Use of Proceeds; Letters of Credit.  No Loan Party shall, nor shall it permit any Restricted Subsidiary to, permit the proceeds of any Advance, Swingline Loan or Letters of Credit to be used for any purpose other than those permitted by Section 5.10.  No Loan Party shall, nor shall it permit any Restricted Subsidiary to, engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board).  No Loan Party nor any Person acting on behalf of any Loan Party has taken or shall take, or shall permit any of such Loan Party’s Restricted Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X issued by the Federal Reserve Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, including without limitation, the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X issued by the Federal Reserve Board.

Section 6.13      Maximum Total Leverage Ratio.  As of the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2021, the Borrowers shall not permit the Total Leverage Ratio, determined on a consolidated basis for the Consolidated Parties, to be greater than: (a) 3.00 to 1.00 commencing with the fiscal quarter ending June 30, 2021 through and including the fiscal quarter ending December 31, 2021; (ii) 2.75 to 1.00 commencing with the fiscal quarter ending March 31, 2022 through and including the fiscal quarter ending December 31, 2022; and (iii) 2.50 to 1.00 commencing with the fiscal quarter ending March 31, 2023 and for each fiscal quarter thereafter.

Section 6.14        Minimum Debt Service Coverage Ratio.  As of the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2021, the Borrowers shall not permit the Debt Service Coverage Ratio, determined on a consolidated basis for the Consolidated Parties, to be less than 2.00 to 1.00.

Section 6.15        Unrestricted Subsidiaries.

(a)          The Loan Parties shall not permit any Unrestricted Subsidiary to:

(i)          incur, create, assume, suffer to exist, or in any manner become liable in respect of, any Debt for borrowed money;

(ii)         grant, convey, create or impose any Lien on such Unrestricted Subsidiary’s Property;

(iii)       own, directly or indirectly, any Equity Interests of any Loan Party or any Restricted Subsidiary, and no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Debt of any Loan Party or any Restricted Subsidiary;

(iv)        make any Asset Disposition; provided, however, that an Unrestricted Subsidiary shall be permitted to make an Asset Disposition so long as the Net Proceeds thereof are distributed to the Loan Parties or reinvested in the business of such Unrestricted Subsidiary, in each case, within 180 days of such Asset Disposition;

(v)         merge, dissolve, liquidate or consolidate with or into any other Person; provided that, so long as no Default or Event of Default exists or would result therefrom, any Unrestricted Subsidiary may merge with any Loan Party, so long as the Loan Party shall be the continuing or surviving Person; or

(vi)      create, incur, assume, or permit to exist any contract, agreement or understanding which in any way prohibits or restricts such Unrestricted Subsidiary from the declaration or making of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Unrestricted Subsidiary to any Loan Party or which requires the consent of or notice to other Persons in connection therewith.

(b)        The Loan Parties and Restricted Subsidiaries (i) shall not guarantee or otherwise incur any direct or indirect obligation for any obligation or liability of any Unrestricted Subsidiary other than the Permitted Regulated Subsidiary Guarantees, and (ii) shall not undertake to maintain or preserve any Unrestricted Subsidiary’s financial condition or cause any Unrestricted Subsidiary to achieve any specified level of operating results.

Section 6.16       Deposit Accounts.  Subject to Section 5.18, no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, open or maintain any Deposit Accounts except for (a) Deposit Accounts with Wells Fargo; (b) Deposit Accounts which are subject to Account Control Agreements; (c) Excluded Accounts; and (d) Deposit Accounts with aggregate balances of less than $50,000.

Section 6.17        Limitation on Hedging.  No Loan Party shall, nor shall it permit any of its Subsidiaries to:

(a)         purchase, assume, or hold a speculative position in any commodities market or futures market, or enter into any Hedge Contract for speculative purposes;

(b)          be party to or otherwise enter into any Hedge Contract that results in a net call position;

(c)          be party to or otherwise enter into any Hedge Contract that (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions or casualty risks related to such Loan Party’s or its Subsidiaries’ operations, (ii) obligates the Loan Parties or their Subsidiaries to any margin call requirements including any requirement to post cash, property collateral or a letter of credit, or to grant any Liens not permitted under this Agreement, or (iii) is not with a Swap Counterparty;

(d)         permit any Regulated Subsidiary to be a party or otherwise enter into any Hedge Contract; provided, that any Loan Party may enter into Hedge Contracts with notional amounts based upon volumes, amounts or positions of a Regulated Subsidiary to the extent permitted hereunder;

(e)          be party to or otherwise enter into any Hedge Contract that includes any deferred premium payments associated with such Hedge Contracts; or

(f)          be party to or otherwise enter into any Hedge Contract with any Person other than:

(i)       Hedge Contracts of a Borrower or any Restricted Subsidiary with a Swap Counterparty with respect to interest rates payable by a Borrower or any Restricted Subsidiary, the notional amounts of which (when aggregated with all other interest rate Hedge Contracts of the Consolidated Parties (then in effect) do not exceed 75% of the then outstanding principal amount of the Borrowers’ aggregate Debt for borrowed money, and

(ii)       Hedge Contracts of a Borrower or a Restricted Subsidiary with a Swap Counterparty intended to mitigate the risk of the price fluctuations of crude oil consisting of swaps, basis swaps, collars, or put contracts, the term of which does not exceed 60 months, on a rolling basis, and the notional volumes of which do not exceed (x) 75% of the Projected PLA Volumes during the period from the Closing Date through the third anniversary of the Closing Date, and (y) 50% of the Projected PLA Volumes for the remainder of the term, thereafter, in each case, as reflected in the projections most recently delivered pursuant to Section 5.01(h); provided that the foregoing restrictions shall not apply to put contracts (without a corresponding call obligation), which the Borrowers shall be free to enter into without limit.

Notwithstanding anything in this Section 6.17 to the contrary, the Borrowers’ maintenance of Hedge Contracts or hedge positions in violation of section (f) above shall not per se cause a Default or an Event of Default if (i) the Borrowers were in compliance with the requirements of this Section 6.17 at the time such Hedge Contract or hedge position was entered into, and (ii) after the time of entering into such Hedge Contract or hedge position, a decrease in the Projected PLA Volume resulting from one or more Extended PLA Volume Changes causes the Borrowers to no longer be in compliance with Section 6.17 and such non-compliance lasts for a period of no longer than thirty days. For the avoidance of doubt, maintenance of a Hedge Contract or hedge position in violation of section (f) above shall not per se cause a Default or an Event of Default if (i) the Borrowers were in compliance with the requirements of this Section 6.17 at the time such Hedge Contract or hedge position was entered into and (ii) any decrease in the Projected PLA Volume did not result from an Extended PLA Volume Change.

Section 6.18          Holdings and MoGas HoldCo.

(a)          Holdings shall not engage in any operating or business activities other than (a) direct or indirect ownership of the Equity Interests in (i) the other Loan Parties and any of their Subsidiaries, and (ii) prior to the consummation of the EmployerCo Contribution, Midstream I  and Midstream Services, and (b) activities incidental to maintenance of its corporate existence and the corporate existence of the other Persons described in clause (a) and the management of the businesses of each of the Persons described in clause (a).

(b)          MoGas HoldCo:

(i)       shall not engage in any operating or business activities other than (a) direct or indirect ownership of its interest in the Permitted Intercompany Debt, (b) activities incidental to maintenance of its corporate existence and the management of the Permitted Intercompany Debt; and

(ii)        shall not (1) take any action that could reasonably be expected to result in MoGas HoldCo ceasing to be a Special Purpose Entity or (2) amend, modify, waive, revoke or terminate any provision of the MoGas HoldCo Operating Agreement.

Section 6.19       Modification of Material Contracts.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise modify any Material Contracts, in each case in a manner that is materially adverse to the Borrowers and their Subsidiaries, the Administrative Agent, or the Lenders, without the prior written consent of the Administrative Agent.

Section 6.20        Anti-Terrorism Laws; Anti-Money Laundering; Patriot Act; FCPA.

(a)         No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i)  conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Targeted Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Laws or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, the Patriot Act, the FCPA or any other Legal Requirement referenced in Section 4.26(a) (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).

(b)         No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit any of the funds that are used to repay the Advances, Swingline Loans or Letter of Credit Obligations to be derived from any unlawful activity with the result that the making of the Advances or Swingline Loans or issuance of the Letters of Credit would be in violation of any Legal Requirement.

Section 6.21       Targeted Persons.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit (a) any of the funds or properties thereof that are used to repay the Advances, Swingline Loans or Letter of Credit Obligations to constitute property of, or be beneficially owned directly or indirectly by, any Targeted Person or (b) any Targeted Person to have any direct or indirect interest, of any nature whatsoever in any Loan Party or any Subsidiary, with the result that the investment therein (whether directly or indirectly) is prohibited by a Legal Requirement or the Advances, Swingline Loans or Letters of Credit are in violation of a Legal Requirement.

ARTICLE VII
EVENTS OF DEFAULT; REMEDIES

Section 7.01        Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)         Payment.  Any Loan Party shall fail to pay (i) any principal of any Advance (including any mandatory prepayment) or any Swingline Loan or reimburse any drawing under any Letter of Credit when the same becomes due and payable, or (ii) any interest on the Advances, any Swingline Loan or any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document within five (5) Business Days after the same becomes due and payable;

(b)        Representation and Warranties.  Any representation or statement made or deemed to be made by a Borrower, any other Loan Party in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c)         Covenant Breaches.  Any Loan Party shall (i) fail to (x) perform or observe or (y) cause any Subsidiary to cause to perform or observe, in each case, any covenant contained in Sections 5.01, 5.02(a), 5.04, 5.05, 5.11, 5.12, 5.17, and Article VI of this Agreement or (ii) fail to (x) perform or observe or (y) cause any Subsidiary to cause to perform or observe, in each case, any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for thirty (30) days following the earlier of (A) notice thereof from the Administrative Agent or (B) knowledge thereof by a Responsible Officer of any Loan Party;

(d)       Cross-Defaults.  (i) Any Loan Party or any Subsidiary shall fail to pay any principal of or premium or interest on any of its Debt which, individually or in the aggregate, is outstanding in a principal amount of at least $2,500,000 (but excluding Debt evidenced by the Advances or Swingline Loans) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $2,500,000 individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Advances or Swingline Loans), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iv) there occurs under any Hedge Contract an Early Termination Date (as defined in such Hedge Contract) resulting from (A) an event of default under such Hedge Contract as to which a Borrower or a Subsidiary thereof is the Defaulting Party (as defined in such Hedge Contract) or (B) any Termination Event (as so defined) under such Hedge Contract as to which a Borrower or a Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than $2,500,000, provided that, for purposes of this Section 7.01(d)(iv), the “principal amount” of the obligations in respect of any Hedge Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedge Contracts were terminated at such time;

(e)          Insolvency.  Any Loan Party or any Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of sixty (60) days or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction;

(f)          Judgments.  Any final judgment, decree or order for the payment of money shall be rendered against any Loan Party or any Subsidiary in an amount in excess of $2,000,000 (to the extent not covered by third-party insurance) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)          ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower or any other Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000;

(h)        Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(i)         Security Instruments.  One or more Security Instruments shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in Collateral with an aggregate fair value in excess of $1,000,000 purported to be covered thereby, or the security interest in such Collateral shall for any reason cease to be a perfected first priority security instrument (subject only to Liens securing any Permitted Intercompany Debt and other Permitted Liens), except as a result of an Asset Disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(j)           Change of Control.  A Change of Control shall have occurred; or

(k)          Material Adverse Change.  Any Material Adverse Change occurs.

Section 7.02       Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

(a)         the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower Representative, declare the Commitments and the obligation of each Lender, the Swingline Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and Swingline Loans and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower Representative, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrowers;

(b)         the Borrowers shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, Cash Collateralize an amount of cash in Dollars equal to the Minimum Collateral Amount as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c)         the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, this Agreement, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.03        Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(a)        (i) the Commitments and the obligation of each Lender, the Swingline Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and Swingline Loans and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrowers;

(b)         the Borrowers shall Cash Collateralize an amount of cash in Dollars equal to the Minimum Collateral Amount as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c)         the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, this Agreement, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.04       Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Swingline Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Swingline Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender, the Swingline Lender, the Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swingline Lender, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Swingline Lender, the Issuing Bank and their respective Affiliates under this Section 7.04 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender, the Swingline Lender and the Issuing Bank agrees to notify the Borrower Representative and the

Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.05      Non-exclusivity of Remedies.  No remedy conferred upon the Administrative Agent, the Swingline Lender, the Issuing Bank or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06      Application of Proceeds.  From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent or the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with any Loan Party which secures any of the Obligations, shall be applied in the following order:

(a)         First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, by the Administrative Agent and its agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which the Administrative Agent or any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

(b)         Second, to the ratable payment of accrued but unpaid fees of the Administrative Agent, commitment fees, letter of credit fees, and fronting fees owing to the Administrative Agent, the Swingline Lender, the Issuing Bank, and the Lenders in respect of the Advances, Swingline Loans and Letters of Credit under this Agreement;

(c)        Third, to the payment of all accrued interest constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

(d)          Fourth, to the payment of any then due and owing principal constituting part of the Credit Agreement Obligations, any then due and owing Swap Obligations, or any then due and owing Banking Services Obligations (the amounts so applied to be distributed ratably among the Lenders, the Swingline Lender, Swap Counterparties or Banking Service Providers pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution), and applied to make distributions by the Administrative Agent to pay such amounts, pro rata to the Lenders, the Swingline Lender, Swap Counterparties and Banking Service Providers, as applicable;

(e)        Fifth, to the payment of any then due and owing other amounts constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders and the Swingline Lender (and with respect to Swap Obligations and Banking Services Obligations, Swap Counterparties or Banking Service Providers, as applicable) pro rata in accordance with such amounts owed to them on the date of any such distribution), and applied to make distributions by the Administrative Agent to pay such amounts, pro rata to the Lenders, the Swingline Lender, Swap Counterparties and Banking Service Providers, as applicable; and

(f)          Sixth, any excess shall be paid to the Borrowers or any other Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.

Section 7.07        Equity Cure.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event that the Borrowers fail to comply with the Financial Covenants, then until the expiration of the 15th Business Day subsequent to the date the Compliance Certificate for calculating such Financial Covenants is required to be delivered pursuant to Section 5.01(c) (the “Cure Deadline”), the Borrowers shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds from an issuance of common Equity Interests or other “qualified” equity having terms reasonably acceptable to Administrative Agent as a cash capital contribution, and upon receipt by any Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Covenants shall be recalculated giving effect to the following pro forma adjustments:

(a)          Consolidated EBITDA, or when applicable, Annualized Consolidated EBITDA (in each case to the extent relevant in a Financial Covenant with respect to which the Borrowers have failed to comply) shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Financial Covenants with respect to any measurement period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b)         if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the Financial Covenants, the Borrowers shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (A) in each fiscal year of the Borrowers there shall be at least two fiscal quarters in which no Cure Right is exercised by any Borrower, (B) Cure Rights shall not be exercised more than three times during the term of this Agreement, (C) each Cure Amount shall be no greater than the amount required to cause the Borrowers to be in compliance with the Financial Covenants, (D) all Cure Amounts shall be counted solely for purposes of the Financial Covenants and shall not be included for the purposes of determining pricing or the availability or amount of any covenant baskets or carve-outs under the Loan Documents other than for determining compliance with the Financial Covenants and (E) for purposes of calculating the Financial Covenants for the fiscal quarter for which the Cure Right has been exercised, there shall be no pro forma or other reduction of Debt with the Cure Amount.

ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE ISSUING BANK

Section 8.01      Appointment and Authority.  Each of the Lenders, the Swingline Lender and the Issuing Bank hereby irrevocably (subject to Section 8.06) appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders, the Swingline Lender and the

Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  Each of the Secured Parties hereby acknowledges and confirms their agreement that the Administrative Agent is subject to certain Security Instruments as trustee for and on behalf of the Lenders or the terms of the declaration of trust and other terms and conditions set forth in the applicable Security Instruments.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03        Exculpatory Provisions.

(a)          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by any Loan Party, a Lender, the Swingline Lender or the Issuing Bank.

(c)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04      Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance or Swingline Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swingline Lender or the Issuing Bank prior to the making of such Advance or Swingline Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and

any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06        Resignation of the Administrative Agent.

(a)         The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swingline Lender, the Issuing Bank and the Borrower Representative.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a Lender with an office in New York, or an Affiliate of any such Lender with an office in New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, the Swingline Lender and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower Representative and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Swingline Lender or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swingline Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.

After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Sections 9.04 and 9.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.  Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section 8.06 shall also constitute its resignation as an Issuing Bank and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and Issuing Bank, (B) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (C) the successor Swingline Lender and Issuing Bank shall issue swingline loans and letters of credit in substitution for the Swingline Loans and the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Swingline Loans and Letters of Credit.

Section 8.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08        Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders severally agree to indemnify upon demand the Administrative Agent, the Swingline Lender, the Issuing Bank and each Related Party of any of the foregoing (to the extent not reimbursed by the Loan Parties), according to their respective Pro Rata Shares, and hold harmless such Indemnitee from and against any and all Indemnified Liabilities in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee; provided, however that no Lender shall be liable for the payment to such Indemnitee for any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.08.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, the Swingline Lender and the Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel) incurred by the Administrative Agent, the Swingline Lender or the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that the Administrative Agent, the Swingline Lender or the Issuing Bank is not reimbursed for such by the Loan Parties.  The undertaking in this Section 8.08 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 8.09        Collateral and Guaranty Matters.

(a)         The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i)        to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon Security Termination, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (C) constituting property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter, (D) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed, (E) consisting of an instrument or other possessory collateral evidencing Debt or other obligations pledged to the Administrative Agent (for the benefit of the Secured Parties), if the Debt or obligations evidenced thereby has been paid in full or otherwise superseded, or (F) subject to Section 9.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii)       to release any Guarantor from its obligations under its Guaranty Agreement if such Person ceases to be a Loan Party as a result of a transaction permitted hereunder;

(iii)      to deliver instruments of assurance confirming the non-existence of any Lien under the Loan Documents with respect to assets of the Loan Parties described in Section 6.01(b) that are excluded from the Collateral;

(iv)       to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments;

(v)       to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in paragraph (a)(i) hereof; and

(vi)       to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.

(b)          Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.09.

(c)          Each Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, with full authority to, after the occurrence and during the continuance of an Event of Default, act for such Person and in the name of such Person to, in the Administrative Agent’s discretion upon the occurrence and during the continuance of an Event of Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral and (v) if any Loan Party fails to perform any covenant contained in this Agreement or the other Security Instruments after the expiration of any applicable grace periods, the Administrative Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 9.04.  The power of attorney granted hereby is coupled with an interest and is irrevocable.

(d)        The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(e)          The powers conferred on the Administrative Agent under this Agreement and the other Security Instruments are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Beyond the safe custody thereof, the Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.  Neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by the Borrower Representative or selected by the Administrative Agent in good faith.

Section 8.10       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance, Swingline Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Swingline Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swingline Lender, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swingline Lender, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swingline Lender, the Issuing Bank and the Administrative Agent under Sections 2.07, 9.04 and 9.05) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07, 9.04 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Swingline Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender, the Swingline Lender or the Issuing Bank in any such proceeding.

Section 8.11       Banking Services Obligations and Swap Obligations.  No Banking Services Provider or Swap Counterparty that obtains the benefits of Section 7.06, any Guaranty Agreement or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Banking Services Obligations and Swap Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Providers or Swap Counterparty, as the case may be.

Section 8.12      No Other Duties.  Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the Issuing Bank.

ARTICLE IX
MISCELLANEOUS

Section 9.01        Amendments, Etc.

(a)         No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrowers (or other Loan Party, as applicable), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and no amendment or waiver of any provision of any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrowers (or other Loan Party, as applicable), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i)        extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02) without the written consent of such Lender;

(ii)        postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii)       reduce the principal of, or the rate of interest specified herein (other than the reduction or waiver of the applicability of any post-default increase or any change of a financial term not for the purpose of reducing the rate of interest specified herein) on, any Advance, Swingline Loan or Reimbursement Obligation, or (subject to clause (d) of the first proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document without the prior written consent of each Lender directly affected thereby;

(iv)       change Section 2.10 or any other provision of this Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v)        change any provision of this Section 9.01, or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(vi)      release any Borrower or any other Loan Party from its obligations under this Agreement or any other Loan Document, other than the release of a Guarantor pursuant to an Asset Disposition permitted hereunder;

(vii)       release all or any substantial portion of the Collateral without the written consent of each Lender; provided, however, that any Collateral may be released if it is sold or transferred as permitted hereunder;

(viii)     change any provision of this Agreement requiring Lenders to hold pro rata interests in, or that requires any pro rata funding or increases of, the Revolving Advances, Term Advances, Revolving Commitments or Term Commitments without the written consent of each Lender;

and, provided further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it, (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (C) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement, (D) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (E) the Administrative Agent (and, if applicable, the Borrowers) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.18(c) in accordance with the terms of Section 2.18(c).

(b)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.02        Notices, Effectiveness; Electronic Communication.

(a)       General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address as follows:

(i)        if to a Borrower, the Borrower Representative, any other Loan Party, the Administrative Agent, the Swingline Lender or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on

Schedule I or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)       if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given on the next business day for the recipient) and confirmed received.  Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)          Effectiveness of Facsimile Documents, Electronic Transmission and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission.  The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)          Limited Use of Electronic Mail.  Notices and other communications to the Lenders, the Swingline Lender and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent in its sole discretion, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Bank pursuant to Article II if such Lender, the Swingline Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Loan Parties may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice, e‑mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)          The Platform.

(i)         Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Bank and the other Lenders by posting the Borrower Materials on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)       THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any other Loan Party, any Lender, the Swingline Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, EXCEPT TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AGENT PARTY; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the Swingline Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)          Change of Address, Etc.  Each of the Loan Parties, the Administrative Agent, the Swingline Lender and the Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent, the Swingline Lender and the Issuing Bank.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)          Reliance by Administrative Agent, the Swingline Lender, the Issuing Bank and Lenders.  The Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the Swingline Lender, the Issuing Bank, each Lender and their Related Parties from all losses, costs, expenses And liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower or any other Loan Party.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.03       No Waiver; Cumulative Remedies; Enforcement.  No failure on the part of any Lender, the Swingline Lender, the Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Lenders, the Swingline Lender and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 7.04 (subject to the terms of Section 2.10), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.04        Costs and Expenses.  The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates (including all reasonable fees, expenses, disbursements and other charges of one law firm or other external counsel for the Administrative Agent, the Arranger and their Affiliates (with exceptions for conflicts of interest) and one local law firm or other external counsel for the Administrative Agent, the Arranger and their Affiliates in each relevant jurisdiction and with respect to each relevant specialty), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this

Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by the Swingline Lender in connection with the extension of any Swingline Loan or any demand for payment thereunder, (c) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (d) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Swingline Lender, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Swingline Lender, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights after and during the continuance of an Event of Default (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04, or (ii) in connection with the Advances or Swingline Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances, Swingline Loans or Letters of Credit.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent.  All amounts due under this Section 9.04 shall be payable within ten (10) Business Days after Borrower Representative’s receipt of a reasonably detailed invoice therefor.  The agreements in this Section 9.04 shall survive Security Termination.

Section 9.05       Indemnification.  The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Lender, the Swingline Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including all reasonable fees, expenses, disbursements and other charges of one law firm or other external counsel for all Indemnitees (with exceptions for conflicts of interest) and one local law firm or other external counsel for all Indemnitees in each relevant jurisdiction and with respect to each relevant specialty) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any Loan Document, or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Advance, Swingline Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any action taken or omitted by the Administrative Agent or the Issuing Bank under this Agreement or any other Loan Document (including the Administrative Agent’s and the Issuing Bank’s own negligence), (d) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Borrower, any other Loan Party, or any Environmental Liability related in any way to a Borrower, any other Loan Party, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from any claim brought against such Indemnitee by any other Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or the Arranger, acting in its capacity as such) that is not based on an act or omission by a Borrower or any of its Affiliates, or (ii) to the extent such Environmental Liabilities (a) are incurred solely following foreclosure by the Administrative Agent or following the Administrative Agent or any Lender having become the successor-in-interest to any Loan Party or any Related Person of any Loan Party and (b) are attributable solely to acts of such Indemnitee.

To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, Swingline Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

All amounts due under this Section 9.05 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Swingline Lender and the Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.06        Successors and Assigns.

(a)          Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.06, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any

Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this Section 9.06(b), participations in Swingline Obligations and Letter of Credit Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in paragraph (b)(i)(A) of this Section 9.06, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)        Proportionate Amounts.  Each assignment shall be made as a pro rata assignment of all or part of all the assigning Lender’s rights and obligations under this Agreement and of such assigning Lender’s rights and obligations with respect to such Lender’s Revolving Commitment, Term Commitment, Term Advances and Revolving Advances.

(iii)        Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.06 and, in addition:

(A)         the consent of the Borrowers shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (1) such consent shall not be unreasonably withheld or delayed, unless the proposed assignee or any Affiliate thereof is a participant in the midstream oil transportation industry, in which case consent may be withheld arbitrarily, and (2) in any event the Borrowers shall be deemed to have consented to any such assignment unless the Borrower Representative shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)         the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)       the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under any Swingline Loan (whether or not then outstanding).

(iv)       Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Loan Parties; Defaulting Lenders.  No such assignment shall be made to (x) any Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

(vi)        No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrowers (acting through the Borrower Representative) and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.06.

(c)          Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances, Swingline Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person or a Borrower, any Loan Party, or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Swingline

Obligations and Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (c) and (d) of Section 9.01 that affects such Participant.  Subject to paragraph (e) of this Section 9.06, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.11, Section 2.12 and Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.06.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e)         Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrowers (acting through the Borrower Representative) or to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.13(g) as though it were a Lender (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)         Resignation as Swingline Lender and Issuing Bank after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Advances pursuant to Section 9.06(b), Wells Fargo may, upon thirty (30) days’ notice to the Borrower Representative and the Lenders, resign as Swingline Lender and as Issuing Bank.  In the event of any such resignation as Swingline Lender and Issuing Bank, the Borrowers shall be entitled to appoint from among the Lenders a successor Swingline Lender and Issuing Bank hereunder; provided, however, if an Event of Default shall have occurred and be continuing, the Lenders shall appoint a successor Swingline Lender and Issuing Bank; provided further, however, that no failure by the Borrowers or the Lenders to appoint any such successor shall affect the resignation of Wells Fargo as Swingline Lender and as Issuing Bank.  If Wells Fargo resigns as Swingline Lender and as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Swingline Lender and Issuing Bank hereunder with respect to all Swingline Loans and Letters of Credit outstanding as of the effective date of its resignation as Swingline Lender and Issuing Bank and all Swingline Obligations and Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in unreimbursed amounts of Letters of Credit pursuant to Section 2.06(d)).  Upon the appointment of a successor Swingline Lender and Issuing Bank and the successor Swingline Lender’s and Issuing Bank’s acceptance thereof, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and Issuing Bank, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Swingline Lender and Issuing Bank shall issue swingline loans and letters of credit in substitution for the Swingline Loans and the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Swingline Loans and Letters of Credit.

Section 9.07      Confidentiality.  Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Bank agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction relating to the Borrowers and their obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower, (i) the CUSIP Service Bureau or any similar organization or (ii) any rating agency, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.07 or (y) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries; provided that, in the case of information received from any Loan Party or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Bank acknowledges that (A) the Information may include material non-public information concerning the Loan Parties, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with applicable Legal Requirements, including United States Federal and state securities laws.

Section 9.08        Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)      SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE SWINGLINE LENDER, THE ISSUING BANK OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER

PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, THE SWINGLINE LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST A BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 9.08.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)      SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02 (IN EACH CASE TO THE EXTENT PERMITTED BY APPLICABLE LAW).  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.09    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or in electronic (i.e., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers or any other Loan Party is made to the Administrative Agent, the Swingline Lender, the Issuing Bank or any Lender, or the Administrative Agent, the Swingline Lender, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Swingline Lender, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the Swingline Lender, and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders, the Swingline Lender and the Issuing Bank under clause (b) of the preceding sentence shall survive the termination of this Agreement and Security Termination.

Section 9.12       Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.13       Survival of Representations, Etc.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  All obligations of the Loan Parties provided for in Sections 2.11, 2.12, 2.13, 9.04, 9.05 and 9.07 and all of the obligations of the Lenders in Section 8.08 shall survive any termination of this Agreement and Security Termination.

Section 9.14      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Swingline Lender or the Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.15       Patriot Act.  Each Lender that is subject to the Patriot Act, and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

Section 9.16       Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement and the other Loan Documents in respect of CEA Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.16, or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.16 shall remain in full force and effect until the termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made). Each Qualified ECP Guarantor intends that this Section 9.16 constitute, and this Section 9.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.17        No Advisory or Fiduciary Responsibility.

(a)       In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Arranger, the Lenders, the Swingline Lender and the Issuing Bank, on the other hand, and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger, the Lenders, the Swingline Lender and the Issuing Bank is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their Affiliates, stockholders, creditors or employees or any other Person, (iii) none of Administrative Agent, the Arranger, the Lenders, the Swingline Lender and the Issuing Bank has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arranger or any Lender, the Swingline Lender or Issuing Bank has advised or is currently advising the Loan Parties or any of their Affiliates on other matters) and none of the Administrative Agent, the Arranger, the Lenders, the Swingline Lender and the Issuing Bank has any obligation to the Loan Parties or any of their Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger, the Lenders, the Swingline Lender and the Issuing Bank and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Loan Parties or any of their Affiliates, and none of Administrative Agent, the Arranger, the Lenders, the Swingline Lender and the Issuing Bank has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) Administrative Agent, the Arranger, the Lenders, the Swingline Lender and the Issuing Bank have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)          Each Loan Party acknowledges and agrees that each Lender, the Swingline Lender, the Issuing Bank, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Loan Parties, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Swingline Lender, Issuing Bank, Arranger or Affiliate thereof were not a Lender, Swingline Lender, Issuing Bank, or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities provided for hereunder) and without any duty to account therefor to any other Lender, the Swingline Lender, the Issuing Bank, the Arranger, the Loan Parties or any Affiliate of the foregoing.  Each Lender, the Swingline Lender, the Issuing Bank, the Arranger and any Affiliate thereof may accept fees and other consideration from the Loan Parties or any Affiliate thereof for services in connection with this Agreement, the credit facilities provided for hereunder or otherwise without having to account for the same to any other Lender, the Swingline Lender, the Issuing Bank, the Arranger, the Loan Parties or any Affiliate of the foregoing.

Section 9.18       ORAL AGREEMENTS.  THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 9.19      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.20      Acknowledgement Regarding Any Supported QFC.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.21        Exiting Lenders.  Each Exiting Lender hereby sells, assigns, transfers and conveys to the Lenders hereto, and each of the Lenders hereto hereby purchases and accepts, so much of the aggregate Commitments under (and as defined in), and Advances outstanding under (and as defined in), the Existing Credit Agreement such that, after giving effect to this Agreement (a) such Exiting Lender shall (i) be paid in full in cash for all amounts owing under the Existing Credit Agreement, except to the extent such amounts continue under the Amended and Restated Gulf Credit Agreement, as of the Closing Date as agreed and calculated by such Exiting Lender and the Administrative Agent in accordance with the Existing Credit Agreement, (ii) except to the extent it continues to be a “Lender” under the Amended and Restated Gulf Credit Agreement, cease to be a “Lender” under the Existing Credit Agreement and the “Loan Documents” as defined therein and (iii) except to the extent such rights and obligations continue under the Amended and Restated Gulf Credit Agreement, relinquish its rights and be released from its obligations under the Existing Credit Agreement and the other “Loan Documents” as defined therein (provided that each Exiting Lender shall retain all rights (including without limitation all indemnification rights) that by the express terms of the Existing Credit Agreement survive with respect to Persons who cease to be Lenders under the Loan Documents pursuant to the terms thereof), and (b) the Commitment of each Lender shall be as set forth on Annex  II hereto.  The foregoing assignments, transfers and conveyances are without recourse to such Exiting Lender and without any warranties whatsoever by the Administrative Agent or such Exiting Lender as to title, enforceability, collectability, documentation or freedom from liens or encumbrances, in whole or in part, other than the warranty of such Exiting Lender that it has not previously sold, transferred, conveyed or encumbered such interests.  The assignee Lenders and the Administrative Agent shall make all appropriate adjustments in payments under this Agreement, the “Notes” and the other “Loan Documents” thereunder for periods prior to the adjustment date among themselves.  Each Exiting Lender is executing this Agreement for the sole purpose of evidencing its agreement to this Section 9.21 and Section 9.22 only and for no other purpose and shall have no obligations under this Agreement except as set forth in this Section 9.21 and Section 9.22.

Section 9.22        Release of Liens and Parties.  The Lenders (including the Exiting Lenders) hereby release the Gulf Entities from any and all obligations under this Agreement including, without limitation, the Obligations. All Liens under any Existing Security Instrument on any assets of the Gulf Entities shall remain in effect in accordance with the Amended and Restated Gulf Credit Agreement but shall cease to secure the Obligations on the Closing Date.  The Borrowers and the other Loan Parties hereby acknowledge and agree that they remain liable for the Obligations and the Liens granted by the Borrowers and the other Loan Parties under the Existing Security Instruments to the extent securing the Obligations hereunder and under the other Loan Documents.

Section 9.23          Amendment and Restatement.  It is the intention of the parties hereto that this Agreement amends, restates, supersedes and replaces the Existing Credit Agreement in its entirety (other than that portion of the Existing Credit Agreement which is amended and restated in its entirety by the Amended and Restated Gulf Credit Agreement); provided, that, (a) such amendment and restatement shall operate to renew, amend, modify, and extend all of the rights, duties, liabilities and obligations of the applicable Loan Parties under the Existing Credit Agreement and under the Existing Loan Documents, which rights, duties, liabilities and obligations are hereby renewed, amended, modified and extended, and shall not act as a novation thereof, (b) the Liens granted by any Borrower and each other Loan Party securing the Existing Obligations and the rights, duties, liabilities and obligations of the Loan Parties under (and as defined in) the Existing Credit Agreement and the Existing Loan Documents to which they are a party shall not be extinguished but shall be carried forward and shall secure such Existing Obligations, obligations and liabilities as amended, renewed, extended and restated hereby and (c) the Existing Credit Agreement shall also be amended and restated in its entirety by the Amended and Restated Gulf Credit Agreement.  The parties hereto ratify and confirm each of the Existing Loan Documents entered into prior to the Closing Date (but excluding the Existing Credit Agreement) and agree that such Existing Loan Documents continue to be legal, valid, binding and enforceable in accordance with their terms (except to the extent amended, restated and/or superseded in connection with the transactions contemplated hereby), however, for all matters arising prior to the Closing Date (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Existing Credit Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed.  Each of Holdings and Crimson Operating represents and warrants that, as of the Closing Date, there are no claims or offsets against, or defenses or counterclaims to, its obligations (or the obligations of any Guarantor) under the Existing Credit Agreement or any of the other Existing Loan Documents. The Gulf Entities are executing this Agreement for the sole purpose of evidencing their agreement to Section 9.22 and this Section 9.23 only and for no other purpose and shall have no obligations under this Agreement except as set forth in Section 9.22 and this Section 9.23.

Section 9.24        True-up Advances.  Upon the effectiveness of this Agreement, (a) each Lender who holds Advances in an aggregate amount less than its proportionate share (after giving effect to this amendment and restatement) of all Advances shall advance new Advances which shall be disbursed to the Administrative Agent and used to repay Advances outstanding to each Lender who holds Advances in an aggregate amount greater than its proportionate share of all of the Advances, (b) each Lender’s participation in each Letter of Credit and Swingline Loans shall be automatically adjusted to equal its proportionate share (after giving effect to this amendment and restatement), and (c) such other adjustments shall be made as the Administrative Agent shall specify so that the portion of the Advances, Swingline Loans and Letter of Credit Exposure held by each Lender equals its proportionate share (after giving effect to this amendment and restatement) of the total the portion of the Advances, Swingline Loans and Letter of Credit Exposure held by all of the Lenders.

Section 9.25       Subordination of Liens on Certain Real Property.  Notwithstanding anything to the contrary set forth in any Loan Document or in the real property records in any jurisdiction in which the Mortgages are recorded, the Administrative Agent, on behalf of each Secured Party, agrees that:

(a)         the Liens evidenced by the Mortgages in favor of the Administrative Agent (or its designee) covering real property owned by each of MoGas Pipeline, United Property and Cardinal Pipeline shall at all times be subject and subordinate to the Liens evidenced by the mortgages in favor of MoGas HoldCo covering real property owned by MoGas Pipeline and United Property which secure the Permitted Intercompany Debt; and

(b)         subject to the Security Agreement (and the rights and remedies set forth therein), any and all proceeds realized from the sale, damage, destruction or condemnation of any real property owned by MoGas Pipeline or United Property shall first be applied to the outstanding Permitted Intercompany Debt until paid in full.

[Remainder of this page intentionally left blank.  Signature page follows.]

EXECUTED as of the date first above written.

BORROWERS:

CRIMSON MIDSTREAM OPERATING, LLC

By:	/s/ Robert Waldron
Name:	Robert Waldron
Title:	Chief Financial Officer

CORRIDOR MOGAS, INC.

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	CEO & President

GUARANTORS:

CRIMSON PIPELINE, LLC

By:	/s/ Robert Waldron
Name:	Robert Waldron
Title:	Chief Financial Officer

CARDINAL PIPELINE, L.P.

By:	/s/ Robert Waldron
Name:	Robert Waldron
Title:	Chief Financial Officer

CRIMSON MIDSTREAM HOLDINGS, LLC

By:	/s/ Robert Waldron
Name:	Robert Waldron
Title:	Chief Financial Officer

MOGAS DEBT HOLDCO LLC

By: CorEnergy Infrastructure Trust, Inc., its sole member

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	CEO & President

[Signature Page to Credit Agreement]

MOGAS PIPELINE, LLC

By:	/s/ Rick Kreul
Name:	Rick Kreul
Title:	President

CORENERGY PIPELINE COMPANY, LLC

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	CEO

UNITED PROPERTY SYSTEMS, LLC

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	President

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Jacob Osterman
Name:	Jacob Osterman
Title:	Director

[Signature Page to Credit Agreement]

ISSUING BANK/SWINGLINE LENDER/LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Issuing Bank, Swingline Lender and a Lender

By:	/s/ Jacob Osterman
Name:	Jacob Osterman
Title:	Director

[Signature Page to Credit Agreement]

LENDER:
CITIBANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Thomas Benavides
Thomas Benavides
Director

[Signature Page to Credit Agreement]

LENDER:
SANTANDER BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Puiki Lok
Puiki Lok
Vice President

[Signature Page to Credit Agreement]

LENDER:
BOKF, NA,
as a Lender

By:	/s/ Benjamin H. Adler
Benjamin H. Adler
Senior Vice President

[Signature Page to Credit Agreement]

LENDER:
BBVA USA (f/k/a COMPASS BANK),
as a Lender

By:	/s/ Mark Wolf
Mark H. Wolf
Senior Vice President

[Signature Page to Credit Agreement]

LENDER:
VALLEY REPUBLIC BANK,
as a Lender

By:	/s/ Aytom Salomon
Aytom Salomon
Vice President

[Signature Page to Credit Agreement]

LENDER:
ACADEMY BANK,
as a Lender

By:	/s/ Jeff Willard
Jeff Willard
Vice President

[Signature Page to Credit Agreement]

EXITING LENDER:
JPMORGAN CHASE BANK, N.A.,
as Exiting Lender

By:	/s/ Stephanie Balette
Stephanie Balette
Authorized Officer

[Signature Page to Credit Agreement]

EXITING LENDER:
CAPITAL ONE, NATIONAL ASSOCIATION,
as Exiting Lender

By:	/s/ Christopher Kuna
Christopher Kuna
Senior Director

[Signature Page to Credit Agreement]

EXITING LENDER:
THE BANK OF NOVA SCOTIA,
as Exiting Lender

By:	/s/ Joe Lattanzi
Joe Lattanzi
Managing Director

[Signature Page to Credit Agreement]

EXITING LENDER:
CADENCE BANK, NATIONAL ASSOCIATION,
as Exiting Lender

By:	/s/ David Anderson
David Anderson
Senior Vice President

[Signature Page to Credit Agreement]

EXITING LENDER:
ROYAL BANK OF CANADA,
as Exiting Lender

By:	/s/ Jason S. York
Jason S. York
Authorized Signatory

[Signature Page to Credit Agreement]

SCHEDULE I

NOTICE INFORMATION

Administrative Agent:	Wells Fargo Bank, N.A. 1525 W. WT Harris Blvd. MAC: D1109-019 Charlotte, NC 28262 Attn: Agency Services Fax: (844) 879-5899 Email: agencyservices.requests@wellsfargo.com

Issuing Bank:	Wells Fargo Bank, N.A. 1525 W. WT Harris Blvd. MAC: D1109-019 Charlotte, NC 28262 Attn: Agency Services Fax: (844) 879-5899 Email: agencyservices.requests@wellsfargo.com

Swingline Lender:	Wells Fargo Bank, N.A. 1525 W. WT Harris Blvd. MAC: D1109-019 Charlotte, NC 28262 Attn: Agency Services Fax: (844) 879-5899 Email: agencyservices.requests@wellsfargo.com

Borrowers, Loan Parties:	Crimson Midstream Operating, LLC, as Borrower Representative 1100 Walnut Street, Suite 3350 Kansas City, MO 64106 Attn: Kristin Leitze Phone: 816-399-0997

With a copy to: Husch Blackwell LLP 120 South Riverside Plaza, Suite 2200 Chicago, IL 60606 Attn: Jai Khanna Fax: 312-655-1501 Phone: 312-655-1500

SCHEDULE II

COMMITMENTS

Each of the commitments to lend set forth herein is governed by the terms of the Agreement which provides for, among other things, borrowing limitations which may restrict the Borrowers’ ability to request (and the Lenders’ obligation to provide) Credit Extensions to a maximum amount which is less than the commitments set forth in this Schedule II.

Lenders:	Revolving Commitments	Term Commitments
Wells Fargo Bank, National Association	$15,384,615.36	$24,615,384.64
BBVA USA	$11,538,461.54	$18,461,538.46
BOKF, NA	$7,692,307.70	$12,307,692.30
Academy Bank, N.A.	$3,846,153.85	$6,153,846.15
Citibank, N. A.	$3,846,153.85	$6,153,846.15
Santander Bank, National Association	$3,846,153.85	$6,153,846.15
Valley Republic Bank	$3,846,153.85	$6,153,846.15
Total:	$50,000,000.00	$80,000,000.00